Exhibit 10.1
_________________________________________________________________

AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

dated as of May 30, 2023

among

PARAGON RNG LLC,
as Borrower,

The Guarantors Party Hereto,
as Guarantors,

BANK OF MONTREAL, CHICAGO BRANCH, INVESTEC BANK PLC and COMERICA BANK,
as Lenders,

The LC Issuers and Other Lenders
From Time to Time Party Hereto,

BANK OF MONTREAL, CHICAGO BRANCH,
as Administrative Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

and

BMO CAPITAL MARKETS CORP., INVESTEC INC., and COMERICA BANK
as Joint Lead Arrangers

and acknowledged and accepted by

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Depositary Agent

Senior Secured Credit Facilities
$85,000,000 Delayed Draw Term Loan Facility
$10,000,000 DSR Loan Facility
_________________________________________________________________

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS    1
1.1    Defined Terms    1
1.2    Rates    45
1.3    Other Definitional Provisions    46
1.4    Accounting Terms    47
1.5    Rounding    47
1.6    Times of Day    48
1.7    Interest Rates    48
ARTICLE 2 THE CREDIT FACILITIES.    48
2.1    Loan Facilities    48
2.2    LC Facility    59
2.3    Incremental Term Loan Facilities    66
2.4    Fees.    69
2.5    LC Fees    69
2.6    Total Commitments    69
2.7    Other Payment Terms    71
2.8    Pro Rata Treatment    77
2.9    Change of Circumstances    78
2.10    Losses    82
2.11    Alternate Office; Minimization of Costs    82
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    84
3.1    Organization, Powers, Compliance    84
3.2    Equity Interests, Subsidiaries, Fiscal Year    85
3.3    Authorization, Absence of Conflicts    85
3.4    Binding Obligations    86
3.5    Financial Condition and Statements; Projections    86
3.6    Taxes    87
3.7    Title to Properties    87
3.8    Proceedings    87
3.9    Labor Disputes; Collective Bargaining Agreements    88
3.10    Material Project Documents; Applicable Permits    88
3.11    Intangible Assets    90
3.12    Condition of Assets and Sites    90
3.13    No Defaults, Compliance With Laws    90
3.14    Not Used    91
3.15    Not an Investment Company    91
3.16    Use of Proceeds; Margin    91
3.17    Disclosure    91
3.18    Burdensome Provisions    92
3.19    ERISA    92
3.20    Environmental Matters    92
3.21    Location of Offices and Collateral    93
3.22    Deposit, Securities and Commodities Accounts    93
3.23    Foreign Assets Control Regulations    93
3.24    Anti-Money Laundering Laws; Anti-Corruption    93
3.25    Equator Principles    94
3.26    Affected Financial Institutions    94
3.27    Qualified ECP Guarantor    94
i

3.28    Energy Regulatory Status    94
ARTICLE 4 CONDITIONS PRECEDENT    95
4.1    Conditions Precedent to Closing    95
4.2    Conditions Precedent to Funding of the Initial Borrowing    98
4.3    Conditions Precedent to the Inclusion of Each Incremental Project    100
4.4    Conditions Precedent to the Funding of the Initial Borrowing for Each Incremental Project    103
4.5    Conditions Precedent to the Funding of Each Borrowing of Term Loans    103
4.6    Conditions Precedent to Each DSR Credit Event    105
4.7    Conditions Precedent to Term Conversion    105
ARTICLE 5 AFFIRMATIVE COVENANTS    108
5.1    Existence, Properties    108
5.2    Payment of Indebtedness, Taxes    109
5.3    Financial Statements, Reports, Etc.    109
5.4    Notices    112
5.5    Not Used    113
5.6    Books and Records; Inspection; Audits    113
5.7    Insurance    114
5.8    Compliance with Laws Generally    114
5.9    Compliance with Environmental Laws    114
5.10    Use of Proceeds    114
5.11    Maintenance of Depositary Accounts    115
5.12    Interest Rate Secured Hedge Agreements    115
5.13    Preservation of Rights and Security    116
5.14    Construction, Performance Tests and Final Completion    116
5.15    Operation and Maintenance of Projects; Annual Operating Budgets    117
5.16    FERC Jurisdiction    117
5.17    Equator Principles    117
ARTICLE 6 NEGATIVE COVENANTS    118
6.1    Indebtedness    118
6.2    Liens    119
6.3    Priority    120
6.4    Contingent Liabilities    120
6.5    Merger and Consolidation; Acquisition and Disposition of Assets    121
6.6    Investments    121
6.7    Change in Nature of Business    122
6.8    Transactions with Affiliates    122
6.9    Restricted Payments    122
6.10    Burdensome Agreements    124
6.11    Local Accounts; Environmental Credits    124
6.12    Formation or Acquisition of Subsidiaries    124
6.13    Change in Fiscal Dates or Accounting Practices    124
6.14    Foreign Assets Control and Anti-Money Laundering Laws    124
6.15    Name Changes, Charter Amendments, Etc.    125
6.16    Debt Service Coverage Ratio    125
6.17    Not Used.    125
6.18    Capital Expenditures    125
6.19    Hedge Agreements    125
6.20    Amendments to and Termination of Project Documents    125
6.21    Hazardous Substances    126

6.22    ITC Matters.    126
6.23    Construction Budget Contingency; Change Orders    127
6.24    Performance Tests; Substantial Completion    127
6.25    Energy Regulatory Status    128
ARTICLE 7 EVENTS OF DEFAULT    128
7.1    Events of Default    128
7.2    Waivers    132
7.3    Allocation of Payments After Event of Default    132
7.4    Remedies Upon Event of Default    134
7.5    Determination of an Event of Default    134
ARTICLE 8 GUARANTY    135
8.1    Guaranty of the Obligations    135
8.2    Contribution by Guarantors    136
8.3    Payment by Guarantors    136
8.4    Liability of Guarantors Absolute    137
8.5    Waivers by Guarantors    139
8.6    Guarantors’ Rights of Subrogation, Contribution, Etc.    139
8.7    Subordination of Other Obligations    140
8.8    Continuing Guaranty    140
8.9    Authority of Guarantors or the Borrower    140
8.10    Financial Condition of Borrower    140
8.11    Bankruptcy, Etc.    141
8.12    Discharge of Guaranty Upon Sale of Guarantor    141
8.13    Keepwell    141
ARTICLE 9 AGENT    142
9.1    Appointment and Authorization    142
9.2    Rights as a Lender    143
9.3    Exculpatory Provisions    143
9.4    Reliance by the Agent    144
9.5    Delegation of Duties    144
9.6    Resignation of Administrative Agent or Collateral Agent    144
9.7    Non-Reliance on the Administrative Agent and the Other Lenders    146
9.8    No Other Duties, Etc.    147
9.9    Administrative Agent May File Proofs of Claim; Credit Bidding    147
9.10    Collateral and Guaranty Matters    148
9.11    Secured Hedge Agreements    149
9.12    Certain ERISA Matters    150
9.13    Additional Collateral Agent Exculpatory Provisions    151
ARTICLE 10 MISCELLANEOUS    152
10.1    Notices; Effectiveness; Electronic Communications    152
10.2    Expenses, Indemnity    154
10.3    Amendments and Waivers    156
10.4    No Waiver; Cumulative Remedies    158
10.5    ENTIRE AGREEMENT    159
10.6    Survival    159
10.7    Successors and Assigns    159
10.8    Set-off    163
10.9    GOVERNING LAW    163
10.10    JUDICIAL PROCEEDINGS    163
10.11    WAIVER OF JURY TRIAL    164

10.12    Further Assurances    165
10.13    Integration Clause    165
10.14    Severability    165
10.15    Counterparts; Electronic Signatures    165
10.16    Acknowledgements    166
10.17    USA Patriot Act Notice    167
10.18    Waiver of Subrogation    167
10.19    Accord and Satisfaction    167
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    167
10.21    Acknowledgement Regarding Any Supported QFCs    168
10.22    Payment Set Aside    169
10.23    No Advisory or Fiduciary Responsibility    169
10.24    Interest Rate Limitation    169
10.25    Treatment of Certain Information; Confidentiality    170
10.26    Erroneous Payment    171
10.27    Amendment and Restatement; Continuing Security..    174

SCHEDULES

Schedule 2    -    Commitments
Schedule 2-A     -     Allocated Term Loan Commitments
Schedule 3    -    Administrative Agent’s Office; Certain Addresses for Notices
Schedule 3.2(a)    -    Capitalization of Borrower and Project Companies
Schedule 3.2(b)    -    Names, Jurisdictions of Organization and Beneficial Owners of Borrower and Project Companies
Schedule 3.2(c)    -    Direct and Indirect Subsidiaries of Borrower
Schedule 3.10(a)    -     Material Project Documents
Schedule 3.10(c)    -     Applicable Permits
Schedule 3.10(e)    -    Other Permits
Schedule 3.21    -    Location of Offices and Collateral
Schedule 3.22    -    Deposit, Securities and Commodities Account
Schedule 4.2(b)    -     Required Direct Agreements
Schedule 6.2     -    Liens
Schedule 6.6     -    Existing Investments (other than Subsidiaries)
Schedule 6.8     -    Transactions with Affiliates
Schedule 6.12    -    Organizational Chart

EXHIBITS

Exhibit A    -    Form of OPAL Fuels Station Services Acknowledgement
Exhibit B-1    -    Form of Term Note
Exhibit B-2     -    Form of DSR Note
Exhibit B-3    -    Form of DSR Letter of Credit
Exhibit C-1    -    Form of Notice of Borrowing
Exhibit C-2    -    Form of Notice of Term Conversion
Exhibit C-3    -    Form of Notice of Conversion of Loan Type
Exhibit C-4    -    Form of Notice of LC Activity
Exhibit C-5    -    Form of Borrower Completion Certificate
Exhibit C-6     -    Form of Independent Engineer Completion Certificate
Exhibit D    -    Form of Assignment and Assumption
Exhibit E-1    -    U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
Exhibit E-2    -    U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)

Exhibit E-3    -    U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
Exhibit E-4    -    U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
Exhibit F    -    [reserved]
Exhibit G    -    Form of Compliance Certificate
Exhibit H-1    -    Insurance Requirements
Exhibit H-2    -    Form of Insurance Consultant Certificate
Exhibit I    -    Form of Direct Agreement
Exhibit J    -    [reserved]
Exhibit K    -    Form of Equity Commitment Letter

v

AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT
AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT (this “Agreement”), dated as of May 30, 2023 (the “Effective Date”), by and among PARAGON RNG LLC, a Delaware limited liability company (the “Borrower”), the GUARANTORS named on the signature pages hereto, each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), each LC Issuer from time to time party hereto, BANK OF MONTREAL, CHICAGO BRANCH, as Administrative Agent for the Credit Parties (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent for the Secured Parties (in such capacity, together with any successor thereto in such capacity, the “Collateral Agent”), and acknowledged and accepted by WILMINGTON TRUST, NATIONAL ASSOCIATION, as Depositary Agent for the Secured Parties (in such capacity, together with any successor thereto in such capacity, the “Depositary Agent”).
RECITALS
A.    Reference is made to that certain Credit and Guaranty Agreement, dated as of August 4, 2022 (the “Existing Credit Agreement”), by and among OPAL Fuels Intermediate Holdco 2 LLC, a Delaware limited liability company (the “Original Borrower”), the lenders party thereto (the “Existing Lenders”), the issuing banks party thereto, Bank of Montreal, Chicago Branch, as Administrative Agent for the Existing Lenders and Wilmington Trust, National Association, as collateral agent and depositary agent for the Secured Parties under the Existing Credit Agreement.
B.    Each of the Original Borrower and the Borrower has requested that (i) the Original Borrower assign its rights and obligations under the Existing Credit Agreement to Borrower pursuant to the Assignment and Assumption (Borrower), (ii) the Existing Credit Agreement be amended and restated on the Effective Date and (iii) the Lenders and each LC Issuers provide certain loans to and extensions of credit on behalf of the Borrower on and after the Effective Date as provided herein.
C.    The parties hereto have agreed to amend and restate the Existing Credit Agreement on the Effective Date and the Lenders and Issuing Banks have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
D.    In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the Existing Credit Agreement shall be amended and restated in its entirety and the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Credit Provider”: as defined in the Depositary Agreement.
“Additional Project Documents”: each Project Document entered into by, or assigned to, any Obligor or any of its Subsidiaries subsequent to the Closing Date (a) which provides for the payment by such Obligor or Subsidiary, or the provision to such Obligor or Subsidiary of, goods or services with a value in excess of, $750,000 in any calendar year or $3,000,000 for the full term of such Additional Project Document, (b) which provides for termination fees or liquidated damages that could reasonably be expected to exceed $1,000,000

Error! No document variable supplied.

in any calendar year, or (c) the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect; provided that Additional Project Documents shall not include any contract or agreement (i) for the purchase of insurance required by the Loan Documents, (ii) entered into to consummate any (x) purchase, sale, lease, transfer or disposal allowed pursuant to the Loan Documents (including, for the avoidance of doubt, purchases in the ordinary course of business of services having a term of less than one year in accordance with the Annual Operating Budget then in effect) or (y) Permitted Investments or (iii) that provides for, governs, or evidences Permitted Debt (and any related Permitted Liens).
“Adjusted Term SOFR”: for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall never be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent”: as defined in the preamble hereto.
“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire”: an Administrative Questionnaire in substantially the form approved by the Administrative Agent.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender”: any Lender Party having asserted that it is unlawful to make SOFR Advances, as applicable, pursuant to Section 2.9.1.
“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agency Fee Letter”: that certain fee letter dated as of Closing Date by and between the Borrower and the Administrative Agent.
“Agent”: each of Administrative Agent, Collateral Agent and Depositary Agent, as the context may require.
“Agent Parties”: as defined in Section 10.1(c).
“Aggregate Payments”: as defined in Section 8.2.
“Agreement”: this Amended and Restated Credit and Guaranty Agreement, as defined in the preamble.
“Allocated Term Loan Commitment”: for each Project, as of the Closing Date, as specified on Schedule 2-A.
“Amortization Schedule”: with respect to each Quarterly Payment Date beginning with the Quarterly Payment Date at the end of the first full quarter after the Term

Conversion Date, an amount equal to two and one half percent (2.5%) of the aggregate principal amount of the Term Loan Borrowings hereunder through and including Term Conversion Date (prior to giving effect to any repayment or prepayment of the Term Loans on the Term Conversion Date), as amended from time to time.
“Annual Operating Budget”: as defined in Section 4.8(f).
“Anti-Corruption Laws”: laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial); including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws”: as defined in Section 3.24(a).
“Applicable Margin”: with respect to: (i) Base Rate Loans, (a) prior to the earlier of (x) the Term Conversion Date and (y) June 30, 2024, 2.50% per annum; and (b) on and after the earlier of (x) the Term Conversion Date and (y) June 30, 2024, 2.75% per annum, and (ii) for SOFR Advances, (a) prior to the earlier of (x) the Term Conversion Date and (y) June 30, 2024, 3.50% per annum; and (b) on and after the earlier of (x) the Term Conversion Date and (y) June 30, 2024, 3.75% per annum.
“Applicable Permit”: any Permit, including any zoning, land use, environmental or species protection, pollution (including air, water or noise), sanitation, safety, siting or building Permit issued by any Governmental Authority and any Permits required to generate Environmental Credits, including but not limited to, FERC, applicable state Governmental Authorities, U.S. Army Corps of Engineers, U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, U.S. Department of Energy, that is necessary under any applicable Requirement of Law or any of the Operative Documents with respect to any Project to be obtained by or on behalf of any Obligor at such time in light of the stage of development, construction or operation of the applicable Project to construct, test, operate, maintain, repair, lease, own or use such Project as contemplated by the Operative Documents, to deliver fuel to the Project, or for such Obligor or Subsidiary to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Requirements of Law.
“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.7(b)(ii)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Assignment and Assumption (Borrower)” means that certain assignment and assumption agreement, dated as of the Effective Date, by and between Borrower and the Original Borrower.
“Available Amount”: with respect to any Letter of Credit, at any time, the undrawn stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any other agreement or instrument relating thereto, provides for one or more automatic increases in the stated amount thereof, the stated amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (assuming compliance at such time with all conditions to drawing).
“Available Construction Funds”: at any time and without duplication, the sum of (a) amounts in the Construction Accounts (as applicable), (b) the amount of the undisbursed proceeds, if any, of the then-available Term Loan Commitments and (c) undisbursed Loss Proceeds which are available in the Loss Proceeds Account for payment of Project Costs.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.9.6.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Case Projections”: the base case projections of the Obligors’ operating results for the Projects (over a period ending no sooner than December 31, 2032) delivered to the Administrative Agent on the Closing Date titled Paragon RNG_Model_Final_05.25.2023.xlsx, as the same may be adjusted from time to time in accordance with the terms of this Agreement.
“Base Case Projections Re-run”: as of any date, the Base Case Projections, as amended and modified to such date in accordance with Section 4.2(b)(i), are re-run by the Borrower (in form and substance reasonably acceptable to the Required Lenders in consultation with the Independent Engineer) pursuant to Section 7.5 or Section 3.9 of the Depositary Agreement, removing all or a portion, as applicable, of the cash flows associated with the Project that caused the application of Section 7.5 or Section 3.9 of the Depositary Agreement, applying Downside Pricing (or, if lower prices are projected in the most-recent updated forward curve of projected RIN prices delivered pursuant to Section 5.3(l), such lower RIN prices), and updating other assumptions in the Base Case Projections to reflect actual operating results and the latest forward curve for the Term SOFR Reference Rate.
“Base Rate”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate, and (c) the sum of (i) (A) the Adjusted Term SOFR for a one-month tenor plus (B) 1.00%; provided that if the Base Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Base Rate shall be effective on the effective date of any change in such rate.

“Base Rate DSR Loan(s)”: as defined in Section 2.1.2(b)(i).
“Base Rate LC Loan”: an LC Loan that shall bear interest at the rate set forth in Section 2.2.9(a).
“Base Rate Loans”: collectively, the Base Rate Term Loans and the Base Rate LC Loans and the Base Rate DSR Loan.
“Base Rate Term Loan(s)”: as defined in Section 2.1.1(b)(i).
“Base Rate Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.
“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.9.6(a).
“Benchmark Replacement”: with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date”: in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9.6 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.9.6.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate”: as defined in Section 10.21(b).
“Blanket Marketing Certificate”: as defined in Section 3.28(a).
“Borrower”: as defined in the preamble hereto.
“Borrower Materials”: as defined in Section 10.1(b).
“Borrowing”: a borrowing consisting of simultaneous Loans made by the Lenders.
“Borrowing Date”: any day on which the Lenders make Loans to the Borrower hereunder.
“BSA”: as defined in Section 3.24(a).
“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City, New York, London, England, or such other city and state where the Administrative Agent’s Office is located; provided, however, when used in connection with a SOFR Advance, the term

“Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Calculation Period”: each period consisting of four (4) consecutive fiscal quarters of the Borrower, irrespective of whether they are part of the same fiscal year (and, if used with reference to a particular date, such four (4) consecutive fiscal quarter period immediately preceding the immediately preceding Quarterly Payment Date).
“Capital Expenditures”: expenditures made by the Obligors to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements), which, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the Consolidated statement of cash flows of the Borrower (excluding any such expenditures that are paid out of the proceeds of Loss Proceeds or proceeds of asset sales).
“Capital Lease”: any lease of personal property or fixtures, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that the term Capital Lease shall not include real estate leases.
“Cash Collateralize”: in respect of an obligation, provide and pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more LC Issuers, as collateral for LC Exposure or obligations of DSR Lenders to fund participations in respect of LC Exposure, cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents”:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.
“Casualty Event”: as defined in the Depositary Agreement.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control”: (a) Opal Fuels and GFL shall fail to own, directly or indirectly, beneficially and of record, on a fully diluted basis, considered together more than fifty percent (50%) of the issued and outstanding Equity Interests (including the aggregate ordinary voting power and aggregate economic value represented by such issued and outstanding Equity Interests) in the Borrower; (b) each Pledgor shall fail to own, directly or indirectly, beneficially and of record, on a fully diluted basis, fifty percent (50%) of the issued and outstanding Equity Interests (including the aggregate ordinary voting power and aggregate economic value represented by such issued and outstanding Equity Interests) in the Borrower; (c) the Borrower shall fail to (i) own, directly or indirectly, the Equity Interests (including the aggregate ordinary voting power and aggregate economic value represented by such issued and outstanding Equity Interests) in each of the Project Companies that the Borrower owned on the Closing Date or that become a Project Company for purposes of this Agreement any time after the Closing Date or (ii) have the power, directly or indirectly, to direct or cause the direction of the management and policies of each Project Company, except in the case of the preceding clauses (i) and (ii) as permitted by Section 6.5; or (d) a Disqualified Owner shall become a beneficial owner of any voting or economic interest in any Pledgor or any Obligor.
“Class”: (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term Loan Commitments, DSR Loan Commitments or Incremental Term Loan Commitments and (c) when used with respect to Loans, refers to whether such Loans are Term Loans, DSR Loans, LC Loans or Incremental Term Loans.
“Closing Date”: the date on which all the conditions precedent set forth in Section 4.1 shall have been satisfied or waived by the Lenders (in accordance with Section 10.3 of this Agreement), which is the Effective Date.
“Closing Date Total LC Issuer Commitment” has the meaning given in Section 2.2.1.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all assets of the Obligors which secure the Obligations from time to time, including all assets which constitute “Collateral”, as such term is defined in any Security Document; provided that no right, title or interest in any ITC shall be considered Collateral.
“Collateral Agent”: as defined in the preamble hereto.
“Commitment Fees”: as defined in Section 2.4.2(b).

“Commitments”: with respect to an LC Issuer, such LC Issuer’s LC Issuer Commitment, and with respect to each Lender, such Lender’s Term Loan Commitment, DSR Loan Commitment or Incremental Term Loan Commitment (as the context requires).
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code.
“Communication”: this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Authority”: each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission, and similar Governmental Authorities of the United Kingdom and the European Union and its member States.
“Compliance Certificate”: as defined in Section 5.3(c).
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated”: refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries (except to the extent otherwise expressly provided herein) in accordance with GAAP.
“Construction Accounts”: as defined in the Depositary Agreement.
“Construction Budget”: as to any Project, a budget setting forth all expected Project Costs for such Project through Final Completion delivered to the Administrative Agent on the Closing Date pursuant to Section 4.1(a)(xii) and reflected in the Base Case Projections delivered on the Closing Date titled Paragon RNG_Model_Final_05.25.2023.xlsx, and as amended or modified from time to time in accordance with Section 6.23(a).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contributing Guarantors”: as defined in Section 8.2.
“Control”: of a Person means the power to exercise, directly or indirectly, control over the operational decisions, management and policies of such Person, whether through the ownership of voting securities, by contract. The terms “Controlled” has a correlative meanings.
“Control Agreements”: as defined in the Depositary Agreement.

“Corporate Trust Office” means the office of the Collateral Agent or the Depositary Agent, as applicable, at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution of this Agreement is noted in Section 10.1, or such other address as the Collateral Agent or the Depositary Agent, as applicable, may designate from time to time by prior written notice to the Borrower and the Administrative Agent, or the principal corporate trust office of any successor Collateral Agent or Depositary Agent, as applicable, (or such other address as such successor Collateral Agent or Depositary Agent, as applicable, may designate from time to time by written notice to the Borrower and the Administrative Agent).
“Covered Party”: as defined in Section 10.21(a).
“Credit Event”: (a) the making by any Term Lender of any Term Loan and/or (b) any DSR Credit Event, as the context may require.
“Credit Party”: each Agent, Lender and LC Issuer.
“Credit Rating Agency”: a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Date Certain”: June 30, 2024.
“Debt Service”: for any period, the sum of (a) all interest, scheduled fees (including LC Fees and any Commitment Fees) and scheduled principal payable pursuant to Section 3.3(b)(iv)(A) of the Depositary Agreement during such period in respect of the Loans and Commitments, plus (b) (for purposes of calculating the Debt Service Coverage Ratio) any net payments paid by a Project Company during such period pursuant to Secured Hedge Agreements entered into with Permitted Hedge Counterparties less (for purposes of calculating the Debt Service Coverage Ratio) any net payments received a Project Company during such period pursuant to Secured Hedge Agreements entered into with Permitted Hedge Counterparties. For the avoidance of doubt, Debt Service shall not include voluntary or mandatory prepayments pursuant to the Loan Documents (including any Required Target Debt Balance Amortization Payments) or repayment of drawings under any Letter of Credit or repayment of any equity contributions from Opal Fuels or GFL.
“Debt Service Coverage Ratio”: for any Calculation Period, the ratio of (a) Operating Cash Available for Debt Service for such period to (b) Debt Service for such period; provided that if less than four (4) full fiscal quarters have elapsed since the Term Conversion Date, the Calculation Period for the calculation of such ratio shall be the actual period of up to four (4) full fiscal quarters that have occurred after such date.
“Debt Service Reserve Account”: as defined in the Depositary Agreement.
“Debt Service Sizing Parameters”: with respect to a Base Case Model Re-run, minimum Projected Debt Service Coverage Ratios of 1:60:1.00 and average Projected Debt Service Coverage Ratios of 2.40:1.00.
“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: an Event of Default or an event which, with the giving of notice or lapse of time or both, or upon the occurrence of any other contingency, would be an Event of Default.
“Default Rate”: as defined in Section 2.7.3.
“Default Right”: as defined in Section 10.21(b).
“Defaulting Lender”: subject to Section 2.7.6, any Lender that (a) has failed to (i) fund all or any portion of any Loans within two (2) Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7.6) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.
“Depositary Accounts”: as defined in the Depositary Agreement.
“Depositary Agent”: as defined in the preamble hereto.
“Depositary Agreement”: that certain Depositary Agreement, dated as of the Effective Date, by and among Borrower, Administrative Agent, Collateral Agent and Depositary Agent.

“Direct Agreement”: collectively, each consent and agreement with respect to a Material Project Document, to the extent required pursuant to Section 4.2(b)(ix) or Section 4.3(b)(xiv), substantially in the form of Exhibit I, with such modifications as may be reasonably acceptable to Administrative Agent.
“Disclosure Schedules”: the Schedules attached to this Agreement, collectively, as the same may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a) to update disclosures with respect to an Incremental Project.
“Disqualified Owner”: any Person that (a) is, or is an Affiliate of a Person that is, a Sanctioned Person or (b) has been, or is an Affiliate of a Person that has been, convicted of violating any Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, which conviction has not been overturned; provided that, a Person shall be deemed not to be a Disqualified Owner if (i) prior to the date on which such Person first becomes a beneficial owner of economic or voting interests in any Obligor, the Administrative Agent receives all documentation and other written information required under applicable “know your customer” and anti-money laundering rules, regulations and requirements (including the Patriot Act) in respect of such Person and (ii) as of the date such Person first becomes a beneficial owner of economic or voting interests in any Obligor, such Person has certified to the Administrative Agent that none of the foregoing clauses (a) and (b) are applicable to such Person.
“Distribution Suspense Account”: as defined in the Depositary Agreement.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Downside Pricing”: With respect to Renewable Identification Number (RIN) credits, $1.50 per credit; taking into account any forward sales and other Hedge Agreements related thereto as entered into by the applicable Obligor in accordance with the terms of this Agreement (and accounted for at the applicable actual prices thereunder), to the extent the counterparty to any such forward sales and other Hedge Agreement is (i) NextEra Energy Marketing LLC, (ii) Investment Grade or (iii) otherwise reasonably satisfactory to the Required Lenders.
“Drawing Payment”: as to any Letter of Credit, a payment made by the LC Issuer to the beneficiary under such Letter of Credit honoring the beneficiary’s presentation for a drawing thereunder.
“DSR Availability Period”:
(a)with respect to DSR Loans, the period from and including the Term Conversion Date to (and excluding) the earlier of (i) the Maturity Date and (ii) the date of termination of the DSR Loan Commitments pursuant to the provisions of the Agreement; and
(b)with respect to DSR Letters of Credit and LC Loans made in respect of draws under such DSR Letters of Credit, the period from the Closing Date until the earlier of (i) the date that is five (5) Business Days prior to the Maturity Date and (ii) the date of termination of the DSR Loan Commitments pursuant to the provisions of the Agreement.
“DSR Commitment Fee”: as defined in Section 2.4.2(b).
“DSR Credit Event”: as defined in Section 4.77.
“DSR LC Exposure”: with respect to any LC Issuer, at any time, the sum of (a) the aggregate undrawn amount of any Letter of Credit outstanding at such time issued by such

LC Issuer plus (b) the outstanding amount of any LC Reimbursement Obligations owed to such LC Issuer that have not yet been reimbursed by or on behalf of the Borrower at such time.
“DSR Lender”: each Lender identified in Schedule 2 as having a DSR Loan Commitment, and each other person that acquires the rights and obligations of any DSR Lender in accordance with Section 2.2.12.
“DSR Letter of Credit” has the meaning assigned to such term in Section 2.2.3.
“DSR Loan”: a loan made by the DSR Lenders pursuant to Section 2.1.2(a)(i).
“DSR Loan Commitment”: with respect to each DSR Lender, the commitment, if any, of such Lender to make DSR Loans and to acquire participations in Letters of Credit and to make LC Loans, expressed as an amount representing the maximum aggregate amount that such Lender agrees to make available as its DSR Loans and LC Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.6.3 or (b) reduced or increased from time to time pursuant to assignments by or to such DSR Lender pursuant to Section 2.2.12. The initial amount of each DSR Lender’s DSR Loan Commitment and Proportionate Share of the Total DSR Loan Commitment is set forth on Schedule 2, or in the assignment and assumption pursuant to which such DSR Lender shall have assumed its DSR Loan Commitment, as applicable. The initial aggregate amount of all the DSR Lenders’ DSR Loan Commitments is $10,000,000.
“DSR Loan Facility”: the DSR Loan Commitments and the LC Issuer Commitments with respect to Letters of Credit and the extensions of credit made under the Agreement by the LC Issuers with respect to Letters of Credit and the DSR Lenders.
“DSR Note(s)”: as defined in Section 2.1.4.
“DSR Required Balance” has the meaning given in the Depositary Agreement.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” as defined in the preamble hereto.
“Electronic Copy”: as defined in Section 10.15(a).
“Electronic Record” and “Electronic Signature”: have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.7 (subject to such consents, if any, as may be required under Section 10.7).

“Eligible Bank”: individually and collectively, (a) the Administrative Agent in its separate capacity as a depository bank, (b) any Lender and (c) any other bank that is a Federal or state chartered bank or a Federal or state licensed branch of a foreign bank, has assets in excess of $250,000,000 and has (in the case of this clause (c)) executed and delivered to the Administrative Agent a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, covering all Local Accounts it maintains.
“Emerald Project Company”: Emerald RNG LLC, a Delaware limited liability company.
“Emerald RNG Project”: the landfill renewable natural gas development project located in Northville, Michigan, which has a designed capacity of approximately 9,000 SCFM and is owned by the Emerald Project Company.
“Emergency Operating Costs”: those amounts required to be expended for the purchase of goods and services in order to prevent or mitigate an unforeseeable event or circumstances that, in the good faith judgment of Borrower, necessitates the taking of immediate measures to prevent or mitigate injury to Persons or loss of property or environmental contamination.
“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, natural resources such as wetland, flora and fauna, and any other environmental media.
“Environmental Costs”: any and all costs or expenses (including, without limitation, attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of, noncompliance with or liability under any Environmental Laws, releases of Hazardous Substances, or any orders, requirements, demands, or investigations of any Person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.
“Environmental Credits”: any environmental credit, offset, attribute or other entitlement generated under any federal, state, local or other law, including those attributable to biogas resources, renewable natural gas and/or natural gas (including RINs), state low carbon fuel standards (including LCFS), carbon offsets or carbon allowance, in each case to the extent owned by an Obligor, but excluding any Incentives.
“Environmental Laws”: all laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, the environment, pollution, protection, preservation or reclamation of natural resources or the environment, the management, release or threatened release of any Hazardous Substances or to health and safety matters, including the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA” ) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA” ), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA” ), Public Law 99 499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA” ), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA” ), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA” ), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.
“EPC Contractors”: the Persons designated as “EPC Contractors” on Schedule 3.10(a), as may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a).
“EPC Contracts”: the agreements designated as “EPC Contracts” on Schedule 3.10(a), as may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a).
“Equator Principles”: the principles named “Equator Principles” – A financial industry benchmark for determining, assessing and managing social and environmental risk in projects adopted by various financing institutions in July 2020 and effective October 2020, available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator- Principles-July-2020-v2.pdf.
“Equity Commitment Letter”: initially at the initial Borrowing Date for each Initial Project, and upon and following the respective Inclusion Date therefor, for each Incremental Project, collectively, (i) an Equity Commitment Letter, by and between Opal Fuels and the Borrower and (ii) an Equity Commitment Letter, by and between GFL and the Borrower, in each case, in substantially the form attached as Exhibit K.
“Equity Cure”: the contribution of cash by any Pledgor to the Borrower, which is deposited in the Revenue Account and results in the Debt Service Coverage Ratio being equal to or greater than 1.20:1.00 as of the last day of a fiscal quarter. For the avoidance of doubt, cash contributed by any Pledgor to the Borrower and deposited into the Revenue Account for the purpose of effecting an Equity Cure pursuant to Section 6.16 shall be deemed Operating Cash Available for Debt Service for the purposes of calculating the Debt Service Coverage Ratio as of the applicable measurement date.
“Equity Interests”: with respect to any Person, any and all shares, interests, series, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated from time to time thereunder.
“Erroneous Payment”: as defined in Section 10.26(a).
“Erroneous Payment Deficiency Assignment”: as defined in Section 10.26(d).
“Erroneous Payment Impacted Class”: as defined in Section 10.26(d).
“Erroneous Payment Return Deficiency”: as defined in Section 10.26(d).
“Erroneous Payment Subrogation Rights”: as defined in Section 10.26(e).
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 7.1.
“Event of Eminent Domain”: as defined in the Depositary Agreement.
“Excluded Hedge Obligation”: with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the liability of such Guarantor for or the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Guarantor, including under the keepwell provisions in the Guaranty). If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.11.2) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.7.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.7.5 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” as defined in the recitals hereto.
“Existing Lenders” as defined in the recitals hereto.
“Facilities”: the Term Facility, the LC Facility and the DSR Loan Facility, as applicable.
“Fair Share”: as defined in Section 8.2.
“Fair Share Contribution Amount”: as defined in Section 8.2.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate”: for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee”: any fee due to any Agent or any Lender hereunder or under any of the Loan Documents.
“Fee Letter”: (a) the Agency Fee Letter, (b) that certain fee letter dated as of Closing Date by and among Borrower and the Lenders as of the Closing Date and (c) the WTNA Fee Letter.
“FERC” shall mean the Federal Energy Regulatory Commission or any successor thereto.
“Final Completion”: for any Project, the achievement of “Final Completion” under and as defined in the EPC Contract for such Project.
“Final Completion Date”: for any Project, the date that Final Completion is achieved for such Project, as certified by a Responsible Officer of Borrower and confirmed by the Independent Engineer.
“Floor”: a rate of interest equal to 1.00% per annum.
“Former Plan”: any employee benefit plan in respect of which the Borrower or a Commonly Controlled Entity could incur liability because of Section 4069 or Section 4212(c) of ERISA.
“Fortistar”: Fortistar, LLC, a Delaware limited liability company.
“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any LC Issuer, such Defaulting Lender’s Proportionate Share of the outstanding LC Exposure with respect to Letters of Credit issued by such LC Issuer other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Funded Project”: any Project for which the conditions under Sections 4.1 and 4.2 (with respect to any Initial Project) or Sections 4.3 and 4.4 (with respect to any Incremental Project) have been satisfied or waived by the Lenders (or the Required Lenders, as the case may be, in accordance with Section 10.3) and such Project’s initial Borrowing has occurred.
“Funded Project Company”: a Project Company that owns a Funded Project.
“Funding Guarantor”: as defined in Section 8.2.
“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gas Interconnection Agreements”: the agreements designated as “Gas Interconnection Agreements” on Schedule 3.10(a), as the same may be updated in accordance with Section 4.2(b) and from time to time on an Inclusion Date in accordance with Section 4.4(a).
“Gas Supply Agreements”: the agreements designated as “Gas Supply Agreements” on Schedule 3.10(a), as the same may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a).
“GFL” means GFL Renewables LLC, a Delaware limited liability company.
“GFL Parent” means GFL Renewables Paragon LLC, a Delaware limited liability company.
“Governmental Authority”: any nation or government, any state, county, city or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Grantors”: each Pledgor, each Obligor and any other Person that may hereafter join and enter into any Security Document as a grantor of a security interest in any Collateral securing the whole or any part of the Obligations.
“Guaranteed Obligations”: as defined in Section 8.1
“Guarantors”: each of (a) each Project Company, (b) each other Subsidiary of the Borrower that is or becomes a Guarantor or Grantor pursuant to the terms of the Loan Documents (which such Person shall join and enter into this Agreement or another Guaranty as a Guarantor as provided herein), (c) solely with respect to the Secured Hedge Agreements, Borrower, and (c) any other Person that may hereafter join and enter into any Guaranty as a guarantor of the whole or any part of the Obligations.
“Guaranty”: the guaranty set forth in Article 7 and any other guaranty of the Obligations executed by a Guarantor in favor of the Administrative Agent, for the benefit of the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.
“Guaranty Obligation”: of or by any Person shall mean any obligation, contingent or otherwise, of such Person, guaranteeing or entered into for the purpose of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness, and any other contract which, in economic effect, is substantially equivalent to a guarantee; provided, however, that the term “Guaranty Obligation” shall not include endorsements for collection or deposit of instruments in the ordinary course of business.
“Hazardous Substances”: any and all wastes, materials and substances defined or regulated in, or for which standards of conduct or liability are or may be imposed pursuant to, any Environmental Law, including radioactive waste, asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, poly- and per-fluoroalkyl substances, noise, odor, toxic mold, polychlorinated biphenyls, petroleum products and by-products and oil.
“Hedge Agreement”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Breaking Fees”: all termination amounts, costs, fees and expenses incurred by a Project Company in connection with any unwinding, breach or termination of any Secured Hedge Agreement.
“Hedge Obligation”: with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Hedge Termination Payment”: the amount payable to or by a Project Company in connection with an early termination (whether as a result of the occurrence of an event of default or other termination event) of any Secured Hedge Agreement in accordance with the terms thereof, which amount shall be the Hedge Termination Value.
“Hedge Termination Value”: in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent).
“IE Requisition Certificate”: as defined in the Depositary Agreement.
“Impacted Loans”: as defined in Section 2.9.1.
“Incentives”: any tax benefits, tax credits, or other financial incentives, whether federal, state or other, resulting from construction, ownership, operation, maintenance or other use of any Project owned by any Project Company. As to any Project and as between the

Lenders and the Obligors, the applicable Project Company shall retain all rights to all Incentives associated with such Project.
“Inclusion Date”: as defined in Section 4.4.
“Increase Joinder”: as defined in Section 2.3.3.
“Incremental Project”: a renewable energy or renewable natural gas project as may be designated as an Incremental Project from time to time by the Borrower in a written notice to the Administrative Agent and that is acceptable to the Lenders (in their sole discretion).
“Incremental Satisfaction Date”: one or more dates on which the applicable conditions under Sections 2.3 and 4.4 for one of more Incremental Projects are satisfied or waived. “Incremental Term Lender” each Lender identified in Schedule 2 as having an Incremental Term Loan Commitment, and each other person that acquires the rights and obligations of any Incremental Term Lender in accordance with Section 2.3.
“Incremental Term Loan Commitments” with respect to each Incremental Term Lender, the commitment, if any, of such Lender to make Incremental Term Loans, expressed as an amount representing the maximum aggregate amount that such Lender agrees to make available as its Incremental Term Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.6.3 or (b) reduced or increased from time to time pursuant to assignments by or to such Incremental Term Lender pursuant to Section 2.2.12 The initial amount of each Incremental Term Lender’s Incremental Term Loan Commitment and Proportionate Share of the Total Incremental Term Loan Commitment is set forth on Schedule 2, or in the assignment and assumption pursuant to which such Incremental Term Lender shall have assumed its Incremental Term Loan Commitment, as applicable. The initial aggregate amount of all the Incremental Term Lender’s Incremental Term Loan Commitments is $0.
“Incremental Term Loan” a loan made by the Incremental Term Lenders pursuant to Section 2.3.
“Indebtedness”: of any Person at any date, (a) all indebtedness, liabilities and obligations of such Person for borrowed money (including, in the case of the any Obligor, without duplication, indebtedness hereunder), (b) all indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of acceptances (as defined in Section 3-410 of the UCC) issued or created for the account of such Person, (e) the undrawn amount of all letters of credit issued for the account of such Person and (without duplication) all unreimbursed drafts drawn thereunder, (f) all indebtedness of such Person for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) above secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (h) all Guaranty Obligations of such Person, in each case determined as at such date, without duplication and in accordance with GAAP and (i) all net obligations of such Person under any Hedge Agreements (which, on any date, shall be deemed to be the Hedge Termination Value thereof as of such date). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such partnership Indebtedness is without recourse to such general partner. The term “Indebtedness”, when used with respect to any Person, shall include all liabilities and obligations of such Person in respect of any of the items specified above, irrespective of whether GAAP requires that such liabilities and obligations be reported as indebtedness on such Person’s financial statements or whether such Person actually reports such liabilities and obligations as indebtedness on its financial statements.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee”: as defined in Section 10.2(b).
“Independent Engineer”: Luminate, LLC or another engineering consultant reasonably acceptable to the Lenders.
“Independent Engineer Report”: the report entitled “Emerald Renewable Natural Gas Production Facility Independent Engineer’s Report”, dated as of May 12, 2023, and delivered by the Independent Engineer, including all exhibits, appendices and any other attachments.
“Information”: as defined in Section 10.25.
“Initial Projects”: the Sapphire RNG Project and the Emerald RNG Project.
“Insurance Consultant”: Moore-McNeil, LLC, or another insurance consultant reasonably acceptable to the Lenders.
“Insurance Consultant Report”: a report delivered by the Insurance Consultant, including all exhibits, appendices and any other attachments thereto, in form and substance reasonably acceptable to each of the Lenders.
“Insurance Proceeds”: as defined in the Depositary Agreement.
“Interest Expense”: with respect to any period for any Person, the sum of (a) the aggregate amount of interest payable by such Person during such period (determined in accordance with GAAP) in respect of its Indebtedness (including interest payable hereunder and imputed interest under Capital Leases, but excluding interest paid in kind), plus (or minus, as applicable) (b) the net amounts payable (or receivable) pursuant to the Secured Hedge Agreements (other than interest, termination or unwind payments thereunder) accrued during such period, in each case whether or not actually paid or received.
“Interest Period”: in connection with a SOFR Advance, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Advance and ending one (1) month , three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion of Loan Type, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such SOFR Advance and ending one (1) month or three (3) months thereafter, as selected by the Borrower in a Notice of Conversion of Loan Type in accordance with Section 2.1.6; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)if any Interest Period would otherwise end on a day that is not a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding U.S. Government Securities Business Day;

(ii)any Interest Period that begins on the last U.S. Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last U.S. Government Securities Business Day of a calendar month;
(iii)no Interest Period shall extend beyond the Maturity Date; and
(iv)no tenor that has been removed from this definition pursuant to Section 2.9.6 shall be available for specification in such any Notice of Borrowing or Notice of Term Conversion;
provided, further, that for purposes of this definition, each “U.S. Government Securities Business Day” shall exclude any day that is not also a Business Day.
“Interest Rate Hedge”: any Hedge Agreement entered into by a Project Company in the ordinary course of business and not for speculative purposes in order to effectively hedge interest rate exposure through a cap, collar, option, swap, swaption or other exchange of interest rates (from floating to fixed rates) with respect to any interest-bearing liability or investment of the Borrower.
“Investment Grade”: with respect to any Person, that such Person has a rating of at least BBB- by S&P and at least Baa3 by Moody’s for its unsecured long-term senior debt obligations (provided that if such Person is rated by only one of S&P or Moody’s, a rating complying with the foregoing requirements from only one of S&P or Moody’s shall suffice) or whose obligations under any and all relevant Offtake Agreements are guaranteed in full by an unconditional guaranty of a Person with such ratings.
“Investments”: in any Person means (a) any purchase or acquisition (whether for cash, property, services or securities or otherwise, and whether structured as an acquisition or as a merger or consolidation or otherwise) of any share of Equity Interests, any bond, note, debenture or other evidence of indebtedness, or any other security, issued by such Person, or of any partnership or other ownership interest in such Person, or any binding obligation or option to make such purchase or acquisition, (b) any loan, advance, or extension of credit to, any deposit with, and any contribution to the capital of, such Person, and any commitment to make such loan, advance, extension of credit, deposit or contribution to capital, and (c) any purchase of all or any integral part of the business of such Person or assets comprising such business or part thereof, and any binding obligation or option to make such purchase; provided, however, that the term “Investment” shall not include (a) current trade and customer accounts receivable for services rendered in the ordinary course of business of such Person and payable in accordance with customary trade terms and other investments in accounts, contract rights and chattel paper arising or acquired in the ordinary course of business of such Person or (b) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of debts or claims due or owing or as security for any such debts or claims, provided that such debts or claims were not created for the purpose of or with a view to acquiring such stock or other securities.
“ISDA”: International Swaps and Derivatives Association, Inc.
“Issue”: with respect to any Letter of Credit, to issue, extend the expiration date of (whether automatically or otherwise), or increase the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“ITC”: means the energy tax credit provided for in Code Sections 38(b)(1), 46(2) and 48(a) or any successor to such sections.
“ITC Eligible Property”: means items of property in a Project that are eligible for an ITC.
“ITC Support Agreement”: as defined in Section 6.22.
“LC Exposure”: at any time the sum of (a) the aggregate principal amount of all LC Loans outstanding at such time, (b) the Stated Amount of all Letters of Credit outstanding at such time and (c) the outstanding amount of any LC Reimbursement Obligations that have not yet been reimbursed by or on behalf of the Borrower at such time.
“LC Facility”: the LC Issuer Commitments and the obligations of the DSR Lenders to participate in the Letters of Credit up to the Total LC Issuer Commitment and the extensions of credit made under the Agreement by the LC Issuers and the DSR Lenders in respect of Letters of Credit.
“LC Fee”: as defined in Section 2.5.
“LC Issuer”: each LC Issuer identified on Schedule 2 as an LC Issuer, in each case in its capacity as issuer of a Letter of Credit hereunder and each other Person that acquires the rights and obligations of any LC Issuer in accordance with Section 2.2.12.
“LC Issuer Commitment”: at any time with respect to each LC Issuer, such Person’s commitment to issue one or more Letters of Credit, as such commitment may be (a) reduced from time to time pursuant to Section 2.6.3 and (b) reduced or increased from time to time pursuant to Section 2.2.12.
“LC Loan” has the meaning given in Section 2.2.5.
“LC Reimbursement Obligation”: the obligation of Borrower to repay any Drawing Payments relating to a Letter of Credit.
“LCFS”: the regulatory program, including regulations and formal written policies adopted by the California Air Resources Board pursuant to the California Low Carbon Fuel Standard Regulation as set forth in Title 17, California Code of Regulations (CCR), §95480 et seq., and each successor regulation.
“Lender” and “Lenders”: as defined in the preamble hereto.
“Lending Office”: as to any Lender, the office or offices of such Lender as a Lender may from time to time notify the Borrower and the Administrative Agent (or described as such in such Lender’s Administrative Questionnaire), which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit”: each of the DSR Letters of Credit.
“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (whether statutory, consensual or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Liquidation Costs”: as defined in Section 2.10.
“Loan”: a Term Loan, a DSR Loan, an LC Loan or an Incremental Term Loan, as the context may require. “Loans” means, collectively, the Term Loans, the DSR Loans, the LC Loans and the Incremental Term Loans.
“Loan Documents”: this Agreement, the Notes, the Security Documents, Assignment and Assumption (Borrower), each Fee Letter and any and all other agreements, instruments and documents, including any subordination agreements, intercreditor agreements, guaranties, pledges, powers of attorney, consents or other agreements and all other writings heretofore, now or hereafter executed by the Borrower or any other Obligor or Guarantor or delivered to the Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement (excluding any Secured Hedge Agreements).
“Local Accounts”: at any time, any deposit account, securities account or commodities account (other than a Non-Material Account) maintained by an Obligor, held with an Eligible Bank and subject to a Control Agreement, which agreement shall in each case be in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the applicable Grantor and account bank.
“Loss Proceeds”: as defined in the Depositary Agreement.
“Management Services Agreements”: the agreements designated as “Management Services Agreements” on Schedule 3.10(a), as the same may be updated from time to time in accordance with Section 4.2(b) and on an Inclusion Date in accordance with Section 4.4(a).
“Mandatory Prepayment”: as defined in Section 2.1.7(c).
“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of (i) the Sapphire RNG Project, (ii) the Emerald RNG Project, and (iii) the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower, any Obligor or any Guarantor to perform its payment obligations under any Loan Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower, any Obligor or any Guarantor of any Loan Document to which it is a party.
“Material Indebtedness”: as defined in Section 7.1(f).
“Material Project Documents”: each of the Real Property Agreements, EPC Contracts, Gas Supply Agreements, Gas Interconnection Agreements, Offtake Agreements, O&M Agreements (but only as of and after the initial Borrowing for the applicable Project), Management Services Agreements (but only as of and after the initial Borrowing for the applicable Project), each Additional Project Document, and each Replacement Project Document for any Material Project Document.
“Maturity Date”: May 30, 2028, or such earlier date on which the Term Loans become due and payable hereunder (whether by reason of acceleration, notice of prepayment or otherwise); provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate”: as defined in Section 10.24.
“Minimum Notice Period”: not later than 11:00 a.m., Toronto time (a) at least three (3) Business Days before the date of any Borrowing, Optional Prepayment, continuation or conversion of a Type of Loan resulting in whole or in part in one or more SOFR Term Loans or SOFR DSR Loans, and (b) at least one (1) Business Day before any Borrowing, Optional Prepayment or conversion of a Type of Loan resulting in whole or in part in one or more Base Rate Term Loans or Base Rate DSR Loans.
“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NGA”: the Natural Gas Act, as amended, and all rules and regulation of FERC adopted thereunder.
“Non-Defaulting Lender”: at any time, any Lender that is not a Defaulting Lender.
“Non-Material Account”: at any time, any deposit account, securities account or commodities account, other than a Depositary Account maintained pursuant to the Depositary Agreement by an Obligor that (a) is a payroll, trust and tax withholding accounts funded in the ordinary course of business and required by applicable Requirements of Law, (b) is a custodial account maintained on behalf of a third person other than any Obligor or is a zero balance disbursement account or (c) had, together with all other accounts included under this clause (c), an aggregate average daily credit balance of less than $200,000 during the immediately preceding three-month period.
“Non-Recourse Pledge Agreement”: as defined in Section 4.1(a)(v).
“Note”: a Term Note or a DSR Note.
“Notice of Borrowing”: a request by Borrower in accordance with Section 2.1.1(b) or 2.1.2(b) and substantially in the form of Exhibit C-1 thereto, appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Conversion of Loan Type”: a request by Borrower in accordance with Section 2.1.6 and substantially in the form of Exhibit C-3 thereto, appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of LC Activity”: a request by Borrower in accordance with Section 2.2.4 and substantially in the form of Exhibit C-4 thereto, appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Term Conversion”: a request by Borrower in accordance with Section 8 and substantially in the form of Exhibit C-2 thereto, appropriately completed and signed by a Responsible Officer of the Borrower.
“O&M Account”: as defined in the Depositary Agreement.
“O&M Agreements”: the agreements designated as “O&M Agreements” on Schedule 3.10(a), as the same may be updated from time to time in accordance with Section 4.2(b) and on an Inclusion Date in accordance with Section 4.4(a).
“O&M Costs”: as defined in the Depositary Agreement.

“Obligations”: all indebtedness and other liabilities and obligations of the Obligors and Guarantors hereunder or under any other Loan Document including, without limitation, (a) the obligation to repay the Loans in full when due, (b) the obligation to pay interest on the Loans at the rates and on the dates specified herein, (c) the obligation to pay the Fees in full when due at the rates and on the dates specified herein, (d) the obligation to indemnify each Agent or any Lender as provided herein or in any other Loan Document, (e) the obligation to pay costs and expenses as provided herein or in any other Loan Document and any Erroneous Payment Subrogation Rights arising under this Agreement, (f) the obligation to pay all other amounts specified herein or in any other Loan Document and (g) any Secured Hedge Obligations.
“Obligee Guarantor”: as defined in Section 8.7.
“Obligors”: collectively, the Borrower and the Guarantors.
“Offtake Agreements”: the agreements designated as “Offtake Agreements” on Schedule 3.10(a), as the same may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a).
“Opal Fuels”: means Opal Fuels, LLC, a Delaware limited liability company.
“OPAL Fuels Station Services Acknowledgement”: collectively, each acknowledgment with respect to an Offtake Agreement, substantially in the form of Exhibit A, with such modifications as may be reasonably acceptable to Administrative Agent.
“Opal Parent”: means Opal Paragon LLC, a Delaware limited liability company.
“Operating Cash Available for Debt Service”: for any period, (a) the sum of all Project Revenues received by the Obligors during such period minus (b) O&M Costs paid by the Obligors.
“Operative Documents”: collectively, the Loan Documents and the Project Documents.
“Optional Prepayment”: as defined in Section 2.1.7(b)(ii).
“Original Borrower” as defined in the recitals hereto.
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11.2).
“Participant”: as defined in Section 10.7(d).

“Participant Register”: the meaning specified in Section 10.7(d).
“Patriot Act”: as defined in Section 10.17.
“Payment Recipient”: as defined in Section 10.26(a).
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
“Performance Tests”: for any Project, the “Reliability Tests”, “Design Parameter Tests” or “Performance Tests” (or similarly defined tests) under (and as defined in) the EPC Contract for such Project.
“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.
“Permits”: any and all licenses, permits, certificates, consents, approvals, authorizations, franchises, registrations, tariffs, exemptions, variances, qualifications or other rights, privileges or approvals issued by any Governmental Authority or required under applicable law for the construction, operation, maintenance and removal of the Projects, or the sale of renewable natural gas therefrom.
“Permitted Debt”: as defined in Section 6.1.
“Permitted Hedge Counterparty”: any Person that, at the time that such Person enters into, or otherwise becomes a party to, an applicable Secured Hedge Agreement, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.
“Permitted Investments”: as defined in Section 6.6.
“Permitted Liens”: as defined in Section 6.2.
“Permitted Tax Distributions”: for the Borrower, so long as such Person is classified as a partnership or disregarded entity for U.S. federal income tax purposes and that has not elected to be treated as a corporation for U.S. federal tax purposes, a declaration and payment of a dividend or making of a distribution by such Person to the holders of such Person’s Equity Interests in an aggregate amount not greater than the amount necessary for such holders to pay their actual local, state and federal income tax liabilities with respect to income earned by such holders after deducting any unused prior losses.
“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.
“Platform”: as defined in Section 10.1(b).
“Pledgor”: each of Opal Parent and GFL Parent.
“Primary Obligor”: as defined in the definition of “Guaranty Obligation”.

“Prime Rate”: the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates.
“Potential Project”: means (i) the Elk Run RNG Project; (ii) the Hickory Ridge RNG Project; (iii) the Hoosier RNG Project; (iv) the Lakeway RNG Project; (v) the Rolling Meadows RNG Project; (vi) the West Kentucky/Mayfield RNG Project; or (vii) the Wexford County RNG Project.
“Project”: each Initial Project and, commencing with the applicable Inclusion Date thereof, each Incremental Project.
“Project Companies”: any entity that directly owns an Initial Project or as of the applicable Inclusion Date, an Incremental Project, including the Emerald Project Company and the Sapphire Project Company.
“Project Costs”: for any Project, the following costs and expenses incurred or to be incurred on or prior to the Final Completion Date for such Project in connection with the ownership, acquisition, development, design, engineering, procurement, construction, installation, equipping, assembly, inspection, testing, completion, start-up, operation and financing of the Project (and, if and to the extent applicable, allocated amongst the Projects in the same ratable proportion as the Allocated Term Loan Commitments):
(a)all amounts payable under the applicable EPC Contract and the other Project Documents (including any reserves established for the payment of Remaining Costs pursuant to the Depositary Agreement), any contractor bonuses, site leasing and preparation costs, any interconnection upgrade costs payable by the Borrower, costs related to acquisition, development and construction of facilities for the receipt of natural gas, feedstocks, water and other inputs to, and to transport or deliver renewable natural gas and other outputs from, such Project, and all other amounts payable under the applicable Project Documents prior to Final Completion of such Project, including the contingency provided for in the Construction Budget and amounts payable in order to complete the Punch List for such Project;
(b)financing, advisory, consulting, legal, accounting and other fees and related costs;
(c)all other Project-related costs, including fuel-related costs and prepaid fuel costs, any development costs (including funding any mitigation measures (such as community projects and the purchase of certain nearby residences) required in connection with the Project), management services fees and expenses and costs and expenses to complete the construction and financing of the Project;
(d)contingency funds, required reserves, start-up costs and initial working capital costs;
(e)property and sales taxes due in respect of the Project;
(f)O&M Costs incurred prior to the Term Conversion Date;
(g)payments and fees under the Secured Hedge Agreements entered into with Permitted Hedge Counterparties;
(h)costs and expenses incurred with the negotiation and preparation of the Operative Documents and the formation of the Borrower;

(i)interest (including interest during construction), fees and other amounts payable under the Loan Documents;
(j)fees and costs payable under any construction management agreement or, prior to the Term Conversion Date, any administrative management agreement;
(k)costs and expenses of obtaining insurance for such Project; and
(l)amounts required to fund the O&M Account and the Debt Service Reserve Account in accordance with the terms of the Depositary Agreement.
“Project Document Modification”: as defined in Section 6.20.
“Project Documents”: the Material Project Documents and each other agreement related to the development, construction, operation, maintenance, management, administration, ownership or use of any Project, the sale of renewable natural gas therefrom, the purchase of landfill gas or manure therefor, the provision of other services thereto and Real Property rights and interests relating to the Project, in each case, entered into by, or assigned to, any Obligor.
“Project Revenues”: as defined in the Depositary Agreement.
“Project Schedule”: for each Project, a schedule setting forth the expected schedule and milestones for construction of such Project through Final Completion thereof, delivered to the Administrative Agent (a) with respect to the Initial Projects, on the Closing Date, and (b) with respect to any other Project, as required under Section 4.4(a)(iii) or from time to time in connection with any Incremental Satisfaction Date, and in each case reasonably satisfactory to the Required Lenders.
“Projected Debt Service Coverage Ratio”: as of any date, the ratio, based on the financial model utilized to create the applicable Base Case Projections of (a) Operating Cash Available for Debt Service to (b) Debt Service, calculated as of the last day of each fiscal quarter of the Borrower occurring through the Maturity Date and for the Calculation Periods ending on each fiscal quarter end.
“Properly Contested”: as defined in Section 5.2.
“Proportionate Share”: the percentage participation of a Lender (including any LC Issuer) at any time in the Total DSR Loan Commitment, the Total Term Loan Commitment, the total LC Exposure, the Total LC Issuer Commitment or the Total Incremental Term Loan Commitment, respectively, as set forth on Schedule 2.
“Prudent Industry Practices”: any of the spectrum of practices, methods, standards and acts engaged in or adopted by a significant portion of the renewable natural gas industry in the United States that, during the relevant period of time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, and safety, and which practices, methods, standards and acts reflect due regard for operation and maintenance standards recommended by any applicable Project’s equipment suppliers and manufacturers, operational limits, and all applicable Requirements of Law. Prudent Industry Practice is not intended to be limited to the optimum practice, method, standard or act to the exclusion of all others but rather to be a spectrum of acceptable practices, methods, standards or acts.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Punch List”: for any Project, as defined in the EPC Contract for such Project.
“QFC”: as defined in Section 10.21(b).
“QFC Credit Support”: as defined in Section 10.21.
“Qualified ECP Guarantor”: as defined in Section 8.13.
“Quarterly Payment Date”: the last Business Day of each March, June, September and December, starting with June 30, 2023.
“Real Property”: as to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or operated by an Obligor together with all of such Person’s interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.
“Real Property Agreements”: the agreements designated as “Real Property Agreements” on Schedule 3.10(a), as the same may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a).
“Recipient”: the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor or Guarantor hereunder.
“Recognition Agreement”: means the Recognition Agreement, to be dated on or around the date hereof, by and among the Administrative Agent, Bank of Montreal, as administrative and collateral agent, Arbor Hills Landfill, Inc., a Michigan corporation, and Emerald Project Company.
“Reference Time”: with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Reference Rate, then three (3) Business Days prior to (i) if the date of such setting is a Business Day, such date or (ii) if the date of such setting is not a Business Day, the Business Day immediately preceding such date and (b) if such Benchmark is not the Term SOFR Reference Rate, then the time determined by the Administrative Agent and the Borrower in accordance with the Benchmark Replacement Conforming Changes.
“Register”: as defined in Section 10.7(c).
“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Reimbursement Date”: as defined in Section 2.2.5.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release”: any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migrating or leaching into, on, under, or through the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Remaining Costs”: as defined in the Depositary Agreement.
“Removal Effective Date”: as defined in Section 9.6(b).
“Replacement Obligor”: a Person acceptable to the Required Lenders; provided that, in each case, if such Person is entering into a Replacement Project Document that relates to a Material Project Document that was subject to a Direct Agreement, on the date such Person enters into such Replacement Project Document, such Person enters into a Direct Agreement.
“Replacement Project Document”: any Project Document entered into by an Obligor with a Replacement Obligor in replacement of a Material Project Document, which, in each case, shall be in form and substance reasonably satisfactory to the Required Lenders.
“Reportable Compliance Event”: if any Obligor becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Corruption Law, Sanctions, or Anti-Money Laundering Law or any predicate crime to any Anti-Money Laundering Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any such laws or regulations.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period has been waived.
“Required DSR Lenders”: at any time, DSR Lenders holding more than fifty percent (50.0%) of the sum of (a) the aggregate principal amount of the DSR Loans, LC Loans and LC Reimbursement Obligations in respect of Letters of Credit outstanding, (b) the aggregate Available Amount of all Letters of Credit issued and outstanding at such time, and (c) the aggregate amount of Unutilized DSR Loan Commitments. The DSR Loans, LC Loans, Available Amount of all Letters of Credit issued and outstanding and Unutilized DSR Loan Commitments of any Defaulting Lender or any Affiliate of any Obligor shall be disregarded in determining Required DSR Lenders at any time. For the avoidance of doubt, with respect to the Available Amount of all Letters of Credit issued and outstanding at such time, such calculation shall not include the LC Issuer Commitments of the LC Issuers and shall be limited to the participation interests of each DSR Lender in the Letters of Credit.
“Required Equity Contribution”: with respect to any Project, 100% of the equity capital contributions required to be made by the applicable Obligors pursuant to the Base Case Projections to fund the Project Costs through Final Completion for such Project as set forth (a) in Section 4.2(c) with respect to each Initial Project and (b) in Section 4.4(b) with respect to each Incremental Project.
“Required Lenders”: at any time, Lenders holding more than fifty percent (50.0%) of the sum of (a) the aggregate principal amount of the Loans and LC Reimbursement Obligations outstanding, (b) the aggregate Available Amount of all Letters of Credit issued and outstanding at such time, and (c) the aggregate amount of Unutilized Commitments. The Loans, Available Amounts of all Letters of Credit issued and outstanding and Unutilized Commitments of any Defaulting Lender or any Affiliate of any Obligor shall be disregarded in determining Required Lenders at any time. For the avoidance of doubt, with respect to the Available Amount of all Letters of Credit issued and outstanding at such time, such calculation shall not include the

LC Issuer Commitments of the LC Issuers and shall be limited to the participation interests of each DSR Lender in the applicable Letters of Credit. The “Required Lenders” of a particular Class of Loans means Lenders holding more than 50% of the sum of (a) the aggregate principal amount of the Loans of such Class and LC Reimbursement Obligations of such Class outstanding, (b) the aggregate Available Amount of all Letters of Credit of such Class issued and outstanding at such time, (c) the aggregate amount of Unutilized Commitments of such Class and (d) Interest Expense related to any of the foregoing.
“Required Target Debt Balance Amortization Payment”: as defined in the Depositary Agreement.
“Requirement of Law”: to any Person, the articles or certificate of incorporation, declaration of trust, partnership agreement and by-laws or other organizational or governing documents of such Person, and all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law and in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject.
“Resignation Effective Date”: as defined in Section 9.6(a).
“Resolution Authority”: an EEA Resolution Authority or with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive or chief financial officer of the Borrower or other officer of the Borrower having primary responsibility for the Borrower’s financial affairs, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1(a)(vii), the secretary or any assistant secretary of any Obligor or Guarantor.
“Restoration Action”: as defined in the Depositary Agreement.
“Restricted Payment”: with respect to any Person, (a) the declaration or payment by such Person of any dividend (other than a dividend payable solely in Equity Interests of such Person) or any other distribution on any share of Equity Interests of such Person, (b) the purchase, redemption or retirement by such Person of any share of its Equity Interests, (c) any payment by such Person resulting in the reduction of the capital of such Person, or (d) the payment by such Person of any amount, including principal and interest, of subordinated indebtedness of such Person; provided that neither (a) amounts payable pursuant to the Material Project Contracts as in effect as of the Closing Date or otherwise approved by the Required Lenders, nor (b) amounts attributable to any right, title or interest in ITCs shall be considered Restricted Payments.
“Revenue Account”: as defined in the Depositary Agreement.
“RIN”: any “Renewable Identification Numbers” generated to represent a volume of renewable fuel as set forth in the U.S. Environmental Protection Agency’s (or its successor agency’s) Renewable Fuel Standard regulations as set forth in 40 C.F.R. Part 80.
“Risk Management Policy”: means a written risk management policy, prepared by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), as may be updated from time to time by the

Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), in respect of Hedge Agreements entered into by the Borrower pursuant to Section 6.1(i), which written risk management policy shall include policies in respect of tenor, hedged volumes, basis, and counterparty credit quality and credit support.
“Sanctioned Country”: a country the subject of a sanctions program maintained by any Compliance Authority.
“Sanctioned Person”: any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), including by virtue of being owned or controlled by any such person, group, regime, entity or thing, under any Sanctions order or directive.
“Sanctions”: those economic and trade sanctions and embargoes enforced or administered by any Compliance Authority, including without limitation the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
“Sapphire Project Company”: Sapphire RNG LLC, a Delaware limited liability company
“Sapphire RNG Project”: the landfill renewable natural gas development project located in Sampson County, North Carolina, which has a design capacity of approximately 6,000 SCFM and is owned by Sapphire Project Company.
“SCFM”: standard cubic feet per minute (or, for dairy, its equivalent).
“SEC”: the United States Securities and Exchange Commission or any successor thereto.
“Secured Hedge Agreement”: any Interest Rate Hedge entered into on or after the Closing Date between a Project Company and a Permitted Hedge Counterparty in connection with the interest rate risk arising under this Agreement, in each case as determined at the time such Hedge Agreement is entered into.
“Secured Hedge Obligations”: all existing or future payment and other obligations owing by a Project Company under any Secured Hedge Agreement; provided that the “Secured Hedge Obligations” of an Obligor shall exclude any Excluded Hedge Obligations with respect to such Obligor.
“Security Agreement”: as defined in Section 4.1(a)(iii).
“Security Documents”: collectively, the Security Agreement, the Non-Recourse Pledge Agreement, the Depositary Agreement, the Control Agreements, the Direct Agreements, each financing statement or other document executed, filed or recorded in connection with the foregoing, and any and all other agreements, instruments and documents now or hereafter executed by any Grantor or any other Person or delivered to the Administrative Agent or any Lender, pursuant to which any Lien is created in favor of the Administrative Agent to secure all or any portion of the Obligations.
“Secured Party”: each Agent, Lender, LC Issuer and Permitted Hedge Counterparty.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Advance”: a Borrowing comprised of Loans bearing interest at a rate determined by reference to the Term SOFR Reference Rate.
“SOFR DSR Loan(s)”: as defined in Section 2.1.2(b)(i).
“SOFR LC Loan”: any LC Loan bearing interest at a rate determined by reference to the Term SOFR Reference Rate.
“SOFR Loan”: any Loan bearing interest at a rate determined by reference to the Term SOFR Reference Rate.
“SOFR Term Loan(s)”: is defined in Section 2.1.1(b)(i).
“Solvent”: with respect to any Person on a particular date, the condition that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.
“Specified Calculation Period”: as defined in Section 7.5.
“Specified Event of Default”: as defined in Section 2.2.5.
“State Commission”: as defined in Section 3.28(a).
“Stated Amount”: with respect to any Letter of Credit, the total amount available to be drawn thereunder at the time in question in accordance with the terms of such Letter of Credit (regardless of whether any conditions for drawing could be met at such time).
“Subject Party”: (a) OPAL Fuels Station Services LLC (f/k/a TruStar Energy LLC), (a) as to any Funded Project that has yet to achieve Substantial Completion, the EPC Contractor therefor, (c) OPAL Fuels, (d) OPAL Parent, (e) GFL, (f) GFL Parent, (g) the Borrower and (h) any other Obligor.
“Subsidiary”: with respect to any specific Person, another Person that directly or indirectly through one or more intermediaries is Controlled by the specific Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of the Borrower).
“Substantial Completion”: for any Project, means the achievement of “Substantial Completion” under and as defined in the EPC Contract for such Project.

“Substantial Completion Date”: for any Project, the date that Substantial Completion is achieved for such Project, as certified by a Responsible Officer of Borrower and confirmed by the Independent Engineer.
“Supported QFC”: as defined in Section 10.21.
“Target Debt Balance”: with respect to each Quarterly Payment Date after the Date Certain, the amount of aggregate Term Loans borrowed on or before the Date Certain, without reduction for payment of any such Term Loans before the Date Certain, reducing on the Date Certain, and on each Quarterly Payment Date after the Date Certain by 4.00%, as such schedule of Target Debt Balance may be updated from time to time, in accordance with Sections 2.1.7(a)(x).
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Conversion”: satisfaction or waiver in writing (in accordance with Section 10.3) of the conditions set forth in Section 4.8.
“Term Conversion Date”: the date on which Term Conversion occurs.
“Term Facility”: at any time, (a) the aggregate amount of the Term Loan Commitments at such time, and (b) the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time. The Term Facility shall be denominated in Dollars.
“Term Lender”: at any time, any Lender that has a Term Commitment or that holds Term Loans at such time.
“Term Loan(s)”: as defined in Section 2.1.1(a)(i).
“Term Loan Availability Period”: the period from the Closing Date until the Term Loan Availability Period Termination Date.
“Term Loan Availability Period Termination Date”: the earliest of (a) Date Certain, (b) the Term Conversion Date and (c) the Maturity Date.
“Term Loan Commitment”: with respect to any Lender, its commitment to make Term Loans to the Borrower during the Term Loan Availability Period pursuant to Section 2.1 in the amount set forth opposite such Lender’s name on Schedule 2. The aggregate Term Loan Commitments on the Closing Date are $85,000,000.
“Term Loan Commitment Fee”: as defined in Section 2.4.2(a).
“Term Note(s)”: as defined in Section 2.1.4.
“Term SOFR”:
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York City Time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Adjustment”: for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:
Base Rate Loans:    0.100%
SOFR Loans:

Interest Period	Percentage
One (1) month	0.100%
Three (3) months	0.150%
Six (6) months	0.250%

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Title Policy”: as defined in Section 4.2(b)(iv).
“Total DSR Exposure”: at any time, the aggregate amount of the DSR LC Exposure of the LC Issuers outstanding at such time plus the aggregate principal amount of all DSR Loans and LC Loans outstanding at such time.
“Total DSR Loan Commitment”: as defined in Section 2.6.1(b).
“Total Incremental Term Loan Commitment”: as defined in Section 2.6.1(c).
“Total LC Issuer Commitment”: as defined in Section 2.6.2.

“Total Term Loan Commitment”: as defined in Section 2.6.1(a).
“Trust Officer”: means, when used with respect to the Collateral Agent or the Depositary Agent, as applicable, any officer assigned to the Project Finance Agency Services Unit (or any successor unit) of the Collateral Agent or the Depositary Agent, as applicable, located at its Corporate Trust Office, who shall have direct responsibility for the administration of this Agreement or any other Loan Document to which it is a party.
“Type”: when used in reference to any Loan or Borrowing, whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Base Rate or the Adjusted Term SOFR.
“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes”: as defined in Section 10.21.
“U.S. Tax Compliance Certificate”: as defined in Section 2.7.5.
“UCC”: the Uniform Commercial Code as adopted in New York and from time to time in effect.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment
“Unrestricted Affiliate”: any Affiliate of the Borrower that is not a Obligor.
“Unutilized Commitments”: the Unutilized Term Loan Commitments and Unutilized DSR Loan Commitments.
“Unutilized DSR Loan Commitment”: with respect to any DSR Lender at any time, (a) such DSR Lender’s DSR Loan Commitment at such time minus (b) the sum of, without duplication (i) the aggregate principal amount of all DSR Loans and LC Loans made by such DSR Lender outstanding at such time and (ii) such DSR Lender’s Proportionate Share of the total DSR LC Exposure at such time.
“Unutilized Term Loan Commitment”: with respect to any Term Lender at any time, (a) such Term Lender’s Term Loan Commitment minus (b) the aggregate principal amount of Term Loans made by such Term Loan outstanding at such time.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“WTNA Fee Letter”: that certain fee letter dated as of April 1, 2022 and executed on May 18, 2022 by and among the Original Borrower, the Collateral Agent and the Depositary Agent.
1.2Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate or any Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate or any Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.3Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational or governing documents of a Person) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.
(e)Any reference in this agreement to a Person that is a series limited liability company (including the Borrower) shall be a reference to the limited liability company as a whole and each series thereof, and not to an individual series of the limited liability company.
1.4Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary.
1.5Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.7Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter with respect to SOFR (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
Article 2
THE CREDIT FACILITIES.
1.1Loan Facilities.
1.1.1Term Loan Facility.
(a)Availability.
(i)Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, each Term Lender severally, but not jointly, agrees to advance to the Borrower from time to time during the Term Loan Availability Period such loans as the Borrower may request pursuant to this Section 2.1.1 (individually, a “Term Loan” and, collectively, the “Term Loans”) in an aggregate principal amount which, when added to the aggregate principal amount of all prior Term Loans made by such Lender under this Agreement, does not exceed such Lender’s Term Loan Commitment.
(ii)Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.
(iii)The aggregate principal amount of the Term Loans to be funded by the Term Lenders for any Initial Project shall not exceed the Allocated Term Loan Commitment for such Project as set forth in Schedule 2-A with respect to Initial Projects, and the aggregate principal amount of the Term Loans made by each Lender allocated to any Project, which, when added to the aggregate principal amount of all prior Term Loans made by such Lender under this Agreement allocated to such Project, shall not exceed such Lender’s Proportionate Share of the Allocated Term Loan Commitment for such Project.
(b)Notice of Borrowing. Borrower shall request Term Loans by delivering to Administrative Agent a Notice of Borrowing, which contains or specifies, among other things:
(i)the portion of the requested Term Loan which shall bear interest as is provided in (A) Section 2.1.1(c)(i) (individually, a “Base Rate Term Loan” and, collectively,

the “Base Rate Term Loans”) or (B) Section 2.1.1(c)(ii) (individually, a “SOFR Term Loan” and, collectively, the “SOFR Term Loans”);
(ii)the aggregate principal amount of the requested Term Loan, which shall be in the minimum amount of $2,000,000, or, if the remaining Total Term Loan Commitment is less than $2,000,000, such remaining amount;
(iii)the proposed date of the requested Term Loan (which shall be a Business Day);
(iv)in the case of any requested Term Loan to be made as a SOFR Term Loan, the initial Interest Period requested therefor (which shall be an Interest Period contemplated by Section 2.1.3(c));
(v)the allocation of the requested Term Loan among the Funded Projects (including any Project for which such Borrowing represents the initial Borrowing for such Project); and
(vi)a certification by the Borrower that, as of the date such requested Term Loan is proposed to be made, the Term Loan proposed to be made on such date, when added together with all other Term Loans made under this Agreement, does not exceed the then applicable Total Term Loan Commitment.
The Borrower shall request no more than one (1) Term Loan per calendar month. The Borrower shall give each Notice of Borrowing to Administrative Agent so as to provide not less than the Minimum Notice Period applicable to Term Loans of the Type requested. Any Notice of Borrowing may be modified or revoked by the Borrower through the Business Day prior to the Minimum Notice Period, and shall thereafter be irrevocable.
If any Notice of Borrowing does not specify whether the requested Term Loans will be Base Rate Term Loans or SOFR Term Loans, such Term Loans shall be Base Rate Term Loans. If no Interest Period is specified with respect to any requested SOFR Term Loans, then the Borrower will be deemed to have selected an Interest Period of one (1) month’s duration. The proceeds of all Term Loans shall be deposited into the applicable Construction Accounts pursuant to the Depositary Agreement.
(c)Term Loan Interest. Subject to Section 2.7.3, the Borrower shall pay interest on the unpaid principal amount of each Term Loan from the date of Borrowing of such Term Loan until the maturity or prepayment thereof at the following rates per annum:
(i)With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a Base Rate Term Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Margin in respect of Base Rate Loans; or
(ii)With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a SOFR Term Loan, at a rate per annum, at all times during each Interest Period for such SOFR Term Loan, equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Margin in respect of SOFR Loans.
(d)Term Loan—Scheduled Principal Amortization. On each Quarterly Payment Date occurring after the Term Conversion Date, Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Term Loan made by such Lender in installments in accordance with the Amortization Schedule, with any remaining unpaid principal, interest, fees and costs due and payable on the Maturity Date.
1.1.2DSR Loan Facility.
(a)Availability.
(i)Subject to the terms and conditions set forth herein, each DSR Lender agrees, severally, but not jointly, to make one or more DSR Loans to Borrower from time to time during the applicable DSR Availability Period, in an aggregate principal amount that will not exceed such DSR Lender’s Unutilized DSR Loan Commitment at such time. Each DSR Loan made hereunder shall constitute utilization of a portion of the LC Issuer Commitments and the Total DSR Loan Commitments, in each case in an amount equal to the aggregate principal amount of such DSR Loan.
(ii)Amounts prepaid or repaid in respect of DSR Loans may be reborrowed.
(b)Notice of Borrowing. The Borrower shall request DSR Loans by delivering to Administrative Agent a Notice of Borrowing which contains or specifies, among other things:
(i)the portion of the requested DSR Loan which shall bear interest as is provided in (A) Section 2.1.2(c)(i) (individually, a “Base Rate DSR Loan” and, collectively, the “Base Rate DSR Loans”) or (B) Section 2.1.2(c)(ii) (individually, a “SOFR DSR Loan” and, collectively, the “SOFR DSR Loans”);
(ii)the aggregate principal amount of the requested DSR Loan, which shall be in the minimum amount of $1,000,000, or, if the remaining Total DSR Loan Commitments are less than $1,000,000, such remaining amount;
(iii)the proposed date of the requested DSR Loan (which shall be a Business Day occurring on or after the Term Conversion Date);
(iv)in the case of any requested DSR Loan to be made as a SOFR DSR Loan, the initial Interest Period requested therefor (which shall be an Interest Period contemplated by Section 2.1.3(c)); and
(v)a certification by the Borrower that, as of the date such requested DSR Loan is proposed to be made, the DSR Loan proposed to be made on such date, when added together with the Total DSR Exposure, does not exceed the Total DSR Loan Commitment.
The Borrower shall give each Notice of Borrowing to the Administrative Agent so as to provide not less than the Minimum Notice Period applicable to DSR Loans of the Type requested. Any Notice of Borrowing may be modified or revoked by Borrower through the Business Day prior to the Minimum Notice Period, and shall thereafter be irrevocable.
If any Notice of Borrowing does not specify whether the requested DSR Loans will be Base Rate DSR Loans or SOFR DSR Loans, such DSR Loans shall be Base Rate DSR Loans. If no Interest Period is specified with respect to any requested SOFR DSR Loans, then the Borrower will be deemed to have selected an Interest Period of one month’s duration. If no Depositary Account is specified for the deposit of the proceeds of such DSR Loan, the proceeds of the DSR Loan shall be deposited into the Revenue Account.

(c)DSR Loan Interest. Subject to Section 2.7.3, the Borrower shall pay interest on the unpaid principal amount of each DSR Loan from the date of Borrowing of such DSR Loan until the maturity or prepayment thereof at the following rates per annum:
(i)With respect to the principal portion of such DSR Loan which is, and during such periods as such DSR Loan is, a Base Rate DSR Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Margin in respect of Base Rate Loans; or
(ii)With respect to the principal portion of such DSR Loan which is, and during such periods as such DSR Loan is, a SOFR DSR Loan, at a rate per annum, at all times during each Interest Period for such SOFR DSR Loan, equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Margin in respect of SOFR Loans.
(d)DSR Loan Principal Payments. The Borrower shall repay to Administrative Agent, for the account of each DSR Lender, in full on the Maturity Date, the unpaid principal amount of any DSR Loan made by such DSR Lender.
1.1.3Interest Provisions Relating to All Loans.
(a)Applicable Interest Rate. Subject to Section 2.7.3, the applicable basis for determining the rate of interest with respect to any Term Loan or DSR Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given pursuant to Section 2.1.1(b) or 2.1.2(b), as the case may be, and the applicable basis for determining the rate of interest with respect to any LC Loan shall be as set forth in Section 2.2.5. The basis for determining the interest rate with respect to any Loan may be changed from time to time as specified in a Notice of Conversion of Loan Type delivered pursuant to Section 2.1.6. If on any day a Term Loan or a DSR Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Term Loan or DSR Loan, as applicable, shall bear interest determined by reference to the Base Rate. If at any time an Event of Default has occurred and is continuing, (a) Borrower shall not request, and the Lenders shall not be obligated to make, SOFR Loans; (b) no outstanding Base Rate Loan may be converted to a SOFR Loan; and (c) no outstanding SOFR Loan may be continued as a SOFR Loan and, unless repaid, each such SOFR Loan shall be converted to a Base Rate Loan at the end of the Interest Period therefor. Administrative Agent shall promptly provide to each Lender a copy of each Notice of Conversion of Loan Type.
(b)Interest Payment Dates. The Borrower shall pay accrued interest on the unpaid principal amount of each Loan: (i) in the case of each Base Rate Loan, on the last Business Day of each calendar quarter; (ii) in the case of each SOFR Loan, on the last day of each Interest Period related to such SOFR Loan; provided, that if such SOFR Loan has an Interest Period longer than three (3) months, an interim interest payment shall be due and payable after each three (3) month period of such SOFR Loan; and (iii) in all cases, upon repayment or prepayment (to the extent thereof and including any Optional Prepayments or Mandatory Prepayments), upon conversion from one Type of Loan to another Type of Loan and on the Maturity Date.
(c)SOFR Loan Interest Periods. Each Interest Period selected by the Borrower in its applicable Notice of Borrowing for all SOFR Loans shall be one (other than, after the Term Conversion Date, for DSR Loans) or three (3) months or as otherwise provided in Section 2.1.3(c); provided, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (C) the Borrower may not select Interest Periods which would leave a greater principal amount of Loans subject to Interest Periods ending after a date upon which Loans are or may be required to be repaid (including the Maturity Date and each Quarterly Payment Date to occur on or after the Term Conversion Date) than the principal amount of Loans scheduled to be outstanding after such date, (D) any Interest Period for any Loan which would otherwise end after the Maturity Date shall end on the Maturity Date, (E)  SOFR Loans for each Interest Period shall be in the minimum amount of $1,000,000, and (F) Borrower may not at any time have outstanding more than eight (8) different Interest Periods relating to SOFR Loans. If the Borrower fails to notify the Administrative Agent of the next Interest Period for any SOFR Loans in accordance with this Section 2.1.3(c), such Loan shall automatically be continued as a SOFR Loan having an Interest Period of one (1) month on the last day of the current Interest Period therefor. The Administrative Agent shall as soon as practicable notify the Borrower of each determination of the interest rate applicable to each Loan.
(d)Interest Computations. All computations of interest on Base Rate Loans (other than Base Rate Loans where the Base Rate is determined by reference to the Adjusted Term SOFR Rate pursuant to clause (c) of the definition of Base Rate) shall be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day), and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate. All computations of interest on SOFR Loans (and Base Rate Loans where the Base Rate is determined by reference to the SOFR Rate pursuant to clause (c) of the definition of Base Rate) shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Borrower agrees that all computations of interest by the Administrative Agent, including the Adjusted Term SOFR, shall be conclusive and binding in the absence of manifest error.
1.1.4Promissory Notes. The obligation of the Borrower to repay the Loans made by a Lender and to pay interest thereon at the rates provided herein shall, upon the written request of such Lender, be evidenced by promissory notes in the form of Exhibit B-1 (individually, a “Term Note” and, collectively, the “Term Notes”) and Exhibit B-2 (individually, a “DSR Note” and, collectively, the “DSR Notes”), each payable to such requesting Lender or its registered assigns and in the principal amount of such Lender’s (i) Term Loan Commitment and Incremental Term Loan Commitment, with respect to the Term Notes, or (ii) DSR Loan Commitment, with respect to the DSR Notes. The Borrower authorizes each such requesting Lender to record on the schedule annexed to such Lender’s Note or Notes the date and amount of each Loan made by such requesting Lender and each payment or prepayment of principal thereunder, and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided that in the event of any inconsistency between the records or books of the Administrative Agent and any Lender’s records or Notes, the records of the Administrative Agent shall be conclusive and binding in the absence of manifest error. The Borrower further authorizes each such requesting Lender to attach to, and make a part of, such requesting Lender’s Note or Notes continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of the Borrower’s obligations to repay the full unpaid principal amount of the Loans or the duties of the Borrower hereunder or thereunder. Upon the payment in full in cash of the aggregate principal amount of, and all accrued and unpaid interest on, the Loans the Lenders holding such Notes shall promptly mark the applicable Notes cancelled and return such cancelled Notes to the Borrower.

1.1.5Loan Funding.
(a)Notice. Each Notice of Borrowing (for Term Loans), Notice of Borrowing (for DSR Loans) and Notice of Conversion of Loan Type shall be delivered to the Administrative Agent in accordance with Sections 2.1.1(b), 2.1.2(b) and 2.1.6, respectively. The Administrative Agent shall promptly provide to each Lender a copy of each Notice of Borrowing and Notice of Conversion of Loan Type and of each Lender’s portion of a requested Borrowing, if applicable.
(b)Lender Funding. Subject to the satisfaction or waiver (such waiver to be in writing by the Administrative Agent with the consent of each Lender, with respect to conditions set forth in Section 4.1, 4.2 or, or the Required Lenders, with respect to conditions set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.7 or 4.8, and any such waiver shall be binding on each Lender) of the conditions precedent specified herein, each Lender shall, before 11:00 a.m., New York City time, on the date of each Borrowing specified in the respective Notice of Borrowing, make available to the Administrative Agent by wire transfer of immediately available funds in Dollars to the account of the Administrative Agent, most recently designated by it for such purpose, such Lender’s Proportionate Share of the Loan to be made on such date. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of each Borrowing specified in the respective Notice of Borrowing. No Lender shall be responsible for the failure of any other Lender to make Loans as required on the date of any Borrowing.
(c)Failure of Lender to Fund. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable date of a Borrowing of a Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s Proportionate Share of the Loan (as the case may be) requested on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with the Section 2.1.5(b), and the Administrative Agent may, in its sole discretion and in reliance upon such assumption (but without any obligation), make available to the Borrower a corresponding amount on such date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand (and, in any event, within two (2) Business Days from the applicable date of such Borrowing) from such Lender together with interest thereon, for each day from the applicable date of such Borrowing until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the first two (2) Business Days after such date. If such Lender pays such amount to the Administrative Agent, then such amount (excluding any interest paid to the Administrative Agent thereon) shall constitute such Lender’s Proportionate Share of such Loan. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor or within two (2) Business Days from the applicable date of such Borrowing of a Loan, the Administrative Agent may notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the applicable date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate then payable under this Agreement for Base Rate Loans. Nothing in this Section 2.1.5(c) shall be deemed to relieve any Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(d)Account. No later than 4:00 p.m., New York City time, on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Section 4.2, 4.3, 4.6, or 4.7, have been satisfied or waived by the Required Lenders in accordance with the terms thereof, and, subject to Section 2.1.5(c), to the extent the Administrative Agent shall have received the appropriate funds from the Lenders, the

Administrative Agent shall make available the Term Loans or DSR Loans requested in such Notice of Borrowing in Dollars and in immediately available funds, and (i) shall deposit or cause to be deposited (x) the proceeds of any such Term Loans into the applicable Construction Account pursuant to the Depositary Agreement or (y) the proceeds of any such DSR Loans into the Depositary Account specified in the applicable Notice of Borrowing pursuant to Section 2.1.1(b), or, if no such Depositary Account is specified, into the Revenue Account; or (ii) the proceeds of any LC Loans shall be applied to repay LC Reimbursement Obligations to the applicable LC Issuers.
1.1.6Conversion of Loans. The Borrower may convert Loans from one Type of Loan to another Type of Loan; provided that (a) any conversion of SOFR Loans into Base Rate Loans shall be effective on, and only on, the first (1st) Business Day after expiration of an Interest Period for such SOFR Loans, (b) Loans shall be converted only in amounts of $250,000 and increments of $100,000 in excess thereof and (c) no Base Rate Loan may be converted into a SOFR Loan (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one (1) month prior to the Maturity Date. The Borrower shall request such a conversion by delivering to the Administrative Agent a Notice of Conversion of Loan Type, which contains or specifies, among other things:
(i)the Loans, or portion thereof, which are to be converted;
(ii)the Type of Loans into which such Loans, or portion thereof, are to be converted;
(iii)if such Loans are to be converted into SOFR Loans, the initial Interest Period selected by the Borrower for such Loans (which Interest Period shall be selected in accordance with Section 2.1.3(c));
(iv)the proposed date of the requested conversion (which shall be a Business Day and otherwise in accordance with this Section 2.1.6); and
(v)if Base Rate Loans are to be converted to SOFR Loans, a certification by the Borrower that no Event of Default has occurred and is continuing.
The Borrower shall so deliver each Notice of Conversion of Loan Type so as to provide at least the applicable Minimum Notice Period. Any Notice of Borrowing may be modified or revoked by the Borrower through the Business Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered to the Administrative Agent in the manner provided in Section 10.1. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.
1.1.7Prepayments; Term Conversion.
(a)Terms of All Prepayments.
(i)Upon the prepayment of any Loan (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment), the Borrower shall pay to the Administrative Agent for the account of the Lender which made such Loan (A) all accrued interest to the date of such prepayment on the amount of such Loan prepaid, and (B) all accrued fees to the date of such prepayment relating to the amount of such Loan being prepaid.
(ii)[Reserved].

(iii)If any prepayment of Term Loans is made pursuant to this Section 2.1.7 and such prepayment would result in the aggregate notional amounts under the Secured Hedge Agreements exceeding the amounts permitted pursuant to Section 5.12, then the Borrower (x) shall cause the Project Companies to terminate, or to the extent permitted by the applicable Secured Hedge Agreement, transfer or novate, a portion of one or more Secured Hedge Agreements such that, after giving pro forma effect to any such prepayment, the aggregate notional amount of the Secured Hedge Agreements satisfies the maximum hedging requirements under to Section 5.12 and (y) may apply a portion of the proceeds to be prepaid to terminate or, to the extent permitted by the applicable Secured Hedge Agreements, transfer or novate a portion of the Secured Hedge Agreements, such that, after giving pro forma effect to such prepayment of Term Loans, the aggregate notional amount of the Secured Hedge Agreements is not less than the minimum hedging requirements of the Borrower under Section 5.12. Any such early termination of Secured Hedge Agreements shall be on a pro rata basis among all of the Secured Hedge Agreements, according to the notional amounts then outstanding under each such Secured Hedge Agreement; provided, however, that nothing in this clause shall require the Borrower to terminate any Secured Hedge Agreements except to the extent required pursuant to Section 5.12.
(iv)All Optional Prepayments shall be applied as directed by Borrower (or, if no direction is given, in the order of the maturity of the scheduled principal payments).
(v)Any Mandatory Prepayment pursuant to Sections 2.1.7(c)(i) and 2.1.7(c)(ii)(A) shall be applied as set forth herein and in the Depositary Agreement, and any Mandatory Prepayment pursuant to Section 2.1.7(c)(v) shall be applied to prepay outstanding Term Loans or to reduce the remaining payments of Term Loans required under Section 2.1.1(d) in the inverse order of maturity, together with (x) accrued but unpaid interest and fees payable in connection with such prepayment, (y) amounts payable pursuant to Section 2.10 and (z) any Hedge Termination Payments payable to any Permitted Hedge Counterparty pursuant to Section 2.1.7(a)(iii) in connection with such prepayment or, if not payable on the date of such Mandatory Prepayment, reservation in the Prepayment Account (as defined in the Depositary Agreement) of an amount equal to 100% of the Hedge Termination Payments reasonably projected as of the date of such Mandatory Prepayment to be payable by a Project Company to any Permitted Hedge Counterparty in connection with any such prepayment with respect to Secured Hedge Agreements terminated in accordance with Section 2.1.7(a)(iii); provided that any amounts not actually applied to the repayment of Secured Hedge Agreements in accordance with this clause (z) shall be applied in the order set forth in this Section 2.1.7(a)(v), without regard to this clause (z).
(vi)Any Mandatory Prepayment pursuant to Sections 2.1.7(c)(ii)(B) and (iv) shall be applied, to prepay outstanding Term Loans or to reduce the remaining payments of Term Loans required under Section 2.1.1(d) in the inverse order of maturity, together with (x) accrued but unpaid interest and fees payable in connection with such prepayment, (y) amounts payable pursuant to Section 2.10 and (z) any Hedge Termination Payments payable to any Permitted Hedge Counterparty pursuant to Section 2.1.7(a)(iii) in connection with such prepayment or, if not payable on the date of such Mandatory Prepayment, reservation in the Prepayment Account (as defined in the Depositary Agreement) of an amount equal to 100% of the Hedge Termination Payments reasonably projected as of the date of such Mandatory Prepayment to be payable by the Borrower to any Permitted Hedge Counterparty in connection with any such prepayment with respect to Secured Hedge Agreements terminated in accordance with Section 2.1.7(a)(iii); provided that any amounts not actually applied to the repayment of Secured Hedge Agreements in accordance with this clause (z) shall be applied in the order set forth in this Section 2.1.7(a)(vi), without regard to this clause (z).
(vii)Any Mandatory Prepayment pursuant to Section 2.1.7(c)(iii), (vi) and (vii) shall be applied, (1) first, to prepay outstanding Term Loans or to reduce the remaining payments of Term Loans required under Section 2.1.1(d) pro rata to the scheduled principal payments, together with (x) accrued but unpaid interest and fees payable in connection with such prepayment, (y) amounts payable pursuant to Section 2.10 and (z) any Hedge Termination Payments payable to any Permitted Hedge Counterparty pursuant to Section 2.1.7(a)(iii) in connection with such prepayment or, if not payable on the date of such Mandatory Prepayment, reservation in the Prepayment Account (as defined in the Depositary Agreement) of an amount equal to 100% of the Hedge Termination Payments reasonably projected as of the date of such Mandatory Prepayment to be payable by a Project Company to any Permitted Hedge Counterparty in connection with any such prepayment with respect to Secured Hedge Agreements terminated in accordance with Section 2.1.7(a)(iii); provided that any amounts not actually applied to the repayment of Secured Hedge Agreements in accordance with this clause (z) shall be applied in the order set forth in this Section 2.1.7(a)(vii), without regard to this clause (z); (2) second, after no payments required under clause (B)(1) above remain outstanding, to prepay outstanding DSR Loans, LC Loans, and LC Reimbursement Obligations then outstanding, on a pro rata basis, with a corresponding reduction of DSR Loan Commitments and LC Issuer Commitments in the same amount of such prepayment together with (x) accrued but unpaid interest payable in connection with such prepayment and (y) amounts payable pursuant to Section 2.10; and (3) third, after no payments required under clause (v)(2) above remain outstanding, ratably to Cash Collateralize any outstanding Letters of Credit in an amount equal to 102.5% of the Stated Amount of such Letters of Credit.
(viii)A prepayment of Loans of any Class may be applied to prepay outstanding Base Rate Loans of such Type before any other Loans of such Type so long as such application does not affect the right any Lender would otherwise have to receive pro rata prepayments of the Loans or a Type of Loans, as applicable, held by such Lender.
(ix)For a Mandatory Prepayment made pursuant to Section 2.1.7(c)(iii) or (vii),, the Target Debt Balance for each Quarterly Payment Date occurring on or after the date of such Mandatory Prepayment, shall be reduced by the percentage that represents the ratio of (x) the amount so prepaid divided by (y) the aggregate principal amount of, (i) for Mandatory Prepayments prior to the Term Conversion Date, the Total Term Loan Commitment or (ii) for Mandatory Prepayments after the Term Conversion Date, the outstanding principal amount of Term Loans immediately prior to giving effect to such Mandatory Prepayment. Within five (5) Business Days after any such Mandatory Prepayment), the Borrower shall deliver to the Administrative Agent a proposed revised Target Debt Balance calculation implementing the applicable adjustments described by this Section, together with reasonably detailed supporting calculations therefor, which revised calculations, once approved by the Administrative Agent (such approval not to be unreasonably withheld), shall be deemed to be the Target Debt Balances for all purposes under this Agreement.
(b)Optional Prepayments.
(i)The Borrower may, at its option and without premium or penalty but subject to Section 2.10, upon five (5) Business Days’ notice to the Administrative Agent (which notice may state that it is conditioned upon the effectiveness of another credit facility or facilities or other agreement(s) providing the source of funds for such Optional Prepayment, in which case such notice may be revoked by the Borrower by providing written notice to the Administrative Agent at least the Minimum Notice Period prior to the proposed date of the Optional Prepayment if one or more of such conditions is not satisfied), prepay any Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (provided that such minimum amounts shall not apply to a prepayment of all outstanding Loans of a particular Class) (each, an “Optional Prepayment”).

(ii)Optional Prepayments of the Term Facility may not be re-borrowed. Optional Prepayments of the DSR Loan Facility may be re-borrowed in accordance with the terms and conditions described in this Agreement.
(c)Mandatory Prepayments. The Borrower shall make the following mandatory prepayments (each, a “Mandatory Prepayment”):
(i)In the event of any termination of all of the DSR Loan Commitments in accordance with this Agreement (including pursuant to Section 2.6.3(b)), the Borrower shall, on the date of such termination, repay or prepay all its outstanding DSR Loans and LC Loans and terminate any outstanding Letter of Credit and/or Cash Collateralize any outstanding Letter of Credit in the amount equal to 102.5% of the LC Exposure thereunder. If as a result of any partial reduction of the DSR Loan Commitments, the Total DSR Exposure would exceed the Total DSR Loan Commitments, or the total aggregate DSR LC Exposure of the LC Issuers would exceed the Total LC Issuer Commitment, after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay DSR Loans and/or LC Loans and/or Cash Collateralize the Letters of Credit in an amount equal to 102.5% of the amount of such excess; provided that any amount provided to Cash Collateralize the Letters of Credit under this clause (i) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with this clause (i), and no Event of Default shall have occurred and be continuing;
(ii)On each Principal Repayment Date (as defined in the Depositary Agreement) in accordance with (A) Section 3.3(b)(v) of the Depositary Agreement and (B) 3.3(b)(vii) of the Depositary Agreement;
(iii)As, when, and to the extent contemplated in accordance with Section 3.9(b)(ii), 3.9(b)(iv), 3.11(b)(i) and 3.12(b)(ii) of the Depositary Agreement;
(iv)On the Term Conversion Date, in accordance with Section 3.2(b) of the Depositary Agreement;
(v)In connection with a Restricted Payment in accordance with Section 6.9(b);
(vi)Upon the receipt of any proceeds from the issuance of any Indebtedness by the Borrower that is not permitted hereunder pursuant to Section 6.1 in the amount of any such proceeds; and
(vii)Pursuant to Section 7.5, upon at least one (1) Business Day’s prior written notice to the Administrative Agent, to the extent the Base Case Model Re-run performed after the occurrence of the applicable Default or comparable triggering event results in the maximum aggregate amount of Term Loans that meets the Debt Service Sizing Parameters being less than the then outstanding Term Loans, in an amount necessary so as to achieve compliance with the Debt Service Sizing Parameters, to be applied to the outstanding principal balance of the Loans pro rata based on remaining scheduled principal payments.
1.1.8Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, at its address referred to in Section 10.1, a register for the recordation of the names and addresses of the Lenders (including any Person that becomes a Lender in accordance with Section 2.2.12 of this Agreement), the Commitments and Loans of each Lender from time to time and the name of each Lender which holds a Note (the “Register”). The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

The Administrative Agent shall record in the Register (a) the Commitments and the Loans from time to time of each Lender, (b) the interest rates applicable to all Loans and the effective dates of all changes thereto, (c) the Interest Period for each SOFR Loan, (d) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (e) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (f) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (g) such other information as the Administrative Agent may determine is necessary for the administering of the Loans and this Agreement. Any such recording shall be conclusive and binding in the absence of manifest error; provided that neither the failure to make any such recordation, nor any error in such recordation, shall affect the Borrower’s Obligations in respect of any applicable Loans or otherwise; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern absent manifest error.
1.2LC Facility.
1.1.1Letter of Credit Facility Issuer Commitments. The initial Dollar amount of each LC Issuer’s LC Issuer Commitment on the Closing Date is as set forth under the caption “LC Issuer Commitments” on Schedule 2. The aggregate amount of the LC Issuer Commitments of all LC Issuers on the Closing Date is $10,000,000 (the “Closing Date Total LC Issuer Commitment”). Each Letter of Credit issued hereunder shall constitute utilization of a portion of the LC Issuer Commitments and the Total DSR Loan Commitment, as applicable, in an amount equal to the Stated Amount of such Letter of Credit.
1.1.2[Reserved].
1.1.3Issuance of DSR Letters of Credit. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more Letters of Credit for its own account, in each case substantially in the form of Exhibit B-3 or such other form reasonably acceptable to the applicable LC Issuer(s) and the Borrower (each, a “DSR Letter of Credit”), commencing on the Closing Date and from time to time during the applicable DSR Availability Period. DSR Letters of Credit shall be issued solely for the purposes set forth in Section 5.10(b). The Borrower shall, pursuant to Section 2.2.5, be entitled to reinstatement of the amounts drawn under each DSR Letter of Credit upon reimbursement of any such drawing or, in the event that such drawing is financed by an LC Loan, upon repayment of such LC Loan.
1.1.4Notice of Issuance of Letters of Credit, Amendment, Renewal, Extension; Certain Conditions.
(a)To request the Issuance of a Letter of Credit, Borrower shall transmit by facsimile or transmit by electronic communication to the applicable LC Issuer and Administrative Agent (three (3) Business Days in advance of the requested date of Issuance) a Notice of LC Activity requesting the Issuance of a Letter of Credit and specifying the date of Issuance, the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to Issue such Letter of Credit. The Administrative Agent shall promptly notify each DSR Lender of each Notice of LC Activity and of each DSR Lender’s Proportionate Share of the aggregate amount available to be drawn under such Letter of Credit. If requested by the applicable LC Issuer, the Borrower also shall submit a Letter of Credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)A Letter of Credit shall be Issued by an LC Issuer only if (and, upon Issuance of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such Issuance and/or any cancellations or the expiration of, or permanent reduction of the Stated Amount of, any Letter of Credit previously Issued hereunder,
(i)such LC Issuer’s DSR LC Exposure shall not exceed its LC Issuer Commitment;
(ii)the sum of the Proportionate Share of the LC Exposure of any DSR Lender plus its DSR Loans shall not exceed its DSR Loan Commitment;
(iii)the aggregate DSR LC Exposure of all LC Issuers shall not exceed the Total LC Issuer Commitment and the aggregate LC Exposure of all DSR Lenders shall not exceed the Total DSR Loan Commitments; and
(iv)such Letter of Credit is a DSR Letter of Credit, or, after issuing such Letter of Credit, an amount of the DSR Loan Commitment equal to the DSR Required Balance shall be available for DSR Letters of Credit (taken together with the Stated Amount of any existing DSR Letters of Credit).
(c)Each Letter of Credit shall expire on or prior to the close of business on the expiration date stated therein, which shall be a date the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that each Letter of Credit shall provide for automatic renewal thereof through a date no later than five (5) Business Days prior to the Maturity Date unless the applicable LC Issuer has notified the beneficiary (with a copy to the Borrower and the Administrative Agent) no later than the 30th day prior to the expiration thereof, that such Letter of Credit will not be extended; provided, however, that an LC Issuer may only provide such a notice of non-renewal if the conditions to the issuance of a Letter of Credit set forth in Section 4.7 will not be satisfied on the applicable renewal date, an Event of Default has occurred and is continuing, or as required by such LC Issuer’s internal policies consistently applied or any Requirement of Law applicable to such LC Issuer.
1.1.5Reimbursement of Drawing Payments; LC Loans. If any LC Issuer shall make a Drawing Payment under a Letter of Credit, the Borrower shall reimburse such Drawing Payment by paying to Administrative Agent an amount equal to such Drawing Payment, in Dollars, not later than 11:00 a.m., New York City time, on the Business Day immediately following the date (the “Reimbursement Date”) such Drawing Payment is made by the LC Issuer; provided that so long as no Event of Default pursuant to Section 7.1(a) or Event of Default with respect to OPAL Fuels, Opal Parent, GFL, GFL Parent or the Borrower pursuant to Section 7.1(g) (each a “Specified Event of Default”) has occurred and is continuing, any Drawing Payment shall be deemed to be a request by the Borrower for a Borrowing in an aggregate amount equal to the amount of the Borrower’s LC Reimbursement Obligation with respect to such Drawing Payment (a “LC Loan”), and the DSR Lenders shall make LC Loans in the amount of the Drawing Payment and the Borrower’s LC Reimbursement Obligation shall be discharged and replaced by the resulting LC Loans; provided, further, if for any reason proceeds of LC Loans are not received by such LC Issuer on the Reimbursement Date in an amount equal to the amount of such Drawing Payment, the Borrower shall reimburse such LC Issuer, on demand, in an amount in same day funds equal to the excess of the amount of such Drawing Payment over the aggregate amount of such LC Loans, if any, which are so received. With respect to any LC Reimbursement Obligation that is not financed with an LC Loan because a Specified Event of Default has occurred and is continuing, such LC Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest as provided in

Section 2.7.3. The LC Loans made pursuant to this Section 2.2.5 shall initially be Base Rate Loans. The Borrower shall pay to the Administrative Agent, for the account of each applicable Lender, the then unpaid principal amount of such Lender’s LC Loans (if any) no later than the Maturity Date. If the Borrower shall fail to reimburse such Drawing Payment under a Letter of Credit (whether as a result of a Specified Event of Default or otherwise) in an amount sufficient to repay each LC Issuer in full for the amount of the Borrower’s LC Reimbursement Obligation related to such Letter of Credit or to the extent the Borrower’s LC Reimbursement Obligation is discharged and replaced by a LC Loan resulting from a Drawing Payment, in each case, by 3:00 p.m., New York City time, on the date of such Drawing Payment, then Administrative Agent shall notify the applicable LC Issuer and each DSR Lender no later than 5:00 p.m., New York City time on such date (or the next Business Day if such date is not a Business Day) (unless such DSR Lender is also the LC Issuer) of the payment then due from the Borrower or the amount of LC Loan resulting from a Drawing Payment and such DSR Lender’s Proportionate Share thereof. Not later than 2:00 p.m., New York City time, on the Business Day following the date of receipt of such notice, each DSR Lender (unless such DSR Lender is also the LC Issuer) shall in accordance with its obligation under Section 2.2.13(a) pay to the Administrative Agent in Dollars its Proportionate Share of the payment then due from the Borrower or the LC Loan resulting from the applicable Drawing Payment, in the same manner as provided above, and the Administrative Agent shall promptly pay to the applicable LC Issuer in Dollars, the amounts so received by it from such DSR Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.2.5, the Administrative Agent shall distribute such payment to the applicable LC Issuer or, to the extent such DSR Lenders have made payments pursuant to this Section 2.2.5 to reimburse such LC Issuer, then to such DSR Lenders and such LC Issuer as their interests may appear.
1.1.6Reimbursement Obligations Absolute. The obligation of the Borrower to reimburse any Drawing Payment as provided in Section 2.2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by an LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (d) any amendment or waiver of or any consent to departure from all or any terms of any of the Operative Documents, (e) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the beneficiary of such Letter of Credit (or any Persons for whom such beneficiary may be acting), the applicable LC Issuer, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, by any other Operative Document or by any unrelated transaction, (f) any breach of contract or dispute among or between the Borrower, an LC Issuer, the Administrative Agent, any Lender or any other Person, (g) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any Drawing Payment or any other act or omission of such beneficiary in connection with such Letter of Credit, (h) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Loan Documents, (i) the failure of any Lender to make an LC Loan as contemplated by Section 2.2.5, (j) an adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower, (k) a Default or Event of Default under this Agreement, or (l) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by an LC Issuer shall not have constituted gross negligence or willful misconduct by such LC Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment. Neither the Administrative Agent, the Lenders nor the applicable LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an LC Issuer; provided that nothing contained herein shall be construed to excuse an LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by (i) such LC Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit substantially comply with the terms thereof or (ii) such LC Issuer’s refusal to issue, renew or reinstate a Letter of Credit in accordance with the terms of this Agreement. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
1.1.7Disbursement Procedures. Each LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each LC Issuer shall promptly notify Administrative Agent and Borrower by facsimile or other means in accordance with this Agreement of such demand for payment and whether such LC Issuer has made or will make a Drawing Payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable LC Issuer and the applicable Lenders with respect to any such Drawing Payment.
1.1.8Interim Interest. If an LC Issuer shall make any Drawing Payment, then, unless the Borrower shall reimburse such Drawing Payment in full on the date such Drawing Payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Drawing Payment is made to but excluding the date that the Borrower reimburses such Drawing Payment (including in the case of a Drawing Payment under any Letter of Credit by discharging or financing such Drawing Payment by an LC Loan), at the rate per annum then applicable to Base Rate Loans; provided that if such Drawing Payment is not reimbursed by the Borrower when due or discharged pursuant to Section 2.2.5, it shall bear interest as provided in Section 2.7.3. Interest accrued pursuant to this Section 2.2.8 shall be for the account of the applicable LC Issuer and/or applicable DSR Lender, as the case may be.
1.1.9LC Loan Interest. The Borrower shall pay interest on the unpaid principal amount of each LC Loan from the date such LC Loan is made until the maturity or repayment thereof at the following rates per annum:
(a)with respect to the principal portion of such LC Loan which is, and during such periods as such LC Loan is, a Base Rate LC Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Margin in respect of Base Rate Loans; and
(b)with respect to the principal portion of such LC Loan which is, and during such periods as such LC Loan is, a SOFR LC Loan, at a rate per annum during each Interest

Period for such SOFR LC Loan equal to the Adjusted Term SOFR plus the Applicable Margin in respect of SOFR Loans.
1.1.10Cash Collateralization.
(a)Mandatory Prepayments; Event of Default. If (i) the Borrower is required to Cash Collateralize outstanding Letters of Credit pursuant to Section 2.1.7(a) in connection with a Mandatory Prepayment or (ii) any Event of Default shall occur and be continuing, (x) in the case of an Event of Default described in Section 7.1(g), on the first (1st) Business Day, or (y) in the case of any other Event of Default, on the third (3rd) Business Day, in each case under this clause (ii), following the date on which Borrower receives notice from the Administrative Agent in accordance with Section 7.4(d) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with Administrative Agent for the benefit of the LC Issuers, an amount in Dollars in cash equal to 102.5% of the aggregate LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence and continuance of any Event of Default under Section 7.1(g) applicable to the Borrower, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent for the benefit of the LC Issuers as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (A) for so long as an Event of Default shall be continuing, the Administrative Agent and (B) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent (upon the written request of each applicable LC Issuer) to reimburse the LC Issuers for Drawing Payments for which any such LC Issuer has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Borrower’s obligation to repay any LC Loans at such time or, if the maturity of the Term Loans has been accelerated (but subject to the consent of the Administrative Agent in accordance with Section 6.2), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence and continuance of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(b)Defaulting Lender. At any time that there shall exist a Defaulting Lender, on the first (1st) Business Day following the date on which Borrower receives notice from the Administrative Agent or any LC Issuer demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent for the benefit of the applicable LC Issuer, an amount in Dollars in cash equal to 100% of the total Fronting Exposure of such LC Issuer as of such date. Each such deposit pursuant to this Section 2.2.10(b) shall be held by the Administrative Agent for the benefit of the applicable LC Issuer as collateral for the Defaulting Lender’s obligation to fund participations in respect of the Letters of Credit issued by such LC Issuer. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Borrower in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such accounts. Moneys in such account shall be applied by the Administrative Agent (upon the direction of the Administrative Agent) to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash

Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable DSR Lender or the provision by or on behalf of such Defaulting Lender of Cash Collateral pursuant to Section 2.7.6(d)), or (ii) the determination by the Administrative Agent and each LC Issuer that there exists excess Cash Collateral for such purpose.
1.1.11Reporting. Unless otherwise requested by the Administrative Agent, each LC Issuer shall (a) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.2.4 no later than the next Business Day after receipt thereof and (b) report in writing to the Administrative Agent (who shall in turn promptly provide notice of same to all Lenders) (i) on or prior to each Business Day on which such LC Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and such LC Issuer shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised such LC Issuer that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (ii) on each Business Day on which such LC Issuer makes any Drawing Payment, the date of such Drawing Payment and the amount of such Drawing Payment and (iii) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent; provided that any failure by an LC Issuer to comply with the reporting requirements of this Section 2.2.11 shall not affect any rights of such LC Issuer under the Loan Documents so long as such failure does not increase any cost or liability of the Borrower under the Loan Documents (and then only to the extent of such increased cost or liability of the Borrower under the Loan Documents).
1.1.12Replacement, Resignation and Addition of an LC Issuer.
(a)Replacement of an LC Issuer. An LC Issuer may resign as an LC Issuer upon forty-five (45) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. An LC Issuer may be replaced at any time only (i) by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuer and the successor LC Issuer or (ii) by written agreement among the Borrower, the Administrative Agent and the successor LC Issuer following a default by such LC Issuer in respect of its obligations under this Agreement or failure of such LC Issuer to satisfy the definition of an Acceptable Credit Provider. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees and LC Reimbursement Obligations, if any, accrued for the account of the replaced LC Issuer pursuant to Section 2.5. From and after the effective date of any such replacement, (a) the successor LC Issuer shall have all the rights and obligations of the replaced LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “LC Issuer”, as applicable, shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of any LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such LC Issuer under this Agreement with respect to any Letter of Credit issued by it prior to such replacement (and any LC Reimbursement Obligation or LC Loan with respect thereto) but shall not be required to issue any additional Letter of Credit, as applicable.

(b)The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender being so designated, designate one or more additional Lenders, each of which shall be an Acceptable Credit Provider, to act as an LC Issuer under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent and such additional LC Issuer with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional LC Issuer. Any Lender designated as an LC Issuer pursuant to this Section 2.2.12(b) shall be deemed to be an “LC Issuer” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Lender, and the Borrower shall deliver to the Administrative Agent an updated version of Schedule 2, reflecting the LC Issuer Commitments of such new LC Issuer(s).
1.1.13LC Participations.
(a)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any LC Issuer and without any further action on the part of such LC Issuer and the DSR Lenders, each LC Issuer hereby grants to each DSR Lender, and each such DSR Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such DSR Lender’s Proportionate Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each DSR Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, in Dollars, for the account of the applicable LC Issuer, such DSR Lender’s Proportionate Share of each Drawing Payment in respect of any Letter of Credit not reimbursed by Borrower on the date due as provided in Section 2.2.5, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each DSR Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.13 in respect of each such Letter of Credit pursuant to the terms of this Agreement is absolute and unconditional and shall not be affected by any circumstance whatsoever (other than circumstances arising from the gross negligence or willful misconduct of an LC Issuer as determined by a court of competent jurisdiction in a final and non-appealable judgment), including any amendment, renewal or extension of a Letter of Credit or the occurrence and continuation of a Default or reduction or termination of the DSR Loan Commitments or the LC Issuer Commitments in accordance with the terms of this Agreement, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If any DSR Lender defaults or fails to fulfill any of its obligations herein, no Default or Event of Default shall arise solely as a result of such default or failure and the default or failure of such DSR Lender shall give rise to a claim for damages as between the applicable LC Issuer and the applicable DSR Lender.
(b)Notwithstanding anything to the contrary herein, so long as any DSR Lender is a Defaulting Lender, no LC Issuer shall be required to issue any Letter of Credit unless such LC Issuer has entered into arrangements satisfactory to it and Borrower to eliminate any Fronting Exposure.
1.3Incremental Term Loan Facilities
1.1.1Borrower Request.
(a)Borrower Request. The Borrower may by written notice to the Lenders through the Administrative Agent elect to request the establishment of one or more new term loan commitments (each, a “Incremental Term Loan Commitment”). Each such notice shall: (i) specify the anticipated date on which the Borrower proposes that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than forty-five (45) days after the date on which such notice is delivered to the Administrative Agent; (ii) include an update to the most recently updated Base Case Projections reflecting the Incremental Term Loan Commitments in accordance with Section 4.4(a)(ii); and (v) include an initial proposed draft of the Increase Joinder in respect of the Incremental Term Loan Commitment. The Administrative Agent may elect or decline to arrange such Incremental Term Loan Commitments in its sole discretion and each Lender may elect or decline, in its sole discretion, to provide an Incremental Term Loan Commitment in an amount equal to its pro rata share of the aggregate Total Term Loan Commitment among all Lenders electing to provide an Incremental Term Loan Commitment; and, if any of the existing Lenders decline to provide any portion of such Incremental Term Loan Commitment, or if any of the Lenders do not respond in writing within ten (10) Business Days after being notified by Borrower of such request, the Borrower may offer such portion of the Incremental Term Loan Commitment to any other Person that is an Eligible Assignee. The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of the Incremental Satisfaction Date and in respect thereof the Incremental Term Loan Commitment and applicable Lenders holding such Commitments.
(b)Conditions. The Incremental Term Loan Commitments shall become effective as of the first date that the following conditions precedent have been satisfied:
(i)     all conditions set forth in Section 4.4 with respect to the applicable Incremental Projects shall have been met;
(ii)     since the Closing Date, no event or circumstance which has had a Material Adverse Effect shall have occurred and be continuing;
(iii)    no Default or Event of Default shall have occurred and be continuing as of the Incremental Satisfaction Date or would exist immediately after giving effect to the borrowings to be made on the Incremental Satisfaction Date;
(iv)     all representations and warranties contained in this Agreement and the other Loan Documents (in each case with respect to each date of a Loan for a Project and as of each Inclusion Date with respect to an Incremental Project such representation or warranty as to any Project or any Project Company shall relate only to such Project or Project Company) shall be true and correct in all material respects on and as of the Incremental Satisfaction Date (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the Incremental Satisfaction Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents;
(v)    the Borrower shall deliver or cause to be delivered officer’s certificates and legal opinions with respect to the Increase Joinder to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Required Lenders;
(vi)    The Administrative Agent shall have received, at least ten (10) Business Days prior to the requested Incremental Satisfaction Date:

(a)    All documentation and other information regarding the Pledgors and the Obligors requested in connection with applicable “know your customer” rules and regulations, Anti-Money Laundering Laws, including the Patriot Act; and
(b)    Beneficial Ownership Certifications with respect to each Pledgor and each applicable Obligor.
(vii)    the Borrower has delivered a notice meeting the requirements set forth in this Section 2.3.1(b) at least forty-five (45) days prior to the Incremental Satisfaction Date; and
(viii)     no later than ten (10) Business Days before the Inclusion Date, the Borrower shall have delivered to the Administrative Agent (for delivery to each Lender and LC Issuer) (A) a final update to the most recently updated Base Case Projections, which Base Case Projections update shall be satisfactory to the Administrative Agent and the Required Lenders (in consultation with the Independent Engineer) and (B) a certificate of an Authorized Officer of the Borrower stating that the Base Case Projections were prepared in good faith based upon assumptions which the Borrower considers to be reasonable at the time made and at the time made available to the Administrative Agent, the Lenders and LC Issuers and as of the Incremental Satisfaction Date.
1.1.2Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Term Loan Commitments shall be as follows:
(a)terms and provisions of Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans and to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (b) or (c) below) they shall be satisfactory to the Lenders; provided that in any event the Incremental Term Loans must comply with clauses (b) and (c) below;
(b)the maturity date of Incremental Term Loans shall be the Maturity Date; and
(c)the Applicable Margin for Incremental Term Loans shall be determined by the Borrower and the Lenders of the Incremental Term Loans.
1.1.3Joinder. The Incremental Term Loan Commitments shall be effected by a joinder agreement in form and substance satisfactory to the Lenders (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them.
1.4Fees.
1.1.1Agents’ Fees. The Borrower shall pay to each applicable Agent and the applicable LC Issuers for the account of such Agent or such LC Issuer, as applicable, the fees payable to such Agent or such LC Issuer, as applicable, set forth in the Agency Fee Letter and the WTNA Fee Letter.

1.1.2Commitment Fees.
(a)The Borrower shall pay to the Administrative Agent, for the benefit of each Term Lender (other than any Defaulting Lender), a commitment fee (a “Term Loan Commitment Fee”) which shall accrue at a rate per annum equal to one-half of one percent (0.50%) on the average daily Unutilized Term Loan Commitment of each such Term Lender during the period from and including the Closing Date until the Term Conversion Date.
(b)The Borrower shall pay to the Administrative Agent, for the benefit of each DSR Lender (other than any Defaulting Lender), a commitment fee (a “DSR Commitment Fee” and together with the Term Loan Commitment Fee, the “Commitment Fees”) which shall accrue at a rate per annum equal to one-half of one percent (0.50%) on the average daily Unutilized DSR Loan Commitment of each such DSR Lender during the period from and including the Closing Date until the Maturity Date.
(c)All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Accrued Commitment Fees shall be due and payable in arrears on each Quarterly Payment Date after the Closing Date and on the Maturity Date. Commitment Fees in respect of each of the Term Facility or DSR Loan Facility, as applicable, shall cease to accrue for a Lender on the date on which the last of the Commitments of such Lender under such facility shall terminate or be terminated.
1.5LC Fees. The Borrower shall pay to the Administrative Agent, for the benefit of the DSR Lenders, a letter of credit participation fee (the “LC Fee”) which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on SOFR Loans on the average daily amount of such DSR Lender’s participation in LC Exposure (excluding any portion thereof attributable to LC Reimbursement Obligations or LC Loans) during the period from and including the Closing Date to but excluding the later of the date on which such DSR Lender’s DSR Loan Commitment terminates and the date on which such DSR Lender ceases to have any participation in LC Exposure (excluding any portion thereof attributable to LC Reimbursement Obligations or LC Loans). All LC Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Accrued LC Fees shall be due and payable in arrears on each Quarterly Payment Date after the Closing Date and on the Maturity Date.
1.6Total Commitments.
1.1.1Loan Commitment Amounts.
(a)Total Term Loan Commitment. Notwithstanding anything that may be construed to the contrary in this Agreement, the aggregate principal amount of all Term Loans made by the Lenders shall not exceed $85,000,000, as such amount may be reduced by the Borrower pursuant to Section 2.6.3, (such amount, as it may be reduced from time to time, the “Total Term Loan Commitment”), in each case, as such amount may be reduced by the Borrower pursuant to Section 2.6.3.
(b)Total DSR Loan Commitment. Notwithstanding anything that may be construed to the contrary in this Agreement, the aggregate principal amount of the DSR Loans and LC Loans made by the DSR Lenders plus the outstanding DSR LC Exposure at any time shall not exceed $10,000,000, as such amount may be reduced by the Borrower pursuant to Section 2.6.3 (such amount, as it may be reduced from time to time, the “Total DSR Loan Commitment”).

(c)Total Incremental Term Loan Commitment. Notwithstanding anything that may be construed to the contrary in this Agreement, the aggregate principal amount of the Incremental Term Loans made by the Lenders at any time shall not exceed $50,000,000, as such amount may be reduced by the Borrower pursuant to Section 2.6.3 (such amount, as it may be reduced from time to time, the “Total Incremental Term Loan Commitment”).
1.1.2LC Issuer Commitment.
The Stated Amount of the Letters of Credit shall not exceed the Closing Date Total LC Issuer Commitment, as such amount may be reduced by the Borrower pursuant to Section 2.6.3(b) (such amount, as it may be reduced from time to time, the “Total LC Issuer Commitment”).
1.1.3Reductions and Cancellations.
(a)The Borrower may at any time and from time to time by providing notice to the Administrative Agent not less than the Minimum Notice Period permanently reduce (without premium or penalty) the (i) Total Term Loan Commitment or the (ii) the Incremental Term Loan Commitment, in each case, by a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining Total Term Loan Commitment or the Total Incremental Term Loan Commitment, as applicable) or cancel (without premium or penalty) in its entirety the Total Term Loan Commitment or the Total Incremental Term Loan Commitment, as applicable, subject to the provisions of Section 2.6.3(c). The Borrower may, with the consent of the Required Lenders of the applicable Class, permanently reduce (without premium or penalty) the Commitments of any Class, by a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining DSR Loan Commitment) or cancel (without premium or penalty), subject to the provisions of Section 2.6.3(c). Borrower may not reduce or cancel any Term Loan Commitments, Incremental Term Loan Commitments, LC Issuer Commitments or any DSR Loan Commitments if:
(i)with respect to the Term Loan Commitments, after giving effect to such reduction or cancellation, the aggregate principal amount of all Term Loans then outstanding would exceed the Total Term Loan Commitment;
(ii)with respect to the Incremental Term Loan Commitments, after giving effect to such reduction or cancellation, the aggregate principal amount of all Incremental Term Loans then outstanding would exceed the Total Incremental Term Loan Commitment;
(iii)with respect to the DSR Loan Commitments, after giving effect to such reduction or cancellation and any concurrent prepayment of DSR Loans and LC Loans and/or termination and cancellation of any Letters of Credit, (x) the aggregate principal amount of the DSR Loans and LC Loans plus the outstanding DSR LC Exposure would exceed the Total DSR Loan Commitment, (y) the outstanding DSR LC Exposure would exceed the Total LC Issuer Commitment or (z) the aggregate amount of Unutilized DSR Loan Commitments would be insufficient to provide DSR Letters of Credit in an amount equal to the DSR Required Balance;
(iv)with respect to the Term Loan Commitments, after giving effect to such reduction or cancellation, the Available Construction Funds would not equal or exceed the aggregate unpaid amount required to cause the Substantial Completion Date for each Initial Project and each other Funded Project to occur and for Term Conversion to occur by the Date Certain and to pay (x) the Remaining Costs and (y) any anticipated Liquidation Costs and anticipated Hedge Breaking Fees arising from any prepayment related to such reduction or cancellation, as certified by a Responsible Officer of the Borrower in a certificate delivered to the Administrative Agent and verified by the Independent Engineer;

(v)with respect to the DSR Loan Commitments, it has not obtained the prior written consent of the Required DSR Lenders, which shall not be unreasonably withheld; or
(vi)such reduction or cancellation could reasonably be expected to cause a Default or Event of Default.
Once reduced or canceled, the Total Term Loan Commitment, the Incremental Term Loan Commitments, the DSR Loan Commitment or the LC Issuer Commitment, as applicable, may not be increased or reinstated.
(b)In the event the Borrower permanently reduces or cancels all or a part of the DSR Loan Commitments, there shall be a permanent reduction or cancellation of the LC Issuer Commitment, on a dollar-for-dollar basis corresponding to such reduction or cancellation.
(c)The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Commitments at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this clause (c) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of Commitments pursuant to this Section 2.6.3 shall be made ratably among the Commitments of the Lenders participating in the applicable Loan facility in accordance with their respective Proportionate Shares.
1.7Other Payment Terms.
1.1.1Place and Manner. Except as otherwise provided in the Fee Letters or any other provision contained in any of the Loan Documents, the Borrower shall make all payments due to any Lender, any LC Issuer, the Administrative Agent hereunder free and clear without setoff or counterclaim of any kind to the Administrative Agent, for the account of such Lender, such LC Issuer or the Administrative Agent (as the case may be), to the account denominated.
Bank Name: Bank Of Montreal, Chicago Branch
ABA/Swift/Routing No.: 071000288
Account No.: 1833201
Attention: N/A
Reference: Paragon RNG LLC
or such other account as the Administrative Agent shall notify Borrower from time to time, in Dollars and in immediately available funds not later than 1:00 p.m., New York City time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the Business Day after such payment is received. The Administrative Agent shall disburse to each Lender or each LC Issuer (as the case may be) each such payment received by the Administrative Agent for such Lender or such LC Issuer (as the case may be), such disbursement to occur on the day such payment is received if received by 1:00 p.m., New York City time, or if otherwise reasonably possible, or otherwise on the next Business Day.
1.1.2Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (unless such Business Day falls in the next succeeding calendar month, in which case such payment shall be made on the immediately preceding Business Day) (other than the Maturity Date, on which date all outstanding Obligations shall be due and payable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
1.1.3Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the overdue outstanding principal amount of all Loans and LC Reimbursement Obligations (without duplication) and any accrued and unpaid interest payments thereon and any accrued and overdue but unpaid fees, and other overdue amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable bankruptcy laws) payable upon demand, and the LC Fees shall be increased, at a rate that is (a) two percent (2.00%) per annum in excess of the interest rate or LC Fees, as applicable, then otherwise payable under this Agreement with respect to the applicable Loans and Letters of Credit, or (b) in the case of any such fees and other amounts, at a rate that is two percent (2.00%) per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (the “Default Rate”); provided that, in the case of SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such SOFR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is two percent (2.00%) per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (it being understood that from and after the date on which all continuing Events of Default have been cured or waived pursuant to Section 10.3, the Default Rate shall no longer apply). Payment or acceptance of the increased rates of interest provided for in this Section 2.7.3 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
1.1.4Net of Taxes, Etc.
(a)Taxes. Any and all payments to or for the benefit of a Credit Party by or on behalf of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding, setoff or counterclaim of any kind whatsoever of any Taxes unless required by applicable law. If any Taxes are required to be deducted or withheld from or in respect of any sum payable by or on behalf of any Obligor hereunder or under any other Loan Document to any Credit Party, under applicable Requirements of Law, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as may be necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.7.4), such Credit Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make (or cause to be made) such deductions or withholdings, and (iii) the Borrower shall pay (or cause to be paid) the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Requirements of Law. In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payments reasonably satisfactory to the Lenders in respect of any Taxes or Other Taxes payable hereunder promptly after the payment of such Taxes or Other Taxes.
(b)Tax Indemnity. The Borrower shall indemnify each Credit Party for and hold it harmless against the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.7.4) paid by any Credit Party or its Affiliate, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent

on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payments by the Borrower pursuant to this indemnification shall be made within thirty (30) days from the date such Credit Party makes written demand therefor (submitted through the Administrative Agent). Depositary Agent shall be an express third party beneficiary of this Section 2.7.4(b).
(c)Notice. Within thirty (30) days after the date of any payment of Indemnified Taxes by or on behalf of Borrower, the Borrower shall furnish to the Administrative Agent, in each case at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not obtainable, other evidence of such payment reasonably satisfactory to the Administrative Agent. The Borrower shall compensate each Credit Party for all reasonable losses and expenses sustained by such Credit Party as a result of any failure by the Borrower to so furnish such copy of such receipt.
(d)Reimbursement by Credit Parties. If any Credit Party receives an indemnification payment pursuant to Section 2.7.4(b) (or if the Borrower pays any additional amount under Section 2.7.4(a)) and if such Credit Party, in its sole opinion, applies or otherwise takes advantage of any refund arising out of or in conjunction with any Indemnified Taxes which give rise to such additional amount or indemnification, such Credit Party shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such refund and without any other adverse tax consequences for such Credit Party, reimburse to the Borrower such amount as the Credit Party shall, in its sole opinion, have determined to be attributable to the relevant Indemnified Taxes, net of all out-of-pocket expenses (including Taxes) of such Credit Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), and as will leave such Credit Party in no better or worse position than it would have been in if the payment of such Indemnified Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid, provided, however, that if the Credit Party is required to repay all or any portion of any refund or any interest thereon to such Governmental Authority, then, upon the request of such Credit Party, the Borrower agrees to repay such Credit Party, as soon as reasonably practicable, the amount of the refund required to be paid to such Governmental Authority by such Credit Party that is required to be forfeited, in each case plus any penalties, interest or other charges imposed by such Governmental Authority with respect to such refund, as the case may be. Nothing in this Section 2.7.4(d) shall oblige any Credit Party to disclose to the Borrower or any other Person any information regarding its tax affairs or tax computations, or shall interfere with Credit Party’s absolute discretion to arrange its tax affairs in whatever manner it thinks fit. In particular, no Credit Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.
(e)Survival of Obligations. The obligations of the Borrower and each Credit Party under this Section 2.7.4 shall survive the termination of this Agreement and the repayment of Borrower’s Obligations.
(f)FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.7.4(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
1.1.5Withholding Exemption Certificates. Each Lender upon becoming a Lender and each LC Issuer upon becoming an LC Issuer agree that they will deliver to the Administrative Agent and the Borrower either (a) if such Lender is a United States person (as such term is defined in Section 7701(a)(30) of the Code), an executed copy of a United States Internal Revenue Service Form W-9, or (b) if such Lender is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8BEN-E, W-8ECI, W-8EXP or W-8IMY or successor applicable form, as the case may be (certifying therein an entitlement to an exemption from or reduction in, United States withholding taxes) plus, in the case of a Lender using the so-called “portfolio interest exemption,” a duly completed and executed non-bank certificate in the form of Exhibits E-1, E-2, E-3 or E-4, as applicable to such Lender (each a “U.S. Tax Compliance Certificate”). Each Lender or LC Issuer which delivers to the Borrower and the Administrative Agent a Form W-9, W-8BEN or W-8BEN-E, W-8ECI, W-8EXP or W-8IMY and/or a U.S. Tax Compliance Certificate, as the case may be, pursuant to the preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent further copies of the Form W-9, W-8BEN or W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, or successor applicable forms, or other manner of certification or procedure, and a U.S. Tax Compliance Certificate, as the case may be, on or before the date that any such form or certificate expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent forms previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying in the case of a Form W-9, W-8BEN or W-8BEN-E, W-8ECI, W-8EXP or W-8IMY and/or a U.S. Tax Compliance Certificate, as the case may be, that such Lender or LC Issuer is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or at a reduced rate, unless in any such cases any change in treaty, law, regulation or the circumstance of any Obligor or Affiliate of any Obligor (other than an Affiliate that is a Credit Party) or any designation of a new lending office or assignment or other applicable exception has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms or certificates inapplicable or which would prevent a Lender or LC Issuer from duly completing and delivering any such form or certificate with respect to it and such Lender or LC Issuer advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or at a reduced rate. Notwithstanding any other provision of this Section 2.7.5, no Person shall be required to deliver any form pursuant to this Section 2.7.5 that such Person is not legally able to deliver.
1.1.6Defaulting Lender Provisions. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply to the extent permitted by applicable law for so long as such Lender is a Defaulting Lender:
(a)Fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.4 and Section 2.5 for any period during which such Lender is a Defaulting Lender (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided, however, that each Defaulting Lender shall be entitled to receive LC Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Proportionate Share of the Drawing Amounts of the Letters of Credit for which it has provided Cash Collateral.

(b)With respect to any Commitment Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (a) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.7.6(e) below, (y) pay to each LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(c)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.3 and the definition of “Required Lenders”.
(d)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.2 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agents under the Loan Documents; (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable LC Issuer; (iii) third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.2.10 (and any Cash Collateral provided by Borrower for this purpose pursuant to Section 2.2.10(b) shall be refunded to Borrower on a dollar for dollar basis); (iv) fourth, as the Borrower may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (v) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.2.10; (vi) sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or an applicable LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any then final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction (provided that, with respect to this clause (viii), if such payment is a prepayment of the principal amount of any Loans in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to such Defaulting Lender). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.7.6 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(e)All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders of the same Class as such Defaulting Lender in accordance with their respective Proportionate Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate LC Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting

Lender’s DSR Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(f)If the Administrative Agent and each applicable LC Issuer agree in writing, based on the cure of the applicable basis of default, that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Class (without giving effect to Section 2.7.6(e)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
1.8Pro Rata Treatment.
1.1.1Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein, (a) each Borrowing of a particular Class and each reduction of the Commitments of a particular Class shall be made or allocated among the relevant Lenders pro rata according to their respective Proportionate Shares of such Loans or Commitments, as the case may be, (b) each payment of principal of and interest on Loans of a particular Class shall be made or shared among the relevant Lenders holding such Loans pro rata according to their respective unpaid principal amounts of such Loans held by such Lenders, (c) each payment of Commitment Fees in respect of Commitments of a particular Class shall be shared among the relevant Lenders pro rata according to (i) their respective Proportionate Shares of the Commitments of such Class held by such Lenders to which such fees apply and (ii) in respect of each Lender which becomes a party to this Agreement hereunder after the Closing Date, the date upon which such Lender so became a party hereunder and (d) each payment of LC Fees in respect of Commitments of a particular Class shall be made or shared among the relevant Lenders holding DSR Loan Commitments, pro rata according to their respective Proportionate Shares of the DSR Loan Commitments, held by such Lenders to which such fees apply.
1.1.2Sharing of Payments, Etc. If any Lender or LC Issuer shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of its Loans or participations in Drawing Payments resulting in such Lender or LC Issuer receiving payment in excess of its pro rata share of the aggregate payments obtained by the Lenders and the LC Issuers in respect of the Loans, Letters of Credit or participations in Drawing Payments, then such Lender or LC Issuer, as applicable, shall forthwith purchase from the other Lenders or LC Issuer such participations in the Loans or Drawing Payments, as the case may be, as shall be necessary to cause such purchasing Lender or LC Issuers to share the excess payment ratably with each of them; provided that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender or LC Issuer, such purchase from such Lender or LC Issuer shall be rescinded and each other Lender or LC Issuer shall repay to the purchasing Lender or LC Issuer the purchase price to the extent of such recovery together with an amount equal to such other Lender’s or LC Issuer’s Proportionate Share of the applicable Facility (according to the proportion of (i) the amount of such other Lender’s or LC Issuer’s required repayment to (ii) the total amount so recovered from the purchasing Lender or LC Issuer) of any interest or other amount paid or payable by the purchasing Lender or LC Issuer in respect of the total amount so recovered and (b) the provisions of this Section 2.8.2 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Drawing Payments to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower agrees that any Lender or LC Issuer so purchasing a participation from another Lender or LC Issuer pursuant to this Section 2.8.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or LC Issuer was the direct creditor of the Borrower in the amount of such participation.
1.9Change of Circumstances.
1.1.1Inability to Determine Rates. If, in connection with any request for a SOFR Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines (or is advised by the Required Lenders) that adequate and reasonable means do not exist for determining the SOFR Rate for any requested Interest Period with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan (in each case, “Impacted Loans”), or (b) the Administrative Agent determines that for any reason the SOFR Rate for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such SOFR Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the SOFR Rate component of the Base Rate, the utilization of the SOFR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Affected Lenders revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) above, the Administrative Agent, in consultation with the Borrower and the Affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) above, (2) the Administrative Agent notifies or the Affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
1.1.2Illegality. If any Lender reasonably determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Loan or Letter of Credit or to determine or charge interest rates based upon the Term SOFR Reference Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or Letter of Credit or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
1.1.3Increased Costs. If any Change in Law occurring after the date of this Agreement:
(a)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (except any such reserve requirement reflected in the Adjusted Term SOFR) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender or any LC Issuer;
(b)shall impose on any Lender or any LC Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loan, Commitment or participation in any Letter of Credit made by such Lender; or
(c)shall subject any Lender or LC Issuer to any Taxes on its capital reserves, deposit or other similar requirement reasonably attributable to or directly related to this Agreement or any Loan made by it, but excluding any (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes;
and the effect of any of the foregoing is to increase the cost to such Lender or LC Issuer of making, issuing, creating, renewing, participating in (subject to the limitations in Section 10.7(d)) or maintaining any such Loan, Commitment or Letter of Credit in respect thereof or to reduce any amount receivable by such Lender or LC Issuer hereunder, then the Borrower shall from time to time, within thirty (30) days after demand by such Lender or LC Issuer, pay to such Lender or LC Issuer additional amounts sufficient to reimburse such Lender or LC Issuer for such increased costs or to compensate such Lender for such reduced amounts. A certificate of a Lender or LC Issuer setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender or LC Issuer to the Borrower, shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the amount of such increased costs or reduced amounts for purposes of this Agreement.
1.1.4Capital Requirements. If any Lender determines that any Change in Law occurring after the date of this Agreement regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital or liquidity of such Lender, or the Lending Office of such Lender or such Lender’s parent company, if any, as a consequence of the Loans, the Commitments, participation in Letters of Credit to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s parent company could have achieved but for such Change in Law (taking into account such Lender’s or such Person’s policies with respect to capital or liquidity adequacy), then Borrower shall pay to such Lender or such Person, within ten (10) Business Days after delivery of demand by such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital or liquidity. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to the Borrower by such Lender or such Person shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the amount of such increased costs or reduced amounts for purposes of this Agreement.
1.1.5Notice; Participating Lenders’ Rights. Each Lender shall notify the Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.9 promptly, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify the Borrower within such 180 day period shall not relieve the Borrower of its obligation under this Section 2.9 with respect to claims arising prior to the end of such period, but shall relieve the Borrower of its obligations under this Section 2.9 with respect to the time between the end of such period and such time as the Borrower receives notice from the indemnitee as provided herein; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of the Borrower pursuant to Section 2.9.3 or Section 2.9.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitment in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.
1.1.6Benchmark Replacement.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders, LC Issuers and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders and LC Issuers comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.9.6(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Lenders and the LC Issuers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.9.6(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender or LC Issuer (or group of Lenders or LC Issuers) pursuant to this Section 2.9.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.9.6.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
1.10Losses. If the Borrower shall (a) fail to make any prepayment in accordance with any notice of prepayment delivered to the Administrative Agent or (b) fail to achieve Term Conversion upon the date specified in any Notice of Term Conversion that is not revoked prior to the Minimum Notice Period for such Notice of Term Conversion, then the Borrower shall, within thirty (30) days after demand by any Lender, reimburse such Lender for all costs, losses and expenses incurred by such Lender as a result of such prepayment or failure (“Liquidation Costs”). Each Lender demanding payment under this Section 2.10 shall deliver to the Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs and losses for which demand is made. Such a certificate so delivered to the Borrower shall, in the absence of manifest error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.
1.11Alternate Office; Minimization of Costs.
1.1.1If any Lender requests compensation under Section 2.9, to the extent reasonably possible upon the request of the Borrower, each Lender shall designate an alternative Lending Office with respect to its SOFR Loans and otherwise take any reasonable actions to reduce any liability of the Borrower to any Lender under Sections 2.7.4(a), 2.9.3, 2.9.4 and 2.10, and to avoid the unavailability of any Type of Loans under Section 2.9.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in the reasonable judgment of such Lender, determines that (a) such designation is not disadvantageous to such Lender in any material respect and (b) such actions would eliminate or reduce liability to such Lender; provided that no Lender shall be required to designate an alternative Lending Office if such designation requires internal credit approval until such time as such Lender receives such internal credit approval. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or actions within thirty (30) days of demand thereof to the Borrower.
1.1.2If and with respect to each occasion that (a) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.3 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, (b) a Lender either makes a demand for compensation pursuant to Sections 2.7.4(a), 2.9.3 or 2.9.4 or is unable to fund SOFR Loans pursuant to Section 2.9.2 or (c) a Lender is a Defaulting Lender, then the Borrower may, at its sole expense, upon at least five (5) Business Days prior irrevocable written notice to each of such Lender and the Administrative Agent, in whole permanently replace all of the Loans and Commitments of such Lender and require such Lender to assign and delegate all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.7.4(a), 2.9.3, 2.9.4 and 10, as applicable) and obligations under this Agreement and the related Loan Documents to one or more existing Lenders or new Lenders. Each such replacement Lender shall upon the effective date of replacement purchase the Borrower’s Obligations hereunder owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder, and, if applicable, shall consent to the proposed amendment, waiver, discharge or termination. Such notice from the Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the fourteenth (14th) day after the day such notice is given. On the effective date of any replacement of such Lender’s Loans and Commitments pursuant to this Section 2.11.2, the Borrower shall pay to the Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement, (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Borrower’s Obligations hereunder of such replaced Lender by the replacing Lender and not as a prepayment of such Loans) and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.7.4(a), 2.9.3, 2.9.4 and 2.10, as applicable, and any other amount then payable hereunder to such Lender. The Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender sustains or incurs as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder or is a Defaulting Lender). Upon the effective date of the purchase of any Lender’s Loans owed to such Lender and termination of such Lender’s Commitments pursuant to this Section 2.11.2, such Lender shall cease to be a Lender hereunder. No such termination of any such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.11.2 shall affect (i) any liability or obligation of the Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to the Borrower or any other Lender, which accrued on or prior to the date of such termination, or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation. Nothing in this Section shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.
Notwithstanding the foregoing, any Lender that has been replaced as a Lender pursuant to this Section 2.11.2 and that is (or has an Affiliate that is) a party to a Secured Hedge Agreement shall have the right, but not the obligation, to novate to another Lender or an Affiliate thereof such Secured Hedge Agreements; and if such replaced Lender or its Affiliate, as applicable, has not exercised such right, then the Borrower may elect to cause such replaced Lender or its Affiliate to use commercially reasonable efforts, as applicable, to novate to another Lender or an Affiliate thereof all applicable Secured Hedge Agreements provided by such replaced Lender or its Affiliate, as applicable, subject to the satisfaction of the following conditions: (A) the parties shall enter into a novation agreement (based on the ISDA standard form novation agreement) in which the applicable Permitted Hedge Counterparty is the transferor and will act as the calculation agent and the Borrower is the remaining party; (B) the transferee shall be acceptable to such Permitted Hedge Counterparty in its absolute discretion, including subject to such Permitted Hedge Counterparty’s internal credit approval, other internal policies and regulatory considerations; (C) the pricing of such novation (including any payment to be made to such Permitted Hedge Counterparty and/or the transferee) shall be acceptable to such Permitted Hedge Counterparty in its absolute discretion; and (D) Borrower shall bear all costs and expenses (including legal costs and expenses) in relation to the novation agreement. If such replaced Lender is unable to novate, assign and delegate, without recourse, all its interests, rights and obligations under any Secured Hedge Agreement to which it is a party pursuant to documentation reasonably satisfactory to such Lender or Affiliate within sixty (60) days after such Lender’s replacement, despite the exercise of commercially reasonable efforts to do so, then such replaced Lender may terminate such Secured Hedge Agreement in accordance with its terms. For the avoidance of doubt and notwithstanding anything to the contrary herein, (i) a Lender shall have no obligation with respect to such assignment if such Lender determines in its reasonable discretion that such assignment would violate its internal credit policies, (ii) this Agreement (including this Section 2.11.2) does not in any way impair the rights of any Permitted Hedge Counterparty to terminate a Secured Hedge Agreement if an automatic termination event, event of default or other termination event occurs thereunder nor in any way impairs the rights of any Permitted Hedge Counterparty to otherwise terminate a Secured Hedge Agreement and upon a Permitted Hedge Counterparty exercising such rights of termination, any election by the Borrower to cause such Permitted Hedge Counterparty to novate its applicable Secured Hedge Agreement, including any Hedge Agreements thereunder, pursuant to the first sentence hereof shall be null and void. The Borrower shall bear all costs and expenses, and shall reimburse any Lender or its Affiliates for all costs and expenses incurred by such Lender or Affiliate, in connection with any assignment or novation of a Secured Hedge Agreement pursuant to this Section 2.11.2.
1.1.3Upon written notice to the Administrative Agent, any Lender may designate a Lending Office other than the Lending Office most recently designated to the Administrative Agent and may assign all of its interests under the Loan Documents and its Notes (if any) to such Lending Office; provided that such designation and assignment do not at the time of such designation and assignment increase the liability or the reasonably foreseeable liability of the Borrower under Section 2.7.4, 2.9.3, 2.9.4 or 2.10 or make an interest rate option unavailable pursuant to Section 2.9.2.

Article 3
REPRESENTATIONS AND WARRANTIES
Each Obligor hereby represents and warrants to the Administrative Agent and the Lenders and each LC Issuer as of the Closing Date and, to the extent set forth in Article 4, as of the date of each Loan and as of each Inclusion Date with respect to the applicable Incremental Project (in each case, unless such representation and warranty expressly relates solely to an earlier date, in which case, such representation and warranty is made as of such date) as follows; provided that prior to the initial Borrowing Date for Sapphire Project, no representation or warranty under Section 3.7, 3.10, 3.11 or 3.12 shall be made with respect to the Sapphire Project or Sapphire Project Company:
1.1Organization, Powers, Compliance. Each Obligor: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its respective properties or the transaction of its respective business makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; (b) has full corporate, limited liability company, partnership or other applicable organizational power and authority to own the properties and assets it currently owns and to carry on its business as it is now being conducted; (c) has full corporate, limited liability company, partnership or other applicable organizational power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party; and (d) is not in violation of any Requirement of Law that is applicable to it or any of its properties, which violation, when this representation and warranty is made or deemed made after the Closing Date, could reasonably be expected to have a Material Adverse Effect.
1.2Equity Interests, Subsidiaries, Fiscal Year.
(a)The authorized, issued and outstanding shares of Equity Interests of each Obligor as of the Closing Date, and as of each Inclusion Date with respect to the applicable Incremental Project, are as set forth in Schedule 3.2(a). All such outstanding shares have been duly authorized, are validly issued and outstanding and are, if applicable, fully paid and non-assessable. As of the Closing Date, and as of each Inclusion Date with respect to the applicable Incremental Project, there are no outstanding options or other rights pertaining to the Equity Interests of any Obligor, other than as set forth in Schedule 3.2(a). No Obligor has any obligation to repurchase or redeem any shares of its Equity Interests.
(b)Schedule 3.2(b) sets forth the names and jurisdictions of incorporation of, and the names of the beneficial owners of the Equity Interests of, each Obligor as of the Closing Date and (with respect to the applicable Incremental Project) as of each Inclusion Date.
(c)As of the Closing Date, and as of each Inclusion Date with respect to the applicable Incremental Project, the Borrower has no direct or indirect Subsidiaries other than the Subsidiaries listed in Schedule 3.2(c).
(d)Each Obligor’s fiscal year ends on December 31 and consists of four fiscal quarters ending on March 31, June 30, September 30 and December 31, respectively.
1.3Authorization, Absence of Conflicts. The execution, delivery and performance by each Obligor of each Loan Document to which it is a party, the Borrower’s borrowing hereunder and the creation of security interests in favor of the Administrative Agent pursuant to the Security Documents, (a) have been duly authorized by all requisite corporate, limited liability company, partnership or other applicable organizational action of the relevant Obligor, (b) do not require the consent or approval of any stockholders, members, partners or other holders of any

Equity Interests of any Obligor or, if so, such consent or approval has been obtained and (c) will not (i) violate any Requirement of Law applicable to it, (ii) violate or constitute (with due notice or lapse of time or both) a breach of or a default under any Contractual Obligation under any Material Project Document or any Loan Document, (iii) result in the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Obligor (other than Permitted Liens), or (iv) require any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, or filing or registration by or with any Governmental Authority or any consent or approval of any other Person, except such filings related to the perfection of Liens granted pursuant to the Security Documents.
1.4Binding Obligations. This Agreement is, and, upon the delivery thereof to the Administrative Agent or any Lender or LC Issuer, each other Loan Document executed and delivered by any Obligor will be, legal, valid and binding obligations of each Obligor party thereto, enforceable against such Obligor in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally at the time in effect and except as specific performance and rights of acceleration may be subject to equitable principles of general applicability.
1.5Financial Condition and Statements; Projections.
(a)The (i) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 5.3(a), and the related audited Consolidated annual statements of income, members’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year of the Borrower then ended, (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 5.3(b) or Section 4.1(a)(x), and the related unaudited quarterly Consolidated statements of income, members’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarter of the Borrower then ended, and (iii) the pro forma Consolidated balance sheet of the Borrower and its Subsidiaries delivered to the Administrative Agent delivered pursuant to Section 4.1(a)(x), in each case, are complete and correct and fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the results of its operations for the fiscal year or fiscal quarter, as applicable, then ended, all in accordance with GAAP and practices applied on a consistent basis (subject, in the case of the unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments).
(b)[Reserved].
(c)The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.
(d)As of the Closing Date, and as of each Inclusion Date with respect to the applicable Incremental Project, the Construction Budget, Project Schedules and Base Case Projections for the Projects provided in connection with the transactions contemplated by this Agreement that have been made available to the Administrative Agent, the Lenders and the LC Issuers on or prior to the Closing Date by or on behalf of Borrower or any of Borrower’s representatives have been prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to the Administrative Agent, the Lenders and the LC Issuers and as of the Closing Date and (with respect to the applicable Incremental Project) as of each Inclusion Date are consistent in all material respects with the Operative Documents.
(e)As of any date after the Closing Date, the most recent Annual Operating Budget delivered to the Administrative Agent pursuant to Section 5.15(b) and the Construction Budget, as amended and modified to such date in accordance with Section 6.23(a), have been prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to the Administrative Agent, the Lenders and the LC Issuers and as of the date delivered, updated or supplemented are consistent in all material respects with the Operative Documents.
In the case of the foregoing Sections 3.5(d) and (e), it is understood and agreed that such Construction Budgets, Project Schedules, Base Case Projections and Annual Operating Budgets are not a guarantees of performance, and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the other Obligors, and that actual results may differ therefrom and such differences may be material and the Borrower makes no representation or warranty as to the attainability of such Construction Budgets, Project Schedules, Base Case Projections or Annual Operating Budgets, or as to whether such Construction Budgets, Project Schedules, Base Case Projections and Annual Operating Budgets will be achieved.
1.6Taxes. The Obligors have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material Taxes due pursuant to such returns or pursuant to any assessment made against any of them or any of their respective assets and all other material Taxes imposed on any of them by any Governmental Authority, except such Taxes, if any, which are not yet delinquent or which are being Properly Contested. The charges, accruals and reserves on the books of the Borrower in respect of Taxes are, in the opinion of the Borrower, adequate. No Liens for Taxes of or with respect to any Obligor other than Permitted Liens have been filed. No claims are being asserted with respect to any Taxes of or with respect to any Obligor. As of the Closing Date, and as of each Inclusion Date with respect to the applicable Incremental Project, no Obligor is undergoing any Tax audit.
1.7Title to Properties. Each Obligor owns and has good title or leasehold rights to its assets, free and clear of any Liens other than Permitted Liens, and enjoys peaceful and undisturbed possession under all leases, licenses and other use rights necessary in any material respects for the operation of its assets. Except as filed in connection with Permitted Liens, no mortgage, deed of trust, financing statement or other evidence or notice of a Lien covering all or any part of the assets of any Obligor is on file in any public office.
1.8Proceedings. There is no action, suit, proceeding or claim, at law or in equity, by or before any court, arbitrator, Governmental Authority or other body (including, without limitation, any Environmental Proceeding), now pending or, to the knowledge of the Borrower, threatened in writing against or affecting any Obligor, any other Subsidiary or any of their respective properties, rights or assets, which relates to the transactions contemplated hereby or by the other Loan Documents or which, if adversely determined, when this representation and warranty is made or deemed made after the Closing Cate, could reasonably be expected to have a Material Adverse Effect.
1.9Labor Disputes; Collective Bargaining Agreements. Other than, when this representation and warranty is made or deemed made after the Closing Date, as could not reasonably be expected to have a Material Adverse Effect: (a) there are no collective bargaining agreements or other labor contracts covering any Obligor or any other Subsidiary; (b) no such collective bargaining agreement or other labor contract will expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of any Obligor or any other Subsidiary; (d) there is no pending or threatened strike, work stoppage, unfair labor practice claim or charge, arbitration or other labor dispute against or affecting any Obligor or any other Subsidiary or any of their respective employees; and (e) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the knowledge of the Borrower, threatened against any Obligor or any other Subsidiary by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business.
1.10Material Project Documents; Applicable Permits.
(a)A copy of each Material Project Document (1) with respect to the Emerald RNG Project, executed on or prior to the Closing Date, (2) with respect to the Sapphire RNG Project, executed on or prior to the initial Borrowing Date for the Sapphire RNG Project, and (3) with respect to each Incremental Project on or prior to its Inclusion Date, in each case, has been delivered to the Administrative Agent and is listed on Schedule 3.10(a). As to each Material Project Document with respect to each Initial Project and, from and after the respective Inclusion Date therefor, each Incremental Project, subject to any applicable Project Document Modification permitted by Section 6.20(a) or any applicable Replacement Project Document, (i) each such Material Project Document is in full force and effect (except for, when this representation and warranty is made or deemed made after the Closing Date (with respect to each Initial Project and, from and after the respective Inclusion Date therefor, each Incremental Project), (A) any such Material Project Document as may have terminated or expired in accordance with its own terms not as a result of a default thereunder or (B) any other termination as shall not have resulted in an Event of Default under Section 7.1(l)(ii)(C)), and (ii) no Obligor or other Subsidiary is in default of any material term or provision thereof permitting any other party thereto to presently terminate such Material Project Document or to exercise contractual remedies with respect thereto, and, to the Borrower’s knowledge, no other party is in default of any material term or provision thereof permitting any Obligor or other Subsidiary to presently terminate such Material Project Document or to exercise contractual remedies with respect thereto.
(b)With respect to each Initial Project and, from and after the respective Inclusion Date therefor, each Incremental Project, no Obligor has received a notice of default, termination or nonrenewal of or under any Material Project Document then in effect that has not been rescinded, cured or waived. Except as has been previously disclosed in writing to Administrative Agent, none of the Material Project Documents as delivered to Administrative Agent has been further amended, modified or terminated excepted as permitted by, and in accordance with, this Agreement or the Depositary Agreement, as applicable.
(c)With respect to the Emerald RNG Project:
(i)All Applicable Permits required under Requirements of Law required as of the Closing Date are listed on Schedule 3.10(c), and all such Applicable Permits have been duly obtained, are in full force and effect, are non-appealable and, except as set forth in Schedule 3.10(c), are held in the name of the applicable Obligor or in the name of the Emerald RNG Project. Each applicable Obligor has all Applicable Permits (including as listed on Schedule 3.10(c) and as such Applicable Permits relate to Environmental Laws) to occupy its premises, own its assets and carry on its business, except where the failure to have such license, permit or authorization would not reasonably be expected to have a Material Adverse Effect. The Applicable Permits applicable to the Emerald RNG Project shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in the Emerald RNG Project being operated in a manner inconsistent in any material respect with the Base Case Projections, as amended or modified from time to time in accordance with Section 4.4(a)(ii), except as could reasonably be expected to result in gains or non-material losses, costs or expenses. The applicable Obligors are in compliance in all material respects with all Applicable Permits then in effect. No applicable Obligor has received any written notice that any such Applicable Permit will be revoked or that any application for any new Applicable Permit or the renewal of any existing Applicable Permit will be protested or denied, in each case, when this representation and warranty is made or deemed made after the Closing Date, as would be reasonably expected to have a Material Adverse Effect.
(ii)All Permits listed in Schedule 3.10(e) are of a type that is usually granted in the normal course upon submission of a timely application and demonstration that the Emerald Project Company complies with Requirements of Law. No Permit listed in Schedule 3.10(e) is an Applicable Permit as of the Closing Date. Each Permit identified in Schedule 3.10(e) (i) shall be obtainable by the applicable Obligor by no later than is required without any difficulty, expense or delay that could be material and adverse to the Emerald RNG Project and (ii) shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect.
(d)With respect to the Sapphire RNG Project:
(i)All Applicable Permits required under Requirements of Law required as of the initial Borrowing Date for the Sapphire RNG Project are listed on Schedule 3.10(c), and all such Applicable Permits have been duly obtained, are in full force and effect, are non-appealable and, except as set forth in Schedule 3.10(c), are held in the name of the applicable Obligor or in the name of the Sapphire RNG Project. Each applicable Obligor has all Applicable Permits (including as listed on Schedule 3.10(c) and as such Applicable Permits relate to Environmental Laws) to occupy its premises, own its assets and carry on its business, except where the failure to have such license, permit or authorization would not reasonably be expected to have a Material Adverse Effect. The Applicable Permits applicable to the Sapphire RNG Project shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in the Sapphire RNG Project being operated in a manner inconsistent in any material respect with the Base Case Projections, as amended or modified from time to time in accordance with Section 4.4(a)(ii), except as could reasonably be expected to result in gains or non-material losses, costs or expenses. The applicable Obligors are in compliance in all material respects with all Applicable Permits then in effect. No applicable Obligor has received any written notice that any such Applicable Permit will be revoked or that any application for any new Applicable Permit or the renewal of any existing Applicable Permit will be protested or denied, in each case, when this representation and warranty is made or deemed made after the initial Borrowing Date for the Sapphire RNG Project, as would be reasonably expected to have a Material Adverse Effect.
(ii)All Permits listed in Schedule 3.10(e) are of a type that is usually granted in the normal course upon submission of a timely application and demonstration that the Sapphire RNG Project complies with Requirements of Law. No Permit listed in Schedule 3.10(e) is an Applicable Permit as of the initial Borrowing Date for the Sapphire RNG Project. Each Permit identified in Schedule 3.10(e) (i) shall be obtainable by the applicable Obligor by no later than is required without any difficulty, expense or delay that could be material and adverse to the Sapphire RNG Project and (ii) shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect.
(e)With respect to each Incremental Project from and after the respective Inclusion Date therefor:
(i)All Applicable Permits required under Requirements of Law required as of the Inclusion Date are listed on Schedule 3.10(c), as updated from time to time pursuant to Section 4.4(a)(v), and all such Applicable Permits will have been duly obtained, are in full force and effect, are non-appealable and, except as set forth in Schedule 3.10(c), are held in the name of the applicable Obligor or in the name of the applicable Project. As of the Inclusion Date and the date of each subsequent Loan, each Obligor has all Applicable Permits (including as listed on Schedule 3.10(c) and as such Applicable Permits relate to Environmental

Laws) to occupy its premises, own its assets and carry on its business, except where the failure to have such license, permit or authorization would not reasonably be expected to have a Material Adverse Effect. As of the Inclusion Date and the date of each subsequent Loan, the Applicable Permits applicable to any Project shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in such Project being operated in a manner inconsistent in any material respect with the Base Case Projections, as amended or modified from time to time in accordance with Section 4.4(a)(ii), except as could reasonably be expected to result in gains or non-material losses, costs or expenses. As of the Inclusion Date and the date of each subsequent Loan, the applicable Obligors are in compliance in all material respects with all Applicable Permits then in effect. As of the Inclusion Date and the date of each subsequent Loan, no Obligor has received any written notice that any such Applicable Permit will be revoked or that any application for any new Applicable Permit or the renewal of any existing Applicable Permit will be protested or denied, in each case, when this representation and warranty is made or deemed made after the Inclusion Date, as would be reasonably expected to have a Material Adverse Effect.
(ii)As of the Inclusion Date and the date of each subsequent Loan, all Permits listed in Schedule 3.10(e), as updated from time to time pursuant to Section 4.4(a)(v), are of a type that is usually granted in the normal course upon submission of a timely application and demonstration that the applicable Project complies with Requirements of Law. No Permit listed in Schedule 3.10(e) is an Applicable Permit as of the Inclusion Date. Each Permit identified in Schedule 3.10(e) (i) shall be obtainable by the applicable Obligor by no later than is required without any difficulty, expense or delay that could be material and adverse to the Projects and (ii) shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect.
1.11Intangible Assets. Each Obligor possesses all necessary patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to each of the foregoing, necessary to carry on its business, and the possession and use thereof in its business does not, to the best of the Borrower’s knowledge, conflict with the patents, know-how, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, of any other Person, except where such conflict would not reasonably be expected to have a Material Adverse Effect.
1.12Condition of Assets and Sites.
(a)The assets and properties of the Obligors which are reasonably necessary for the operation of their business are in good working condition, ordinary wear and tear expected, and are able to serve the function for which they are currently being used or for which they are intended.
(b)Each Project Company’s interest in its properties and easements (i) comprise all of the real property interests for the ownership, construction, installation, completion, operation and maintenance of the Projects in accordance in all material respects with applicable Requirements of Law, the Material Project Documents and the applicable Construction Budget, (ii) are sufficient to enable each Project to be located, constructed, operated and maintained on such real property, and (iii) provide adequate ingress and egress for any reasonable purpose in connection with the ownership, construction, operation and maintenance of the Projects for the purposes and on the terms set forth in the applicable Material Project Documents and easements.
1.13No Defaults, Compliance With Laws. No Obligor is in default under any Contractual Obligation, which default, when this representation and warranty is made or deemed made after the Closing Date, would reasonably be expected to have a Material Adverse Effect.

Each Obligor has complied and is in compliance in all respects with all Requirements of Law applicable to it, including, without limitation, all applicable Environmental Laws, except for any non-compliance which, when this representation and warranty is made or deemed made after the Closing Date, would not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
1.14[Reserved].
1.15Not an Investment Company. No Obligor is subject to regulation under the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which regulates the incurrence by any Obligor of indebtedness for or with respect to borrowed money.
1.16Use of Proceeds; Margin.
(a)The Borrower has used the proceeds of the Loan solely in accordance with Section 5.10.
(b)No part of the proceeds of the Loan have been used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect), or for the payment in full or in part of, or to provide credit support for, Indebtedness which was or is to be incurred for such purpose, or to extend credit or support credit extended to others for such purpose. No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock”.
1.17Disclosure. As of the Closing Date, and with respect to the applicable Incremental Project, as of each Inclusion Date, all financial statements, material reports, material certificates or other material information (excluding projected financial information, pro forma financial information, estimated financial information, other projected or estimated information and other forward-looking statements and information of a general economic or industry specific nature) furnished (in writing) to the Credit Parties by or on behalf of any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole (at the time of delivery or verification thereof), is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading (other than any information that was corrected or updated in writing to the Credit Parties on or prior to the Closing Date); provided that, with respect to the Construction Budgets, Project Schedules, Annual Operating Budgets, Base Case Projections and other projected financial information, pro forma financial information, estimated financial information, other projected or estimated information and other forward-looking statements, projections provided in connection with the transactions contemplated by this Agreement, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such financial projections and forecasts are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of any Obligor, and are not guarantees of financial performance, that actual results may differ significantly from such financial projections and forecasts and such differences may be material, and no assurances can be given that such financial projections and forecasts will be realized). As of the Closing Date and (with respect to the applicable Incremental Project) as of each Inclusion Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

1.18Burdensome Provisions. No Obligor is party to or bound by any Requirement of Law or Contractual Obligation, compliance with which could reasonably be expected to have a Material Adverse Effect.
1.19ERISA. During the five (5) year period ending on the Closing Date, none of the following events or conditions has occurred which, either individually or in the aggregate, has resulted or could reasonably be expected to result in a liability to any Obligor or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any material noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien in favor of the PBGC or a Plan; (f) a complete or partial withdrawal from any Multiemployer Plan by any Obligor or any other Subsidiary or any Commonly Controlled Entity; or (g) the reorganization or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan.
1.20Environmental Matters.
(a)The Projects and the Obligors are and for the last five (5) years have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.
(b)No Obligor has received any notice, report, order, directive or other information of any violation, alleged violation, non-compliance, liability or actual or potential liability regarding applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.
(c)No claim, suit proceeding or action is pending or, to the Borrower’s knowledge, threatened in writing under any applicable Environmental Law to which any Obligor or any Project is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, outstanding under any applicable Environmental Law with respect to the Projects or any Obligor, except as would not reasonably be expected to have a Material Adverse Effect.
(d)There has been no Release, treatment, storage, disposal, arranging for or permitting the disposal of, transportation, handling of, exposure of any Person to, or ownership of any property or facility contaminated by, Hazardous Substances in a manner so as to give rise to liability of any Obligor or the Projects, except as would not reasonably be expected to have a Material Adverse Effect.
(e)No Obligor has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other Person under any applicable Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect.
1.21Location of Offices and Collateral. The chief executive office and principal place of business of each Obligor is located at the address set forth in Schedule 3.21, and the originals of all documents evidencing or relating to the Depositary Accounts, Local Accounts, Contractual Obligations and other items of Collateral, and the only original books of account and records of any Obligor relating thereto, are kept at the office or offices specified in Schedule 3.21. All of the Obligors’ respective inventory and equipment is held at the locations specified in Schedule 3.21.

1.22Deposit, Securities and Commodities Accounts. As of the Closing Date, and with respect to the applicable Incremental Project, as of each Inclusion Date, no Obligor has any deposit accounts, securities accounts or commodities accounts other than the deposit accounts, securities accounts and commodities accounts, including Depositary Accounts and Local Accounts, listed in Schedule 3.22.
1.23Foreign Assets Control Regulations.
(a)Neither the Borrowings or Letters of Credit hereunder nor the use of the proceeds thereof violates any Sanctions.
(b)The Borrower (i) is a not Sanctioned Person or otherwise a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or otherwise a Sanctioned Person, (ii) does not have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, (iii) has not violated nor is in violation of Sanctions, or (iv) does not do business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person.
(c)No part of the proceeds of the Term Loans or Incremental Term Loans are or will be used, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law, (ii) to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority, or (iii) in violation of any applicable Anti-Money Laundering Law.
(d)(i) No funds used to repay the Obligations in whole or in part are derived from any unlawful activity; and (ii) each Obligor is in compliance with, and no Obligor engages in any dealings or transactions prohibited by, any laws of the United States.
1.24Anti-Money Laundering Laws; Anti-Corruption.
(a)The Borrower has taken, and have caused each other Obligor to take, reasonable measures appropriate to the circumstances (and in any event as required by applicable law), with respect to each holder of an interest in it, to assure that funds invested by such holder in any Obligor are derived from legal sources in accordance with the Lender Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-Money Laundering Laws”).
(b)No Obligor, nor any holder of a direct or indirect interest in any Obligor (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, (iii) has had any of its funds seized or forfeited in an action by a governmental authority under any Anti-Money Laundering Laws, or (iv) has violated or is in violation of applicable Anti-Corruption Laws.
(c)The Borrower has taken, and has caused each other Obligor to take, reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that it is in compliance with all Anti-Money Laundering Laws and applicable laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.
1.25Equator Principles. (i) With respect to the Emerald RNG Project, as of the Closing Date, to the knowledge of the Borrower, the Emerald RNG Project is in compliance in all material respects with the Equator Principles, (ii) with respect to the Sapphire RNG Project, as of the initial Borrowing Date for the Sapphire RNG Project, to the knowledge of the Borrower, the Sapphire RNG Project is in compliance in all material respects with the Equator Principles and (iii) with respect to each Incremental Project, as of the Inclusion Date for such Project, to the knowledge of the Borrower, such Project is in compliance in all material respects with the Equator Principles.
1.26Affected Financial Institutions. No Obligor is an Affected Financial Institution.
1.27Qualified ECP Guarantor. As of the Closing Date and the date of each transaction under a Secured Hedge Agreement, each Project Company is a Qualified ECP Guarantor.
1.28Energy Regulatory Status.
(a)No Obligor is, and no Obligor will become, solely as a result of the ownership, leasing or operation of any Project, the sale of renewable natural gas therefrom, or the entering into any Operative Document or any transaction contemplated hereby or thereby, subject to (i) regulation as a “natural gas company” as defined in the NGA with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters except as provided in this Section 3.28, (ii) regulation and authority of any regulatory body of any state or municipality having jurisdiction to regulate rates or charges for the transportation or sale of natural gas (a “State Commission”) , or (iii) any other financial, organizational or rate regulation under the regulations of a State Commission; provided, however, that with respect to clause (i) of the preceding sentence, a Project Company may be a “natural gas company” solely with respect to wholesale sales of renewable natural gas eligible for the blanket marketing certificate granted by regulation in effect as of the date hereof at 18 C.F.R. § 284.402 or any successor provision thereto (“Blanket Marketing Certificate”).
(b)There is no complaint or administrative proceeding pending with respect to any of the Obligors under any applicable laws governing rate regulation or financial or organizational regulation by a Governmental Authority, and the Borrower is not aware of any facts or circumstances which would reasonably be expected to give rise to such complaint or administrative proceeding in the future.
(c)No notice, authorization, certificate or certification, approval or any other consent is necessary from FERC (other than a Blanket Marketing Certificate) or any State Commission for the siting, construction, ownership or operation of any Project by the applicable Project Company, the sale of renewable natural gas therefrom by any Project Company or the entering into of any Operative Document to which any Obligor or other Subsidiary is a party, or any transaction contemplated hereby or thereby.
(d)None of the Credit Parties, or any Affiliate of any of them, will, solely as a result of the ownership, or operation of the Project by the applicable Project Companies, the sale of renewable natural gas therefrom by any Project Company or the entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the NGA by FERC or under state laws and regulations applicable to a State Commission with respect to the transportation or sale of natural gas.

Article 4
CONDITIONS PRECEDENT
1.1Conditions Precedent to Closing. The effectiveness of this Agreement and the closing of the Facilities are subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.1 to be received by the Administrative Agent, in form and substance reasonably satisfactory to the Lenders), unless waived by the Lenders in accordance with Section 10.3:
(a)Receipt of Documents. The Administrative Agent’s receipt of the following true and complete documents, each properly executed by a Responsible Officer of the signing Opal Fuels, Opal Parent, GFL, GFL Parent or Obligor, if applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)Credit and Guaranty Agreement. A counterpart of this Agreement, duly executed by the Obligors and the Credit Parties;
(ii)Notes. The DSR Notes or Term Notes (if any) to any DSR Lender or Term Lender (as applicable) that shall have requested the same, appropriately completed and duly executed by the Borrower;
(iii)Security Agreement. A security and pledge agreement duly executed by each of the Obligors in favor of the Collateral Agent (the “Security Agreement”), granting to the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral specified therein;
(iv)Non-Recourse Pledge Agreements. A non-recourse pledge agreement duly executed by each Pledgor in favor of the Collateral Agent (the “Non-Recourse Pledge Agreements”), granting to the Collateral Agent, for the benefit of the Secured Parties, Liens on the Collateral specified therein;
(v)Fee Letters. Counterparts of the Fee Letters, duly executed by the parties thereto;
(vi)Perfection and Priority of Liens. (A) separate UCC1 financing statements to be filed against each Grantor, as debtor, properly completed for filing, as to each Grantor, in the UCC filing office of the state under whose laws such Grantor is registered, and evidence that no financing statements are currently on record in any public office specified by the Administrative Agent, in its reasonable discretion, naming any Obligor as debtor, other than financing statements filed in connection with Permitted Liens and financing statements with respect to which the Administrative Agent shall have received UCC3 termination statements or authorization to file UCC3 termination statements and (B) such other documents as the Administrative Agent reasonably deems necessary or appropriate to perfect the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement and Pledge Agreement;
(vii)Authority, Actions and Incumbency. Originals or copies of such documents as the Administrative Agent may require (all of which shall be certified by such officers or governmental officials as the Administrative Agent may require) relating to the existence, organization and authority of each Pledgor and each Obligor, the taking of all necessary corporate, limited liability company, partnership or other applicable organizational action to authorize the execution, delivery and performance by such Pledgor or such Obligor of the Loan Documents to which it is a party, and the incumbency and authenticity of the signature of each officer or other Person who executes a Loan Document on behalf of any Pledgor or any Obligor;
(viii)Closing Date Certificate. A certificate dated the Closing Date, duly executed by a Responsible Officer, to the effect that on and as of such date each Obligor has complied and is then in compliance with all the terms, covenants and conditions of this Agreement;
(ix)Opinion of Counsel. Favorable legal opinions of (i) Sheppard, Mullin, Richter & Hampton LLP, counsel to Opal Fuels, Opal Parent and the Obligors and (ii) Bracewell LLP, counsel to GFL and GFL Parent, in each case, in form and substance reasonably satisfactory to the Lenders;
(x)Financial Statements. Copy of the pro forma Consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date, all prepared internally in detail reasonably satisfactory to the Administrative Agent and in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end audit adjustments);
(xi)Projections. The Base Case Projections, demonstrating the Borrower’s ability to service the Loans, which projections shall be in form and detail reasonably satisfactory to the Lenders in consultation with the Independent Engineer and shall be certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time;
(xii)Solvency Certificate. A solvency certificate reasonably satisfactory in form and substance to the Administrative Agent, duly executed by a Responsible Officer of the Borrower;
(xiii)Construction Budget and Project Schedule. (A) Construction Budgets for the Emerald RNG Project, (B) the Project Schedule for the Emerald RNG Project, and (C) sources and uses of funds demonstrating that the Loans and available Commitments, together with the equity contributions required to be made in connection with the Emerald RNG Project, equal or exceed the anticipated Project Costs as set forth in the Base Case Projections, in each case, in form and detail reasonably satisfactory to the Lenders in consultant with the Independent Engineer;
(xiv)Material Project Documents. For the Emerald RNG Project, (A) a copy of each Material Project Document set forth on Schedule 3.10(a) (including all amendments, consents, waivers and other modifications with respect thereto) and (B) such Material Project Documents have been obtained such that the aggregate contracted capacity thereunder is sufficient for the Emerald RNG Project to satisfy the projected volumes therefor in the Base Case Projections, as confirmed by the Independent Engineer;
(xv)Forward Curves. An updated forward curve of projected RIN prices from ICF Resources L.L.C., showing projected RIN prices sufficient for the Emerald RNG Project to satisfy projected revenues in the Base Case Projections in connection with the sale of RINs;
(xvi)Additional Documents. Such other statements, certificates, documents or information as the Administrative Agent may reasonably specify.
(b)Payments. The Administrative Agent shall have received, or will concurrently with the making of the Loan receive, payment in full of (i) the fees specified in the

Fee Letters (to the extent payable on or prior to the Closing Date) and (ii) all reasonable invoiced fees and out-of-pocket disbursements of counsel to the Administrative Agent, relating to this transaction.
(c)KYC. The Administrative Agent shall have received, at least five (5) Business Days prior to the requested Closing Date:
(i)All documentation and other information regarding the Pledgors and the Obligors requested in connection with applicable “know your customer” rules and regulations, Anti-Money Laundering Laws, including the Patriot Act; and
(ii)Beneficial Ownership Certifications with respect to each Pledgor and each applicable Obligor.
(d)[Reserved].

(e)Due Diligence. Due diligence satisfactory to the Lenders in its sole discretion shall have been completed with respect to the Emerald RNG Project (including financial, technical, corporate, environmental, real estate, regulatory, other legal and any other due diligence).

1.2Conditions Precedent to Funding of the Initial Borrowing with Respect to the Emerald RNG Project. The obligation of each Term Lender to make its initial Term Loan hereunder with respect to the Emerald RNG Project are subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.2 to be received by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:
(a)Closing Date shall have occurred. Each of the conditions precedent to the effectiveness of this Agreement and the Facilities hereunder set forth in Section 4.1 shall have been satisfied or waived by the Lenders in accordance with Section 10.3, and the Closing Date shall have occurred or shall occur concurrently.
(b)Receipt of Documents. The Administrative Agent’s receipt of the following true and complete documents, each properly executed by a Responsible Officer of the signing Opal Fuels, Opal Parent, GFL, GFL Parent or Obligor, if applicable, each dated as of the applicable Borrowing Date (or, in the case of certificates of governmental officials, a recent date before such Borrowing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)Control Agreements. Control Agreements covering all Local Accounts for the Emerald RNG Project held with a depositary bank that is not a Lender, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall each be duly executed by the applicable Grantor and depository bank;
(ii)Bring-Down Certificate. A certificate, duly executed by a Responsible Officer of the Borrower, to the effect that (1) on and as of such date each Pledgor and each applicable Obligor has complied and is then in compliance with all the terms, covenants and conditions of this Agreement and the other Loan Documents to which such Person is a party; (2) the condition in Section 4.2(c) is satisfied as of such date; and (3) there are no services, materials or rights required for the development, construction, ownership and operation and maintenance of the Emerald RNG Project in accordance with the Material Project Documents and the assumptions that form the basis of the Base Case Projections, other than (A) those to be provided under the Project Documents that have been delivered to the Administrative Agent and

(B) such services, materials and rights as can reasonably be anticipated to be obtained in the ordinary course of business when needed on terms that are consistent with the Base Case Projections, except to the extent that any failure to have the foregoing could not reasonably be expected to have a Material Adverse Effect.
(iii)Reports; Certificates. Solely with respect to the Emerald RNG Project, the Independent Engineer Report, together with use of work product agreements permitting the Credit Parties to rely on such Independent Engineer Report;
(iv)Title Policies. Solely with respect to the Emerald RNG Project, (A) a copy of an ALTA 2006 Owners Policy of Title Insurance (the “Title Policy”) (or an unconditional, irrevocable commitment of a title insurer reasonably acceptable to the Administrative Agent to issue such policy), which Title Policy (a) shows fee, leasehold, easement, and/or license interests in and to the Real Property vested in the Emerald Project Company, (b) has a date reasonably acceptable to the Administrative Agent and (c) is subject only to title exceptions as are reasonably approved by the Administrative Agent; provided, the Administrative Agent in its sole determination may accept recent title search results from a reputable title insurance company in lieu of a Title Policy; and (B) copies of all underlying title documents referenced in such Title Policy or title search results, as applicable;
(v)Real Property. Solely with respect to the Emerald RNG Project, (A) an ALTA survey (which may be satisfied with a copy of any existing ALTA surveys), certified to the Administrative Agent, the Collateral Agent and the Title Insurer, reasonably acceptable to the Administrative Agent, having a date acceptable to the Administrative Agent, (B) copies of each Real Property Agreement thereto, (C) copies of each easement agreement and each amendment thereto, and (D) evidence reasonably satisfactory to the Administrative Agent that all rights in real property required to be obtained for the construction and operation of the Emerald RNG Project have been obtained;
(vi)Notice to Proceed. A copy of the proposed “notice to proceed” under the EPC Contract for the Emerald RNG Project, with the original thereof having been delivered to the applicable EPC Contractor under and in accordance with the EPC Contract for the Emerald RNG Project;
(vii)Applicable Permits. Solely with respect to the Emerald RNG Project, a copy of each Applicable Permit, and each amendment and reissuance thereof, to the extent not previously delivered to the Administrative Agent pursuant to Section 4.2(d)(ii);
(viii)Regulatory Approvals. A copy of each authorization from each applicable regulatory authority required for the construction of the Emerald RNG Project;
(ix)Direct Agreements. Solely with respect to the Emerald RNG Project, copies of a Direct Agreement with respect to each Material Project Document listed on Schedule 4.2(b) with respect to the Emerald RNG Project (or if any such Direct Agreements are not available, evidence that the Borrower has used commercially reasonable efforts to obtain such Direct Agreement);
(x)OPAL Fuels Station Services Acknowledgment. For each Offtake Agreement with respect to the Emerald RNG Project, a copy of a OPAL Fuels Station Services Acknowledgement ;and
(xi)Additional Documents. Such other statements, certificates, documents or information as the Administrative Agent may reasonably specify.

(c)Equity Contribution. Opal Fuels and GFL shall have contributed to the Borrower the Required Equity Contribution for the Emerald RNG Project in accordance with the Construction Budget for the Emerald RNG Project, and the Independent Engineer shall have provided a certificate, in form and substance reasonably acceptable to the Lenders, confirming the same.
(d)Applicable Permits.
(i)All Applicable Permits set forth on Schedule 3.10(c) required to have been obtained by Emerald Project Company with respect to the Emerald RNG Project by the date of the initial Term Loan hereunder for such Project (i) have been duly obtained, (ii) are in full force and effect, (iii) have had any applicable appeal period elapse without request for any appeal or such appeal has been denied or resolved with finality, (iv) are held in the name of the applicable Obligor or the applicable Project, and (v) are not subject to any unsatisfied condition the noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Applicable Permits shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in such Project being operated in a manner inconsistent with the Base Case Projections other than any inconsistency that could reasonably be expected to result in (x) gains to the applicable Project Company or (y) losses, costs or expenses to the applicable Project Company that are not material.
(ii)The Administrative Agent shall have received a copy of each Applicable Permit set forth on Schedule 3.10(c), with respect to the Emerald RNG Project, on the date of the initial Term Loan herenunder and any modification or reissuance of such Applicable Permits.
(e)Insurance. The Administrative Agent shall have received: (i) certificates of insurance with respect to the insurance required by the provisions of Section 5.7 or any Security Document; (ii) the Insurance Consultant Report; and (iii) a certificate from the Insurance Consultant, in substantially the form of Exhibit H-2.
(f)Material Adverse Effect. Since the Closing Date, no event or circumstance which has had a Material Adverse Effect shall have occurred and be continuing.
(g)Equity Commitment Letter. An Equity Commitment Letter for Emerald RNG Project.
(h)Other Conditions. The obligation of each Term Lender to make its initial Term Loan hereunder with respect to the Emerald RNG Project shall be further subject to satisfaction of the conditions precedent set forth in Section 4.6.
1.3Conditions Precedent to Funding of the Initial Borrowing with Respect to the Sapphire RNG Project. The obligation of each Term Lender to make its initial Term Loan hereunder with respect to the Sapphire RNG Project are subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.3 to be received by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:
(a)Closing Date shall have occurred. Each of the conditions precedent to the effectiveness of this Agreement and the Facilities hereunder set forth in Section 4.1 shall have been satisfied or waived by the Lenders in accordance with Section 10.3, and the Closing Date shall have occurred or shall occur concurrently.

(b)Receipt of Documents. The Administrative Agent’s receipt of the following true and complete documents, each properly executed by a Responsible Officer of the signing Opal Fuels, Opal Parent, GFL, GFL Parent or Obligor, if applicable, each dated as of the applicable Borrowing Date (or, in the case of certificates of governmental officials, a recent date before such Borrowing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)Projections. Updated Base Case Projections including the Sapphire RNG Project, demonstrating the Borrower’s ability to service the Loans, which projections shall be in form and detail reasonably satisfactory to the Administrative Agent in consultation with the Independent Engineer and shall be certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time;
(ii)Construction Budget and Project Schedule. (A) Construction Budgets for the Sapphire RNG Project, (B) the Project Schedule for the Sapphire RNG Project, and (C) sources and uses of funds demonstrating that the Loans and available Commitments, together with the equity contributions required to be made in connection with the Sapphire RNG Project, equal or exceed the anticipated Project Costs as set forth in the Base Case Projections, in each case, in form and detail reasonably satisfactory to the Administrative Agent in consultant with the Independent Engineer;
(iii)Material Project Documents. For the Sapphire RNG Project, (A) a copy of each Material Project Document set forth on Schedule 3.10(a) (including all amendments, consents, waivers and other modifications with respect thereto) and (B) such Material Project Documents have been obtained such that the aggregate contracted capacity thereunder is sufficient for the Sapphire RNG Project to satisfy the projected volumes therefor in the Base Case Projections, as confirmed by the Independent Engineer;
(iv)Forward Curves. An updated forward curve of projected RIN prices from ICF Resources L.L.C., showing projected RIN prices sufficient for the Sapphire RNG Project to satisfy projected revenues in the Base Case Projections in connection with the sale of RINs;
(v)Control Agreements. Control Agreements covering all Local Accounts for the Sapphire RNG Project held with a depositary bank that is not a Lender, which agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall each be duly executed by the applicable Grantor and depository bank;
(vi)Bring-Down Certificate. A certificate, duly executed by a Responsible Officer of the Borrower, to the effect that (1) on and as of such date each Pledgor and each applicable Obligor has complied and is then in compliance with all the terms, covenants and conditions of this Agreement and the other Loan Documents to which such Person is a party; (2) the condition in Section 4.2(c) is satisfied as of such date; and (3) there are no services, materials or rights required for the development, construction, ownership and operation and maintenance of the Sapphire RNG Project in accordance with the Material Project Documents and the assumptions that form the basis of the Base Case Projections, other than (A) those to be provided under the Project Documents that have been delivered to the Administrative Agent and (B) such services, materials and rights as can reasonably be anticipated to be obtained in the ordinary course of business when needed on terms that are consistent with the Base Case Projections, except to the extent that any failure to have the foregoing could not reasonably be expected to have a Material Adverse Effect.

(vii)Reports; Certificates. Solely with respect to the Sapphire RNG Project, the Independent Engineer Report, together with use of work product agreements permitting the Credit Parties to rely on such Independent Engineer Report;
(viii)Title Policies. Solely with respect to the Sapphire RNG Project, (A) the Title Policy (or an unconditional, irrevocable commitment of a title insurer reasonably acceptable to the Administrative Agent to issue such policy), which Title Policy (a) shows fee, leasehold, easement, and/or license interests in and to the Real Property vested in the Sapphire Project Company, (b) has a date reasonably acceptable to the Administrative Agent and (c) is subject only to title exceptions as are reasonably approved by the Administrative Agent; provided, the Administrative Agent in its sole determination may accept recent title search results from a reputable title insurance company in lieu of a Title Policy; and (B) copies of all underlying title documents referenced in such Title Policy or title search results, as applicable;
(ix)Real Property. Solely with respect to the Sapphire RNG Project, (A) an ALTA survey (which may be satisfied with a copy of any existing ALTA surveys), certified to the Administrative Agent, the Collateral Agent and the Title Insurer, reasonably acceptable to the Administrative Agent, having a date acceptable to the Administrative Agent, (B) copies of each Real Property Agreement thereto, (C) copies of each easement agreement and each amendment thereto, and (D) evidence reasonably satisfactory to the Administrative Agent that all rights in real property required to be obtained for the construction and operation of the Sapphire RNG Project have been obtained;
(x)Notice to Proceed. A copy of the proposed “notice to proceed” under the EPC Contract for the Sapphire RNG Project, with the original thereof having been delivered to the applicable EPC Contractor under and in accordance with the EPC Contract for the Sapphire RNG Project;
(xi)Applicable Permits. Solely with respect to the Sapphire RNG Project, a copy of each Applicable Permit, and each amendment and reissuance thereof, to the extent not previously delivered to the Administrative Agent pursuant to Section 4.2(d)(ii);
(xii)Regulatory Approvals. A copy of each authorization from each applicable regulatory authority required for the construction of the Sapphire RNG Project;
(xiii)Direct Agreements. Solely with respect to the Sapphire RNG Project, copies of a Direct Agreement with respect to each Material Project Document listed on Schedule 4.2(b) (or if any such Direct Agreements are not available, evidence that the Borrower has used commercially reasonable efforts to obtain such Direct Agreement);
(xiv)OPAL Fuels Station Services Acknowledgment. For each Offtake Agreement with respect to the Sapphire RNG Project, a copy of a OPAL Fuels Station Services Acknowledgement;
(xv)Equity Commitment Letter. An Equity Commitment Letter for Sapphire RNG Project.
(xvi)Additional Documents. Such other statements, certificates, documents or information as the Administrative Agent may reasonably specify.
(c)Equity Contribution. Opal Fuels and GFL shall have contributed to the Borrower the Required Equity Contribution for the Sapphire RNG Project in accordance with the Construction Budget for the Sapphire RNG Project, and the Independent Engineer shall have provided a certificate, in form and substance reasonably acceptable to the Administrative Agent, confirming the same.
(d)Applicable Permits.
(i)All Applicable Permits set forth on Schedule 3.10(c) required to have been obtained by Sapphire Project Company with respect to the Sapphire RNG Project by the date of the initial Term Loan hereunder for such Project (i) have been duly obtained, (ii) are in full force and effect, (iii) have had any applicable appeal period elapse without request for any appeal or such appeal has been denied or resolved with finality, (iv) are held in the name of the applicable Obligor or the applicable Project, and (v) are not subject to any unsatisfied condition the noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Applicable Permits shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in such Project being operated in a manner inconsistent with the Base Case Projections other than any inconsistency that could reasonably be expected to result in (x) gains to the applicable Project Company or (y) losses, costs or expenses to the applicable Project Company that are not material.
(ii)The Administrative Agent shall have received a copy of each Applicable Permit set forth on Schedule 3.10(c), with respect to the Sapphire RNG Project, on the date of the initial Term Loan hereunder for such Project and any modification or reissuance of such Applicable Permits.
(e)Insurance. The Administrative Agent shall have received: (i) certificates of insurance with respect to the insurance required by the provisions of Section 5.7 or any Security Document; (ii) the Insurance Consultant Report; and (iii) a certificate from the Insurance Consultant, in substantially the form of Exhibit H-2.
(f)Material Adverse Effect. Since the Closing Date, no event or circumstance which has had a Material Adverse Effect shall have occurred and be continuing.
(g)Other Conditions. The obligation of each Term Lender to make its initial Term Loan with respect to the Sapphire RNG Project hereunder shall be further subject to satisfaction of the conditions precedent set forth in Section 4.6.
In the event that, within forty five days (45) after the presentation by the Borrower to the Administrative Agent of evidence Borrower reasonably believes it has satisfied all of the conditions precedent to Borrowing of the initial Term Loan with respect to the Sapphire RNG Project hereunder, and the Administrative Agent has not determined that the conditions precedent have been satisfied or waived, then at the Borrower’s request, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall negotiate in good faith to release the Sapphire Project and Sapphire Project Company from any obligation under the Loan Documents and the Collateral and to remove Sapphire Project Company as a Subsidiary of the Borrower and to execute and deliver such agreements and instruments of release as the Borrower may reasonably request for the Sapphire Project and Sapphire Project Company to be properly released and removed.
1.4Conditions Precedent to the Inclusion of Each Incremental Project. The inclusion of any specific Potential Project as an incremental Project (an “Incremental Project”) for all purposes hereunder and under the other Loan Documents is subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.4 to be received by the Administrative Agent in form and substance reasonably satisfactory to the Required Lenders) unless waived by the Required Lenders in accordance with Section 10.3 (the date all conditions precedents set forth in this Section 4.4 to any specific Potential Project being included hereunder as an Incremental Project have been satisfied or otherwise waived is referred to herein as such new Incremental Project’s “Inclusion Date”):
(a)Receipt of Documents. The Administrative Agent’s receipt of the following true and complete documents, each properly executed by a Responsible Officer of the signing Opal Parent, GFL Parent or Obligor, if applicable, each dated as of the applicable Borrowing Date (or, in the case of certificates of governmental officials, a recent date before such Borrowing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:
(i)Updated UCC Searches. As to each such Incremental Project, as reasonably requested by the Administrative Agent, evidence that no financing statements are currently on record in any public office specified by the Administrative Agent naming any Obligor as debtor, other than financing statements filed in connection with Permitted Liens and financing statements with respect to which the Administrative Agent shall have received UCC3 termination statements or authorization to file UCC3 termination statements;
(ii)Updated Projections. As to each such Incremental Project, the Base Case Projections as amended and updated to incorporate the base case financial projections of the Project Companies’ operating results for such Incremental Project, demonstrating the Borrower’s continuing ability to service the Loans, which amended and updated Base Case Projections shall be in form and detail reasonably satisfactory to the Required Lenders in consultation with the Independent Engineer, and shall be certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon assumptions believed by such Responsible Officer to be reasonable at the time;
(iii)Construction Budget and Project Schedule. As to each such Incremental Project, (A) the Construction Budget for such Incremental Project, (B) the Project Schedule for such Incremental Project, and (C) sources and uses of funds demonstrating that the Loans and available Commitments, together with the equity contributions required to be made pursuant to Section 4.4(b) in connection with such Incremental Project, equal or exceed the anticipated Project Costs as set forth in the Base Case Projections, as amended and adjusted to take into account such Incremental Project as set forth in Section 4.4(a)(ii), in each case, in form and detail reasonably satisfactory to the Required Lenders in consultant with the Independent Engineer;
(iv)Equity Commitment Letter. An Equity Commitment Letter for the Incremental Project;
(v)Disclosure Schedules. An update to the Disclosure Schedules, where applicable, solely to update disclosures with respect to the Incremental Project;
(vi)Material Project Documents. For the Incremental Project, (A) a copy of each Material Project Document set forth on the updated Schedule 3.10(a) (including all amendments, consents, waivers and other modifications with respect thereto) and (B) such Material Project Documents have been obtained such that the aggregate contracted capacity thereunder is sufficient for such Project to satisfy the projected volumes therefor in the Base Case Projections, as amended or modified from time to time in accordance with Section 4.4(a)(ii), as confirmed by the Independent Engineer;
(vii)Forward Curves. An updated forward curve of projected RIN prices from ICF Resources L.L.C., showing projected RIN prices sufficient for such Incremental Project to satisfy projected revenues in the Base Case Projections in connection with the sale of RINs;

(viii)Perfection and Priority of Liens. (A) separate UCC1 financing statements to be filed against each Grantor in respect of the Incremental Project, as debtor, properly completed for filing, as to each Grantor in respect of the Incremental Project, in the UCC filing office of the state under whose laws such Grantor is registered, and evidence that no financing statements are currently on record in any public office specified by the Administrative Agent, in its reasonable discretion, naming any Grantor in respect of the Incremental Project as debtor, other than financing statements filed in connection with Permitted Liens and financing statements with respect to which the Administrative Agent shall have received UCC3 termination statements or authorization to file UCC3 termination statements and (B) such other documents as the Administrative Agent reasonably deems necessary or appropriate to perfect the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, under the Security Agreement;
(ix)Authority, Actions and Incumbency. Originals or copies of such documents as the Administrative Agent may require (all of which shall be certified by such officers or governmental officials as the Administrative Agent may require) relating to the existence, organization and authority of each Grantor in respect of the Incremental Project, the taking of all necessary corporate, limited liability company, partnership or other applicable organizational action to authorize the execution, delivery and performance by each Grantor in respect of the Incremental Project of the joinder to which it is a party, and the incumbency and authenticity of the signature of each officer or other Person who executes a joinder on behalf of such Grant;
(x)Opinion of Counsel. Favorable legal opinions of (i) Sheppard, Mullin, Richter & Hampton LLP, counsel to each Grantor in respect of the Incremental Project and (ii) Bracewell LLP, counsel to GFL and GFL Parent, in each case, in form and substance reasonably satisfactory to the Required Lenders; and
(xi)Additional Documents. Such other statements, certificates, documents, amendments or information as the Administrative Agent may reasonably specify.
(b)Equity Contribution. Opal Fuels and GFL shall have contributed to the Borrower the Required Equity Contribution for such Incremental Project in accordance with the Construction Budget for such Incremental Project, and the Independent Engineer shall have provided a certificate, in form and substance reasonably acceptable to the Required Lenders, confirming the same.
(c)KYC. The Administrative Agent shall have received, at least five (5) Business Days prior to the requested Inclusion Date:
(i)All documentation and other information regarding the applicable Pledgors and applicable Obligors requested in connection with applicable “know your customer” rules and regulations, Anti-Money Laundering Laws, including the Patriot Act; and
(ii)Beneficial Ownership Certifications with respect to each Pledgor and each applicable Obligor.
(d)Applicable Permits.
(i)All Applicable Permits set forth on the updated Schedule 3.10(c) required to have been obtained by any Obligor or any Subsidiary by the Inclusion Date for the applicable Incremental Project (i) have been duly obtained, (ii) are in full force and effect, (iii) have had any applicable appeal period elapse without request for any appeal or such appeal has been denied or resolved with finality, (iv) are held in the name of the applicable Obligor or

Subsidiary or the applicable Incremental Project, and (v) are not subject to any unsatisfied condition the noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Applicable Permits shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in the Incremental Project being operated in a manner inconsistent with the Base Case Projections, as amended or modified from time to time in accordance with Section 4.4(a)(ii), other than any inconsistency that could reasonably be expected to result in (x) gains to the applicable Project Company or (y) losses, costs or expenses to the applicable Project Company that are not material.
(ii)The Administrative Agent shall have received a copy of each Applicable Permit set forth on the updated Schedule 3.10(c) on the Inclusion Date and any modification or reissuance of such Applicable Permits.
(e)Due Diligence. Due diligence satisfactory to the Lenders in its sole discretion shall have been completed with respect to each Incremental Project (including financial, technical, corporate, environmental, real estate, regulatory, other legal and any other due diligence).
(f)Payments. The Administrative Agent shall have received, or will concurrently with the making of the Incremental Term Loan receive all reasonable invoiced fees and out-of-pocket disbursements of counsel to the Administrative Agent, relating to this transaction, and in accordance with Section 2.3.
1.5Conditions Precedent to the Funding of the Initial Borrowing for Each Incremental Project. The obligation of each Lender to make an Incremental Term Loan hereunder with respect to each Incremental Project is subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.5 to be received by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:
(a)Initial Conditions. Each of the following conditions set forth in Section 4.1 and Section 4.2 shall be satisfied, mutatis mutandis, with respect to the applicable Incremental Project: Section 4.1(a)(xii) (Solvency Certificate), Section 4.2(b)(i) (Control Agreements), Section 4.2(b)(ii) (Bring-Down Certificate), Section 4.2(b)(iii) (Reports; Certificates), Section 4.2(b)(iv) (Title Policies), Section 4.2(b)(v) (Real Property), Section 4.2(b)(vi) (Notice to Proceed), Section 4.2(b)(viii) (Regulatory Approvals), Section 4.2(b)(ix) (Direct Agreements), Section 4.2(b)(x) (Opal Fuels Station Services Acknowledgment) and Section 4.2(d) (Insurance).
(b)Material Adverse Effect. Since the Closing Date, no event or circumstance which has had a Material Adverse Effect shall have occurred and be continuing.
(c)Other Conditions. The obligation of each Incremental Term Lender to make any Incremental Term Loan hereunder shall be further subject to satisfaction of the conditions precedent set forth in Section 2.3 and Section 4.6.
1.6Conditions Precedent to the Funding of Each Borrowing of Term Loans and Incremental Term Loans. The obligation of each Lender to make a Term Loan (including its initial Term Loan) or Incremental Term Loan, is subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.6 to be received by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:

(a)Notice. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.1.1(b) with respect to such Borrowing (it being understood that if any Loan is to be made on the Closing Date, such Notice of Borrowing must be received at least three (3) Business Days (or such shorter period as the Administrative Agent may agree) in advance of the designated Borrowing Date;
(b)Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; and
(c)No Default. No Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto.
(d)No Material Adverse Effect. Since the Closing Date, no event or circumstance which has had, or which could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.
(e)Construction. For each Project and its respective Project Company with respect to which any proceeds of such Borrowing are expected to be used:
(i)(A) A certification from a Responsible Officer of the Borrower that the proceeds of such Loans shall be used solely for Project Costs set forth in the Construction Budget for such Project, or otherwise as permitted under this Agreement, and (B) and to the extent reasonably requested by the Administrative Agent, delivery to the Administrative Agent, no later than five (5) Business Days prior to the requested Borrowing Date, of invoices or other evidence of payment (or an obligation to make payment) representing Project Costs then due and payable to third parties (other than subcontractors) by such Project Company;
(ii)Delivery to the Administrative Agent of a comparison of the actual Project Costs for such Project to the Project Costs set forth in the Construction Budget for such Project;
(iii)The Independent Engineer shall have confirmed through the delivery of the IE Requisition Certificate that (A) the Project Costs included in the most recent Base Case Projections are an accurate estimate of the amount of Project Costs required for such Project to achieve Substantial Completion, and (B) the most recently delivered Project Schedules are accurate;
(iv)Borrower to certify that Available Construction Funds shall not be less than the aggregate unpaid amount required to cause the Substantial Completion Date for such Project to occur in accordance with all Requirements of Law and the EPC Contracts prior to the Date Certain;

(v)Borrower to certify that no event or circumstance has occurred since the Closing Date that has or could reasonably be expected to have a Material Adverse Effect; and
(vi)Delivery to the Administrative Agent of a confirmation by the Independent Engineer that the certifications and comparisons delivered pursuant to Sections 4.6(e)(i)-(iii) above are, to the its knowledge, true and correct and that the assumptions made therein are reasonable.
(f)Certificate of the Borrower. Delivery to the Administrative Agent of a certificate of the Borrower, dated the applicable Borrowing Date, certifying (1) that by the third (3rd) Quarterly Payment Date following the Term Conversion Date, the Projects are reasonably expected to produce sufficient renewable natural gas such that, basing such calculation upon Downside Pricing (for avoidance of doubt, satisfying each clause of such definition), there will be sufficient Operating Cash Available For Debt Service to pay required principal on each Quarterly Payment Date and to satisfy the Target Debt Balance as of such Quarterly Payment Date; (2) that any delays in any Projects, taken on a cumulative basis, would not reasonably be expected to result in a Material Adverse Effect; (3) that each change order entered into and not funded in accordance with Section 6.23(b)(i)(A), has been funded by an equity capital contribution deposited into the applicable Construction Account (together with evidence showing the same); and (4) to each of the matters in Section 4.6(e)(i), (e)(iv) and (e)(v).
Each Notice of Borrowing hereunder shall constitute a representation and warranty by the Borrower that as of the date of such borrowing the conditions contained in this Section 4.6 (including the borrowing limits set forth herein) and in Section 2.1.1 (Term Loan Facility) have each been satisfied.
1.7Conditions Precedent to Each DSR Credit Event. The obligation of each DSR Lender to make any DSR Loan, the obligation of any LC Issuer to issue or extend (unless such extension is pursuant to the first proviso of Section 2.2.4(c)) any Letter of Credit, and the obligation of any LC Issuer to increase or reinstate the amount of any Letter of Credit (each, a “DSR Credit Event”), is subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.7 to be received by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:
(a)Notice of Borrowing or Notice of LC Activity. (a) If such DSR Credit Event is a Borrowing of DSR Loans, Administrative Agent shall have received a Notice of Borrowing as and when required by Section 2.1.2(b), and (b) if such DSR Credit Event is the issuance of, extension of, or increase in the Stated Amount of, a Letter of Credit, the applicable LC Issuer and Administrative Agent shall have received a Notice of LC Activity as and when required by Section 2.2.4(a).
(b)Representations and Warranties. Each representation and warranty made by Borrower in any of the Loan Documents shall be true and correct in all material respects (except for any representations and warranties qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects) as if made on the date of such DSR Credit Event, unless such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct as of such earlier date).
(c)No Default. At the time of and immediately after giving effect to such DSR Credit Event, no Event of Default or Default shall have occurred and be continuing or will result from such DSR Credit Event.

(d)No Material Adverse Effect. Since the Closing Date, no event or circumstance which has had, or which could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.
1.8Conditions Precedent to Term Conversion. The occurrence of the Term Conversion Date shall be subject to the satisfaction of the following conditions precedent (and, in the case of each document specified in this Section 4.8 to be received by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent) unless waived by the Required Lenders in accordance with Section 10.3:
(a)Notice of Term Conversion. Borrower shall have delivered a duly executed Notice of Term Conversion to the Administrative Agent at least ten (10) Business Days prior to the proposed Term Conversion Date (i) specifying such proposed date, which date shall be on or before the Date Certain, and (ii) together with (1) updated Base Case Projections current as of the Term Conversion Date and (2) at the Borrower’s discretion and to the extent that the full amount of the Term Loan Commitments has not been borrowed as of the Term Conversion Date, notice to the Administrative Agent and the Permitted Hedge Counterparties requesting that the Secured Hedge Agreement be amended to take into account the undrawn principal portion of the Term Loan Commitments.
(b)Completion; Updated Model. The Substantial Completion Date shall have occurred for the Initial Projects, and the Administrative Agent shall have received a certificate from the Independent Engineer confirming the occurrence of the Substantial Completion Date for the Initial Projects, in form and substance reasonably satisfactory to the Required Lenders.
(c)Acceptable Work; No Liens; Project Costs.
(i)All work on the Initial Projects has been completed other than work that has been taken into consideration in establishing the Remaining Costs. All work on the Initial Projects has been completed consistent with the Base Case Projections, as amended or modified from time to time in accordance with this Agreement. All work previously done on each Initial Project has been performed, in all material respects, in accordance with the applicable Material Project Documents.
(ii)All Project Costs for the Initial Projects, as reflected in the Base Case Projections, as amended or modified from time to time in accordance with this Agreement, other than Remaining Costs, shall have been paid for or, in the case of the Remaining Costs, reserved for in the applicable Construction Account in accordance with Section 3.1(b)(ii)(B) of the Depositary Agreement.
(d)Insurance. All of the insurance required to be in place in respect of each Initial Project under the Operative Documents (including with respect to the operational phase of each Initial Project) shall be in full force and effect in accordance with the terms of this Agreement, and the Administrative Agent shall have received a certificate from Insurance Consultant, in substantially the form of Exhibit H-2.
(e)Lien Releases. The Obligors shall for each Initial Project have either (i) delivered to the Administrative Agent duly executed lien releases or waivers from each supplier or each subcontractor under the EPC Contract to the extent the aggregate contract price under any contract entered into with such supplier or subcontractor exceeds $250,000 for any interim payment or $250,000 for any final payment, and EPC Contractor and, to the extent required to be delivered by the applicable counterparty pursuant to the terms of the applicable Material Project Document, from each such subcontractor or supplier under any Material Project Document providing for construction services on, or delivery of, any equipment or materials to, any Real Property (other than any such subcontractor or supplier that is not required to deliver such lien releases or waivers by the terms of the EPC Contract) in respect of all work completed as of the date of its current invoice (other than work in progress), which lien releases or waivers shall be substantially consistent with any relevant requirements of the applicable Material Project Document and in the form required pursuant to applicable Requirement of Law or (ii) in the event such executed lien releases or waivers are not reasonably available reserved in cash an amount equal to the amount payable for such work completed as of such dates a set forth in such invoice.
(f)Annual Operating Budget. The Borrower shall have delivered to the Administrative Agent and the Administrative Agent shall have approved (not to be unreasonably withheld), in consultation with the Independent Engineer, a proposed annual operating plan and budget for the Initial Projects, detailed by month, of anticipated revenues and anticipated expenditures under all applicable waterfall levels set forth in Article III of the Depositary Agreement (an “Annual Operating Budget”), which shall cover the Initial Projects for the period from the Term Conversion Date through the first full calendar year after the Term Conversion Date.
(g)Debt Service Reserve Account. The Borrower shall have funded or shall fund on the Term Conversion Date the Debt Service Reserve Account in cash or through issuance of DSR Letters of Credit in an amount equal to the DSR Required Balance on such date.
(h)Required Documentation. The Administrative Agent shall have received on or prior to the Term Conversion Date a copy of each Material Project Document executed after the Closing Date for each Initial Project, certified by a Responsible Officer of the Borrower that such Material Project Documents previously delivered to the Administrative Agent by the Borrower are true, correct and in full force and effect), in each case if and to the extent that a copy thereof has not previously been delivered to the Administrative Agent.
(i)No Default. No Default or Event of Default shall exist as of the date of the Term Conversion Date or would exist immediately after giving effect thereto.
(j)No Material Adverse Effect. Since the Closing Date, no event or circumstance which has had, or which could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.
(k)Term Conversion Date Withdrawals. The Administrative Agent shall have received, at least ten (10) Business Days prior to the proposed Term Conversion Date, the Borrower’s reasonably detailed calculations of the amount of the proposed withdrawals and the payments and transfers to be applied pursuant to Section 3.1(b)(ii) of the Depositary Agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent, acting in consultation with the Independent Engineer.
(l)Applicable Permits. All Applicable Permits for each Initial Project required to have been obtained by the Obligors by the Term Conversion Date (i) have been duly obtained, (ii) are in full force and effect, (iii) have had any applicable appeal period elapse without request for any appeal or such appeal has been denied or resolved with finality, (iv) are held in the name of the applicable Obligor or Subsidiary or the applicable Project, and (v) are not subject to any unsatisfied condition the noncompliance with which could reasonably be expected to result in a Material Adverse Effect. The Applicable Permits shall not be subject to any material restriction, condition, limitation or other provision that could reasonably be expected to result in any Project being operated in a manner inconsistent in any material respect with the Base Case Projections other than any inconsistency that could reasonably be expected to result in (x) gains to the Borrower or (y) losses, costs or expenses to Borrower that are not material.
(m)Casualty Event and Event of Eminent Domain. No Casualty Event, Event of Eminent Domain or Title Event (each as defined in the Depositary Agreement) shall have occurred and not been resolved or corrected pursuant to a completed Restoration Action (as defined in the Depositary Agreement) in accordance with the Depositary Agreement to the extent that such Casualty Event, Event of Eminent Domain or Title Event could reasonably be expected to have an impact on any Initial Project of more than $250,000 or prevent any Initial Project from operating in all material respects in a safe and reliable manner or in accordance in all material respects with the requirements of the Project Documents.
Article 5
AFFIRMATIVE COVENANTS
Each Obligor hereby covenants and agrees that until the termination in full of the Commitments and the payment in full of the Obligations (other than contingent amounts not yet due), unless the Required Lenders shall otherwise consent in writing; provided that prior to the initial Borrowing Date for Sapphire Project the covenants in Sections 5.1(d), 5.3(d), (h), (i) and (j), 5.4(j), 5.6, 5.7 and 5.15 shall not apply to Sapphire Project or Sapphire Project Company:
1.1Existence, Properties. Except to the extent otherwise permitted by Section 6.5, each Obligor shall do, or cause to be done, all things necessary to:
(a)preserve and keep in full force and effect each Obligor’s legal existence;
(b)ensure that each Obligor remains or becomes a corporation, limited liability company or limited partnership, as the case may be, qualified to engage in business and in good standing in all jurisdictions in which the character of its properties or the transaction of its business make such qualification necessary;
(c)maintain, preserve and protect all permits, rights and privileges necessary for the proper conduct of each Obligor’s business and all franchises, licenses, patents, trade names, trademarks and copyrights owned by or licensed to it that are necessary or desirable in the normal conduct of such Obligor’s business; and
(d)ensure that the property used or useful in the conduct of any Obligor’s business is maintained and kept in good repair, working order and condition, and from time to time take all reasonable action to make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that, in the reasonable judgment of the Borrower, the business carried on in connection therewith may be properly and advantageously conducted.
1.2Payment of Indebtedness, Taxes. The Borrower shall pay, and shall cause each Obligor to pay, all of its Indebtedness and obligations in accordance with normal terms and trade practices and shall pay and discharge or cause to be paid or discharged all Taxes imposed upon any Obligor or upon any Obligor’s income and profits or upon any Obligor’s property, real, personal or mixed, or upon any part thereof, before the date on which penalties attach thereto, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrower shall not be required to pay and discharge, or cause any Obligor to pay or discharge, any such Indebtedness, obligation or Tax so long as it is Properly Contested. For purposes of this Agreement, any debt or obligation of, any tax, assessment, charge, levy or claim against, and any litigation or other legal proceeding involving, any Person shall be deemed to be “Properly Contested” only if (a) it shall be contested diligently and in good faith by appropriate proceedings, (b) such Person shall have assigned on its books adequate reserves with respect to any such debt, obligation or Tax so contested, and (c) no material portion of such Person’s assets shall be subject to encumbrance, loss or forfeiture by reason of such contest.

1.3Financial Statements, Reports, Etc. The Borrower shall furnish to the Administrative Agent (in reasonable detail satisfactory to the Administrative Agent):
(a)as soon as available but in any event no later than one hundred fifty (150) days after the close of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2023), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and the related Consolidated statements of income, members’ equity and cash flows for such fiscal year (provided that for the fiscal year ending December 31, 2023, such related Consolidated statements of income, members’ equity and cash flows shall be prepared for the stub year commencing the Closing Date and ending December 31, 2023), such Consolidated financial statements to be audited by, and accompanied by a report of, a firm of independent certified public accountants reasonably acceptable to the Administrative Agent, to the effect that such Consolidated financial statements have been prepared in conformity with GAAP consistently applied, which audit and accompanying report shall not contain any qualification or exception, together with a certificate of such accountants stating that, in connection with their audit of the Borrower and its Subsidiaries they have reviewed the provisions of this Agreement and that nothing has come to their attention to lead them to believe that any Event of Default hereunder exists or, if such is not the case, specifying such Event of Default and the nature thereof (it being understood that the examination of such accountants cannot be relied upon to give them knowledge of any Event of Default except as it relates to accounting or auditing matters);
(b)as soon as available but in any event no later than sixty (60) days after the end of each fiscal quarter of the Borrower (including the fourth fiscal quarter of each year), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the related Consolidated statements of income, members’ equity and cash flows for such fiscal quarter, all prepared internally in reasonable detail satisfactory to the Administrative Agent in accordance with GAAP consistently applied (subject to the absence of footnotes and year-end audit adjustments);
(c)concurrently with the financial statements specified in clause (b) of this Section, a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G hereto (a “Compliance Certificate”), (i) certifying that no Default or Event of Default has occurred and is continuing as of the date of delivery of such certificate, or if a Default or Event of Default is continuing, stating the nature thereof in reasonable detail and any action taken or proposed to be taken with respect thereto and (ii) on or after the Term Conversion Date, submitting calculations showing compliance with the financial covenant set forth in Section 6.16 for the fiscal period covered by such financial statements;
(d)commencing with the second calendar year to begin following the Term Conversion Date, as soon as available, but in any event no later than thirtieth (30th) day of each calendar year, a proposed updated Annual Operating Budget covering all Funded Projects with respect to such calendar year for the review and approval (not to be unreasonably withheld) by the Administrative Agent (in consultation with the Independent Engineer). Except with respect to the initial Annual Operating Budget delivered to the Administrative Agent and approved pursuant to Section 4.8(f), in the event that, pursuant to the immediately preceding sentence, the Annual Operating Budget is not approved by the Administrative Agent (in consultation with the Independent Engineer) or the Borrower has not submitted a proposed Annual Operating Budget in accordance with the terms and conditions herein, an operating budget including 110% of the relevant costs set forth in the Annual Operating Budget for the immediately preceding calendar year shall apply until the Annual Operating Budget for the then current fiscal year is approved. Copies of each final Annual Operating Budget adopted shall be furnished to the Independent Engineer and Administrative Agent promptly upon its adoption.

(e)as soon as available but in any event no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Borrower, a narrative discussion and analysis (in a management discussion analysis format) of the financial condition (including, but not limited to, pro forma projections) and results of operations of the Borrower and its Subsidiaries for such period (in form reasonably acceptable to the Administrative Agent or in the manner set forth in the relevant filing with the SEC to the extent contained therein) and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year;
(f)concurrently with the audited annual financial statements specified in Section 5.3(a), a narrative discussion and analysis (in a management discussion analysis format) of the financial condition (including, but not limited to, pro forma projections) and results of operations of the Borrower and its Subsidiaries for such period (in form reasonably acceptable to the Administrative Agent or in the manner set forth in the relevant filing with the SEC to the extent contained therein) and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the comparable periods of the previous year;
(g)promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(h)as to each Funded Project prior to Substantial Completion thereof, as soon as available but in any event no later than forty five (45) days after the end of each fiscal quarter of the Borrower, a progress report describing in reasonable detail (i) the status of construction of such Funded Project, (ii) the estimated date of Substantial Completion and Final Completion for such Funded Project, (iii) any material disputes, performance guarantees or warranty claims related to or against such Funded Project or the applicable Project Company and (iv) such other matters reasonably requested by the Administrative Agent;
(i)as to each Funded Project after Substantial Completion thereof, as soon as available but in any event no later than forty-five (45) days after the end of each fiscal quarter of the Borrower, a summary operating report for such Funded Project, in form and detail reasonably satisfactory to the Administrative Agent;
(j)as to each Funded Project, no later than ten (10) days after the end of each calendar month, copies of all material progress schedules and reports provided during the preceding calendar month to the Borrower or any Project Company under each EPC Contract for each Funded Project;
(k)with reasonable promptness, such information regarding insurance as is required by Section 5.7;
(l)with reasonable promptness, an updated forward curve of projected RIN prices from ICF Resources L.L.C., showing projected RIN prices sufficient for the Projects, provided to the Borrower or any Project Company; and
(m)with reasonable promptness, such other information regarding a Obligor as the Administrative Agent may reasonably request (including Borrower’s then-current estimate of the Hedge Termination Value for each Hedge Agreement entered into by the Project Companies pursuant to Section 6.1(i)).

(n)Documents required to be delivered pursuant to Section 5.3(a) or 5.3(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 3 (as updated from time to time); (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
1.4Notices. The Borrower shall furnish to the Administrative Agent, promptly upon acquiring or giving notice, or obtaining knowledge thereof, written notice of:
(a)the occurrence of any event which constitutes a Default or Event of Default hereunder, promptly (and in any event within three (3) Business Days) after any senior officer of the Borrower becomes aware that such event constitutes a Default or Event of Default;
(b)the commencement of any action or proceeding involving or affecting any Obligor or any Obligor’s properties or assets, an adverse determination of which could reasonably be expected to have a Material Adverse Effect;
(c)any (i) default or event of default under any Applicable Permit or Material Project Document, which could reasonably be expected to have a Material Adverse Effect, (ii) termination or nonrenewal of any Applicable Permit or Material Project Document, or receipt by any Obligor of any notice of termination or nonrenewal of any Applicable Permit or Material Project Document to which it is a party, which could reasonably be expected to have a Material Adverse Effect, (iii) material modification to any Applicable Permit or Material Project Document (together with a copy thereof), (iv) Additional Project Document (together with a copy thereof), and (v) event of force majeure asserted in writing under any Material Project Document (together with any related information and supporting documentation reasonably requested by the Administrative Agent);

(d)any litigation, investigation or proceeding which may exist at any time between any Obligor and any Governmental Authority, and which, of not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(e)the occurrence of any of the following events which could reasonably be expected to have a Material Adverse Effect: (i) any Reportable Event with respect to any Single Employer Plan (ii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or insolvency (within the meaning of Section 4245 of ERISA) of, any Multiemployer Plan; (iii) the institution of proceedings or the taking of any other action by the PBGC or any Obligor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or insolvency (within the meaning of Section 4245 of ERISA) of, any Single Employer or Multiemployer Plan; (iv) the occurrence or expected occurrence of any event or condition under which any Obligor or any Commonly Controlled Entity has incurred or could incur any liability in respect of a Former Plan, or (v) the occurrence of a Reportable Compliance Event;
(f)any event or circumstance which has had, or which could reasonably be expected to have, a Material Adverse Effect;
(g)(i) any Release of any Hazardous Substances, including any Release required to be reported under Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in Environmental Costs or could result in the imposition of any lien or other restriction on the title, ownership or transferability of any of the Projects; and (iii) any violation of, or liability under applicable Environmental Laws, which, in case of the preceding clauses (i), (ii) and (iii), could reasonably be expected to have a Material Adverse Effect;
(h)the execution by any Obligor of any new collective bargaining agreement or other labor contract, the recognition of any union or other labor organization as bargaining representative for a bargaining unit of employees of any Obligor, any pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting any Obligor and any actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the knowledge of the Borrower, threatened against any Obligor by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material;
(i)any written notice from any Governmental Authority (i) initiating or threatening the commencement of a proceeding or investigation against any Obligor or any of its Subsidiaries or (ii) alleging a violation of the regulations of any Governmental Authority, which, in case of the preceding clauses (i) and (ii), could reasonably be expected to have a Material Adverse Effect;
(j)any early cancellation, suspension or material change in the terms, coverage or amounts of any insurance described in Section 5.7; and
(k)any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

1.5Not Used.

1.6Books and Records; Inspection; Audits.
(a)    The Borrower shall, and shall cause each Obligor to, maintain proper books and records with respect to the operation of its business in accordance with GAAP consistently applied; the Borrower shall, and shall cause each Obligor to, permit authorized representatives of the Administrative Agent to visit and inspect from time to time upon reasonable written notice during business hours (or at any time after the occurrence and during the continuance of an Event of Default hereunder) any of the offices and other facilities of the Borrower or such other Obligor to examine the books and records of the Borrower or such Obligor and make copies or extracts therefrom, to examine the inventory and other assets of the Borrower or such other Obligor to conduct field examinations and collateral audits with respect to the assets of the Borrower or such other Obligor, and to discuss the affairs, inventory and accounts of the Borrower or such other Obligor with its officers and accountants; provided that such inspections, field examinations or audits shall not unreasonably interfere with business operations.
(b)    With respect to each Funded Project, the Borrower and the applicable Project Company shall, at the Borrower’s expense, permit the Independent Engineer to, not more than once each calendar quarter (unless an Event of Default shall have occurred and be continuing), visit the applicable Site and, prior to Substantial Completion of each such Funded Project, provide a report on the status of construction.
1.7Insurance. The Borrower shall (a) keep, and shall cause each Obligor to keep, its assets that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion, and other hazards insured against by extended coverage in amounts sufficient to prevent it from becoming a co-insurer (other than maintaining reasonable deductibles), and (b) maintain, and shall cause each Obligor to maintain, with financially sound and reputable insurers reasonably satisfactory to the Administrative Agent in consultation with the Insurance Consultant, insurance against hazards, risks and liability to persons and property and otherwise to the extent and in the manner customary for companies in similar business similarly situated, including all insurance coverage specified in Exhibit H-1 (as may be updated from time to time with the consent of the Borrower and the Administrative Agent), in the amounts and, in all material respects, on the terms and conditions specified therein, and (c) promptly upon request by the Administrative Agent, provide such other information regarding the insurance maintained by any Obligor as the Administrative Agent may reasonably require.
1.8Compliance with Laws Generally.
(a)The Borrower shall, and shall cause each Obligor to, observe and comply in all material respects with all Requirements of Law which now or at any time hereafter may be applicable to the Borrower or such other Obligor (including all applicable provisions of ERISA and the Code). Notwithstanding the foregoing, the Borrower shall, and shall cause each Obligor, to comply at all times with all applicable Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws.
(b)The Borrower shall, and shall cause each Obligor to maintain policies and procedures adequate to prevent any violations of applicable Anti-Corruption Laws, Sanctions, and Anti-Money Laundering Laws.
1.9Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each Obligor to,(a) comply with, and use all reasonable efforts to ensure compliance by its agents, invitees, and vendors with, all applicable Environmental Laws and obtain and comply with and maintain and use all reasonable efforts to ensure that all agents, invitees, and vendors obtain, comply with and maintain, any and all Permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required of it under Environmental Laws and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, (c) conduct its operations in a manner that will not Release, threaten to Release, or expose any property or Person to any Hazardous Substances; and (d) establish and implement such procedures as may be necessary to ensure that the foregoing obligations are timely and fully satisfied.
1.10Use of Proceeds.
(a)The Borrower shall apply the proceeds of the Term Loans solely (i) to pay Project Costs in accordance with the Construction Budget, (ii) to reimburse for Project Costs initially funded with the proceeds of equity contributions in excess of the Required Equity Contributions in accordance with the Construction Budget, and (iii) to pay all or a portion of the withdrawals and transfers specified in Section 3.1(b)(ii) and (b)(iii) of the Depositary Agreement.
(b)The Borrower may use the LC Facility from time to time during the applicable DSR Availability Period (i) to request the issuance of DSR Letters of Credit to (A) satisfy the DSR Required Balance and (B) to be used as credit support by any Funded Project in connection with a Material Project Document, and (ii) for other general business purposes not prohibited by this Agreement;
(c)The Borrower may use the proceeds of the DSR Loans after the Term Conversion Date (i) to satisfy the DSR Required Balance by depositing any Borrowings of DSR Loans into the Debt Service Reserve Account and (ii) for other general business purposes not prohibited by this Agreement;
(d)The Borrower shall apply the proceeds of any Incremental Term Loans solely (i) to pay Project Costs in accordance with the Construction Budget, (ii) to reimburse for Project Costs initially funded with the proceeds of equity contributions in excess of the Required Equity Contributions in accordance with the Construction Budget, and (iii) to pay all or a portion of the withdrawals and transfers specified in Section 3.1(b)(ii) and (b)(iii) of the Depositary Agreement; and
(e)Unless otherwise applied by the Administrative Agent or the Collateral Agent pursuant to the terms of this Agreement or the other Loan Documents, the Borrower shall apply all Project Revenues, equity contributions, Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds, Loss Proceeds (including with respect to a Total Loss (as defined in the Depositary Agreement), Title Event Proceeds (as defined in the Depositary Agreement), any other damages payments and Hedge Breaking Fees) solely for the purpose, and in the order and manner, provided for in the Depositary Agreement.
1.11Maintenance of Depositary Accounts. The Borrower shall maintain each Depositary Account to the extent required under the Depositary Agreement or any other applicable provision of any Loan Document.
1.12Interest Rate Secured Hedge Agreements. Beginning no later than ten (10) Business Days after the Closing Date, the Borrower shall cause each Project Company to obtain and maintain (unless replaced) Secured Hedge Agreements with one or more Hedge Banks covering an aggregate notional amount that shall equal at least 75% (but no more than 105%) of the principal balance of the Term Loans projected to be then outstanding (based on the Base Case Projections) as of each payment date occurring on or after the Term Conversion Date (based on the Base Case Projections’ sizing case) until the stated Maturity Date. Each Secured Hedge Agreement shall be on substantially similar legal and economic terms such that (i) no Permitted Hedge Counterparty shall have the right to designate an early termination date (howsoever defined or described) under a Secured Hedge Agreement unless all Permitted Hedge

Counterparties have the same right, (ii) the spread over the risk-free-rate and risk-free-rate itself in all Secured Hedge Agreements shall be the same and (iii) each Secured Hedge Agreement shall explicitly permit the novations and terminations contemplated by Section 2.11.2 hereof.

1.13Preservation of Rights and Security.
(a)The Borrower shall, and shall cause each Funded Project Company to, preserve, protect and enforce its material rights under the Material Project Documents, including, where prudent and reasonable, prosecution of suits to enforce any of such rights thereunder and enforcement of any material claims with respect thereto.
(b)From time to time as reasonably requested by the Administrative Agent, the Borrower shall at its expense promptly execute, acknowledge and deliver such further documents and do such other acts and things as either Agent may reasonably request in order to effect fully the express purposes of the Loan Documents. In furtherance and not in limitation of this Section 5.13(b), the Borrower shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are secured as provided under the terms of this Agreement and the Security Documents, including (i) correcting any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) doing, executing, acknowledging, delivering, recording, filing and registering any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Security Document.
1.14Construction, Performance Tests and Final Completion. For each Funded Project:
(a)The Borrower shall construct, or cause the construction of, such Funded Project in all material respects in accordance with the EPC Contracts and the approved plans and specifications thereunder, Prudent Industry Practices, Applicable Permits and applicable Requirements of Law.
(b)The Borrower shall permit the Administrative Agent and the Independent Engineer to witness and verify the Performance Tests of each Funded Project to the extent reasonably requested by the Administrative Agent and the Independent Engineer. The Borrower shall give the Administrative Agent and the Independent Engineer notice regarding any proposed Performance Test promptly following the Borrower’s receipt of such notice (and, in any event, no less than five (5) Business Days prior to any Performance Test). The Borrower shall forward to the Administrative Agent and the Independent Engineer the procedures to be used in the conduct of the Performance Test in connection with such notice. If, upon completion of any Performance Test, the Borrower believes that such Performance Test has been satisfied, it shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by reasonable supporting data.
(c)The Borrower shall use commercially reasonable efforts to cause Substantial Completion of each Funded Project to be achieved prior to the Date Certain.
(d)The Borrower shall cause each Funded Project to (i) complete the “Design Parameter Test” and “Reliability Test” (as defined or as similarly defined in the applicable EPC Contract) prior to the Date Certain, and (ii) use commercially reasonable efforts to achieve Final Completion by the “Guaranteed Final Completion Date” under the applicable EPC Contract. The Borrower shall permit Administrative Agent and the Independent Engineer to witness and verify, and shall take the other steps as provided for under clause (b) above, with respect to the foregoing Design Parameter Test, and Reliability Test.

1.15Operation and Maintenance of Projects; Annual Operating Budgets.
(a)The Borrower shall construct, keep, operate and maintain the Projects, or cause the same to be constructed, kept, maintained and operated (ordinary wear and tear excepted), in a manner consistent in all material respects with this Agreement and Prudent Industry Practices, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Projects in such condition.
(b)Commencing with the second full calendar year after the Term Conversion Date, O&M Costs shall be made in accordance with the Annual Operating Budget for the applicable calendar year delivered pursuant to Section 5.3(d) (or, prior to the end of the first full calendar year after the Term Conversion Date, the Annual Operating Budget delivered pursuant to Section 4.8(f)) except as set forth in this Section 5.15. Borrower may from time to time adopt an amended Annual Operating Budget for the remainder of any calendar year to which the amended Annual Operating Budget applies, and such amended Annual Operating Budget shall be effective as the Annual Operating Budget for the remainder of such calendar year upon the consent of Administrative Agent (in consultation with the Independent Engineer) to such amendment. Notwithstanding the foregoing and without necessitating any such amendment, Borrower may exceed the aggregate annual O&M Costs set forth in any Annual Operating Budget (including reasonable allowances for contingencies and working capital) by an amount not to exceed ten percent (10.0%) of the aggregate budgeted amount of fixed O&M Costs for the applicable calendar year.
1.16FERC Jurisdiction. The Borrower shall, and shall cause each other Obligor to, take any actions necessary to avoid regulation of the Borrower or any other Obligor (a) as a “natural gas company” as defined in the NGA with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters; provided, however, that (x) a Project Company may be a “natural gas company” solely with respect to wholesale sales of natural gas eligible for the Blanket Marketing Certificate, and (y) the Borrower shall, and shall cause each other Obligor to, take any actions necessary to ensure that such Project Company remains in compliance with the requirements of the Blanket Marketing Certificate, and (b) under state laws or any regulations of any State Commission.
1.17Equator Principles. Borrower shall (a) comply in all material respects with the Equator Principles to the extent the Equator Principles apply to the Borrower and each Project and (b) supply such available information and confirmation by the Independent Engineer and take all actions reasonably requested by such Lenders as subscribing Equator Principles Financial Institution in connection with such Lenders’ reporting obligations under the Equator Principles, and Borrower hereby consents to reporting of each Project’s name and such other information as may be reasonably requested by such Lenders pursuant to Annex II of the Equator Principles.
1.18Recognition Agreement. The Borrower shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, a fully executed Recognition Agreement within sixty (60) days after the Closing Date.
Article 6
NEGATIVE COVENANTS
Each Obligor hereby covenants and agrees that until the termination in full of the Commitments and the payment in full of the Obligations (other than contingent amounts not yet due), unless the Required Lenders shall otherwise consent in writing; provided that prior to the initial Borrowing Date for Sapphire Project, the covenants in Sections 6.20 and 6.23 shall not apply to Sapphire Project or Sapphire Project Company:

1.1Indebtedness. The Borrower shall not, and shall not permit any other Obligor to, create, incur, assume or suffer to exist any Indebtedness at any time, except (collectively, “Permitted Debt”):
(a)Indebtedness owing to the Lenders hereunder and under the other Loan Documents;
(b)Taxes that are not yet due and payable;
(c)Indebtedness constituting endorsements for collection or deposit in the ordinary course of business;
(d)unsecured Indebtedness to the extent constituting intercompany loans among the Obligors;
(e)Indebtedness with respect to surety bonds, appeal bonds, bid bonds, customs bonds or other obligations of like nature (including letters of credit) required in the ordinary course of business so long as the aggregate outstanding amount thereof at any time does not exceed $1,000,000;
(f)Indebtedness with respect to performance bonds required in the ordinary course of business so long as the aggregate outstanding amount thereof at any time does not exceed $1,000,000;
(g)customary obligations to banks in respect of netting services, overdraft protections and similar arrangements, in each case in connection with maintaining deposit accounts in the ordinary course of business;
(h)Indebtedness owing under Hedge Agreements that are permitted under Section 6.18;
(i)Indebtedness in the form of any Hedge Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in RINs and other Environmental Credit values or other commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in each such case so long as (i) the entering into of such Hedge Agreements are bona fide hedging activities and are not for speculative purposes, (ii) the obligations under such Hedge Agreements are not secured by Liens on the Collateral or Liens on other assets or properties of a Project Company, and (iii) such Hedge Agreements are consistent with the Borrower’s then-current Risk Management Policy.
(j)so long as no Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, any Obligor may incur additional Indebtedness in an aggregate amount for all such Indebtedness outstanding at any time pursuant to this Section 6.1(j) not to exceed $3,000,000; and
(k)to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business.
1.2Liens. The Borrower shall not, and shall not permit any other Obligor to, create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, except (collectively, “Permitted Liens”):
(a)Liens in favor of the Collateral Agent securing the Obligations;

(b)Liens for Taxes not delinquent or being Properly Contested and for which adequate reserves have been established in accordance with GAAP;
(c)Liens arising by virtue of the rendition, entry or issuance against any Subsidiary or any Subsidiary’s property of any judgment, writ, order or decree, to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder;
(d)deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance;
(e)mechanics’, workers’, carriers’, warehousemen’s, materialmen’s, suppliers’ or other like liens imposed by law or arising in the ordinary course of business with respect to obligations which are not due, which are bonded or discharged within thirty (30) days of the date of filing or which are being contested in good faith by appropriate proceedings and in respect of which, if applicable, an Obligor shall have set aside on its books reserves to the extent required in accordance with GAAP;
(f)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(g)deposits to secure the performance of bids, trade contracts or leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(h)zoning, building and other land use restrictions, easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of any Subsidiary;
(i)Liens securing a judgment for the payment of money not constituting an Event of Default under Section 7.1(h) or securing an appeal or other surety bond related to any such judgment;
(j)Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or security accounts or other funds or financial assets maintained with a creditor depository institution or securities intermediary; provided that such deposit account is not a dedicated cash collateral account in favor of such depository institution and the primary purpose of which is not to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such deposit account, and for returned items);
(k)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Subsidiary in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof; and
(l)real estate security deposits with respect to leaseholds in the ordinary course of business;

(m)so long as no Event of Default has occurred and is continuing or would result therefrom, Liens securing Indebtedness in an aggregate amount at any time not to exceed $3,000,000; and
(n)existing Liens listed on Schedule 6.2.
Notwithstanding anything to the contrary contained herein, the Borrower shall not, and shall not permit any other Obligor to, create, incur, assume or suffer to exist any mortgage, deed of trust or similar voluntary Lien securing Indebtedness for borrowed money or under a Hedge Agreement on any fee or leasehold real property interest held by the Borrower or any Subsidiary.
1.3Priority. The Liens in favor of the Collateral Agent on the Collateral securing the Obligations shall at all times be senior to all other Liens of third parties on the same Collateral to the extent such third party Liens secure any Grantor’s Indebtedness for borrowed money or obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, or guarantees of any of the foregoing.
1.4Contingent Liabilities. The Borrower shall not, and shall not permit any other Obligor to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon any obligation of any Person, except (a) by the endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (b) guarantees in favor of the Secured Parties hereunder and under the other Loan Documents, (c) guarantees of Indebtedness of a Subsidiary permitted under Section 6.1, and (d) guarantees of contracts entered into by a Subsidiary in the ordinary course of business for the sale of goods or the provision of services (and not for borrowed money).
1.5Merger and Consolidation; Acquisition and Disposition of Assets. Except as provided in Section 6.6, the Borrower shall not, and shall not permit any other Obligor to, enter into any merger, consolidation or voluntary dissolution, or lease or acquire all or substantially all of the assets of any Person or of any division or business unit of any Person, or sell, lease, license or otherwise dispose of any of its assets, except:
(a)so long as no Event of Default exists or would immediately result therefrom (i) any Obligor may merge, amalgamate or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a limited partnership, corporation or limited liability company organized under the Laws of the United States or (B) one or more other Obligors; and (ii) any Obligor (other than the Borrower) may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.6; provided that the continuing or surviving Person must be an Obligor;
(b)(i) dispositions of inventory, supplies, materials and equipment in the ordinary course of business, (ii) dispositions of surplus, obsolete, or worn out equipment or other property, (iii) dispositions of property not used or not useful or no longer used or useful in the conduct of the business of the Obligors, or (iv) dispositions, liquidations or use of Cash Equivalents;
(c)any Obligor (other than the Borrower) may sell, assign, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Obligor, provided that when an Grantor is the transferor in any such transaction, the transferee thereof shall also be a Grantor;
(d)the liquidation or dissolution of any Subsidiary if (i) the board of directors (or a Responsible Officer in lieu of the board of directors) of the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders, (ii) the Borrower provides written notice to the Administrative Agent of such liquidation or dissolution promptly upon, and in any event not later than thirty (30) days following, the effective date thereof (or such longer period as may be agreed by the Administrative Agent in its sole discretion), and (iii) all assets and property of such Subsidiary (after payment or other provision for the satisfaction of the creditors thereof) are transferred to an Obligor (provided, however, that (A) if such liquidation or dissolution is of a non-wholly owned Subsidiary, such assets and property may be transferred to the equity holders of such Subsidiary ratably in accordance with their respective Equity Interests therein and (B) if such liquidation or dissolution is of a Grantor, such assets and property may only be transferred to a Grantor); and
(e)[Not used.]
(f)unwinding of any Hedge Agreement in accordance with this Agreement.
1.6Investments. The Borrower shall not, and shall not permit any other Obligor to, make any Investments, except (collectively, “Permitted Investments”):
(a)Investments in cash and Cash Equivalents;
(b)Investments in Subsidiaries existing on, or contractually committed to as of, the date hereof and set forth in Schedule 6.6, and any modification, replacement, renewal or extension of the foregoing, provided that the amount of the original Investment is not increased;
(c)Investments arising from transactions by any Subsidiary with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(d)Investments constituting prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits provided to third parties, in each case, in the ordinary course of business;
(e)Hedge Agreements permitted pursuant to Sections 6.18;
(f)Investments by any Obligor in any other Obligor; and
(g)so long as no Event of Default has occurred and is continuing or would result from the incurrence of such Investments, any Obligor may make additional Investments in an aggregate amount at any time outstanding for all such Investments made pursuant to this Section 6.6(g) not to exceed $1,000,000.
1.7Change in Nature of Business. The Borrower shall not, and shall not permit any other Obligor to, engage at any time in any business or business activity other than the businesses engaged in on the Closing Date or activities incidental thereto.
1.8Transactions with Affiliates. The Borrower shall not, and shall not permit any other Obligor to, directly or indirectly, (a) transfer, sell, lease, assign or otherwise dispose of any of its assets to any Unrestricted Affiliate; (b) purchase or acquire assets from any Unrestricted Affiliate; (c) enter into any other transaction directly or indirectly with or for the benefit of any Unrestricted Affiliate; or (d) pay any fees or other compensation to any Unrestricted Affiliate in respect of services rendered in connection with the management or supervision of the management of the Borrower or such Subsidiary; provided, however, that any Obligor may enter into (i) any other transaction with any Unrestricted Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of goods, inventory or other assets in the ordinary course of business on terms that are no less favorable to such Obligor than those which might be obtained at the time from Persons other than its Affiliates and (ii) the transactions described on Schedule 6.8 (as the same may be updated from time to time on an Inclusion Date in accordance with Section 4.4(a)).
1.9Restricted Payments. The Borrower shall not, and shall not permit any other Obligor to, make any Restricted Payment, or set apart any sum for the purpose of making any Restricted Payment, other than:
(a)Restricted Payments made by any Subsidiary of the Borrower to the Borrower and to wholly-owned Subsidiaries of the Borrower;
(b)Restricted Payments made by the Borrower in the nature of dividends and other distributions to the holders of its Equity Interests before the Term Conversion Date, at such times as are provided for in the Depositary Agreement, but in any case, no more than once a quarter;
provided, however, with respect to this clause (b), that:
(i)the then-outstanding Term Loans are prepaid simultaneously with such Restricted Payment in an amount equal to the amount of the Restricted Payment;
(ii)Administrative Agent receives a written certification from the Borrower (confirmed by the Independent Engineer) that (A) any of the Initial Projects then under construction are forecasted to achieve Substantial Completion on or before the Date Certain, (B) the Project Costs included in the most recent Base Case Projections are an accurate estimate of the amount of Project Costs required for such Project to achieve Substantial Completion; and (C) Available Construction Funds for Initial Projects under construction are not less than the aggregate unpaid amount required to cause Final Completion for such Projects to occur in accordance with all Requirements of Law and the EPC Contracts;
(iii)At least one Initial Project shall have achieved Substantial Completion;
(iv)no Default has occurred and is continuing at such time, or would result therefrom;
(v)the average RIN price for the most recent published month released by the website of the U.S. Environmental Protection Agency at the time of the Restricted Payment is greater than the Downside Pricing; and
(vi)such Restricted Payments made pursuant to this Clause (b) do not exceed $5,100,000 in the aggregate.
(c) Permitted Tax Distributions;
provided, however, with respect to this clause (c), that:
(i)     no Default has occurred and is continuing at such time, or would result therefrom;

(ii)    the then-applicable Target Debt Balance has been achieved; and
(iii)    the Permitted Tax Distribution is not made during a Specified Calculation Period or during a period when a payment under Section 7.5 is payable but has not been made; and
(d)Restricted Payments made by the Borrower in the nature of dividends and other distributions to the holders of its Equity Interests after the Term Conversion Date, at such times as are provided for in the Depositary Agreement;
provided, however, with respect to this clause (d), that:
(i)     no Default has occurred and is continuing at such time , or would result therefrom;
(ii)    the then-applicable Target Debt Balance has been achieved;
(iii)    at the time of any such Restricted Payments (pro forma for such Restricted Payment, any Indebtedness incurred in connection therewith (including any Loans) and all other applicable pro forma adjustments), the Debt Service Coverage Ratio for the Calculation Period relating to the Quarterly Payment Date immediately preceding the proposed date of such Restricted Payment is greater than or equal to 1:40:1.00; provided that if such Quarterly Payment Date occurs less than twelve (12) months after the Term Conversion Date, the Debt Service Coverage Ratio shall be calculated for the number of full fiscal quarters occurring during the period from such date until such Quarterly Payment Date;
(iv)    the Debt Service Reserve Account is funded in the amount required by the Depositary Agreement (including through the issuance of one or more Letters of Credit);
(v)    the Term Conversion Date has occurred; and
(vi)    the Restricted Payment is not made during a Specified Calculation Period or during a period when a payment under Section 7.5 is payable but has not been made.
1.10Burdensome Agreements. The Borrower shall not permit any other Obligor to enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Obligor to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Obligor to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Obligor to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
1.11Local Accounts; Environmental Credits. The Borrower shall not, and shall not permit any Grantor to, (a) establish or maintain any Local Account with any bank that is not an Eligible Bank or (b) deposit, or direct any customer (which shall include OPAL Fuels Station Services LLC (f/k/a TruStar Energy LLC) as the purchaser of Environmental Credit pursuant to any Offtake Agreement) purchasing Environmental Credit to deposit, the proceeds from the sale of any Environmental Credit in any account that is not a Local Account.

1.12Formation or Acquisition of Subsidiaries. The Borrower shall not, and shall not permit any other Obligor to, form or acquire (including in connection with any Specified Acquisition), or create and hold equity interests in, any direct or indirect Subsidiary, or become a general or limited partner in any partnership or a joint venturer in any joint venture, in each case other than those which are in existence on the Closing Date, as shown on Schedule 6.12.
1.13Change in Fiscal Dates or Accounting Practices. The Borrower shall not, and shall not permit any other Obligor to, change its fiscal year or any of its fiscal quarters from those in effect on the date hereof or change any of its accounting or auditing policies, practices or procedures in effect on the date hereof, unless the Borrower has given the Administrative Agent not less than thirty days’ prior written notice of its intention to do so.
1.14Foreign Assets Control and Anti-Money Laundering Laws. The Borrower shall not, and shall not permit any other Obligor to, engage in any business or activity in violation of the Trading with the Enemy Act or any other Sanctions, any Anti-Corruption Laws, any Anti-Money Laundering Law, or any other law, regulation, order or directive enforced by any Compliance Authority.
1.15Name Changes, Charter Amendments, Etc. The Borrower shall not, and shall not permit any Obligor to, (a) change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, (d) otherwise amend, modify or waive any material term or provision of its organizational documents in any manner materially adverse to the rights or interests of the Credit Parties under the Loan Documents unless required by applicable Requirements of Law.
1.16Debt Service Coverage Ratio. Commencing on the first day of the first fiscal quarter following Term Conversion Date and calculated as of the last day of each fiscal quarter of the Borrower thereafter, the Borrower shall maintain for each Calculation Period a Debt Service Coverage Ratio of not less than 1.20:1.00, subject to the Borrower’s rights to implement an Equity Cure; provided that the Borrower shall be permitted to implement an Equity Cure for no more than two (2) consecutive fiscal quarters and no more than four (4) fiscal quarters in the aggregate prior to the Maturity Date.
1.17Not Used.
1.18Capital Expenditures. Upon and after the Term Conversion Date, the Borrower shall not, and shall not permit any other Obligor to, make any Capital Expenditures other than (a) Capital Expenditures consistent with the Annual Operating Budget, (b) Emergency Operating Costs to the extent such costs are Capital Expenditures or (c) to the extent such Capital Expenditures are funded by additional equity contributions made to the Borrower or the applicable Obligor by or on behalf of Opal Fuels or GFL.
1.19Hedge Agreements. The Borrower shall not, and shall not permit any other Obligor to, enter into any Hedge Agreement other than (i) a Secured Hedge Agreement with a Permitted Hedge Counterparty and (ii) as permitted by Section 6.1(i).
1.20Amendments to and Termination of Project Documents.
(a)The Borrower shall not, and shall not permit any other Obligor to, without the prior written consent of the Administrative Agent (acting in consultation with the Independent Engineer), such consent not to be unreasonably withheld, amend or otherwise modify any Material Project Document to which it is a party or give any consent, waiver or approval (each such amendment or modification, consent, waiver or approval being referred to herein as a “Project Document Modification”) thereunder (including any waiver of any default under or breach of any Material Project Document to which it is a party), or agree in any manner to any other amendment, modification or change of any term or condition of any Material Project Document to which it is a party; provided that, subject to the limitations in the succeeding “provided, further”, (i) any Project Document Modification for the purposes of incurring any expenditure permitted under Section 6.23(a), (ii) any change order permitted under Section 6.23(b), (iii) the extension of the term of a Material Project Document on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Borrower or any other Obligor party thereto), (iv) any Project Document Modification which (x) is not, individually or in the aggregate when taken together with previously executed Project Document Modifications, materially adverse to the rights or the interests of the Borrower or any other Obligor thereto, the applicable Project or the interests of the Credit Parties in the Collateral and (y) does not require the incremental expenditure by the Borrower or the Subsidiary party thereto of more than $1,000,000 in the aggregate, in each case, as certified by the Borrower, and the Borrower provides to the Administrative Agent a true, correct and complete copy of each such Project Document Modification, and (v) ministerial or administrative amendments, modifications, waivers, consents and approvals, shall not, in the case of each of the preceding clauses (i) through (v), require the consent of the Administrative Agent; provided further that (A) any Project Document Modification that (1) extends or postpones the date of or amends the definition of “Substantial Completion” or “Guaranteed Substantial Completion Date” (in each case, as defined in each of the EPC Contracts, as applicable), or any related concepts under the EPC Contracts, in each case past the Date Certain (2) extends the deadline for payment of any liquidated damages under the EPC Contracts, (3) modifies any performance guarantee to reduce in any material respect the level of such guaranteed performance thereunder, (4) modifies any defined term for liquidated damages or any related concept under the EPC Contracts, or reduces any liquidated damage amount under the EPC Contracts, (5) changes the definition of, procedures for or results of the Performance Tests, (6) modifies the limitations of liability, warranty, event of default or force majeure provisions of the EPC Contracts, (7) increases the fees or costs payable to Opal Parent or GFL Parent or any of their respective Affiliates under any construction management agreements or administrative management agreements, or (8) amends or modifies the Gas Supply Agreements or Gas Interconnection Agreements in any way, in the case of each of the preceding clauses (1) through (8), other than ministerial or administrative amendments, modifications, consents and approvals and, with respect to the preceding clauses (4), (5) and (6) only, such amendments, modifications, waivers, consents and approvals as would not reasonably be expected to be materially adverse to the rights or the interests of any of the Credit Parties under the Loan Documents or in the Collateral), or (9) could otherwise reasonably be expected to have a Material Adverse Effect, shall in each case require the consent of the Required Lenders (in consultation with the Independent Engineer), such consent not to be unreasonably withheld, and (B) any Project Document Modification that adversely affects the rights of any LC Issuer shall require the consent of such LC Issuer, such consent not to be unreasonably withheld. In each case where consent is not required pursuant to the terms of this Section 6.20(a), the Borrower shall deliver notice of such Project Document Modification not later than thirty (30) days after the execution thereof, to the Administrative Agent in a manner provided for in Section 10.1.
(b)The Borrower shall not, and shall not permit any other Obligor to, amend, supplement, waive or otherwise modify any Applicable Permit except for such actions that could not reasonably be expected to have a Material Adverse Effect.
(c)The Borrower shall not, and shall not permit any other Obligor to, enter into any Additional Project Document (including in replacement of any Material Project Document), without the Required Lenders’ prior written consent, such consent not to be unreasonably withheld.

1.21Hazardous Substances. Neither the Borrower nor any of its Subsidiaries shall Release any Hazardous Substances (a) in violation of any applicable Environmental Laws or Permits required under Environmental Laws or (b) in a quantity, type or location that would lead to liability pursuant to Environmental Laws Permits required under Environmental Laws, except in the case of either of the preceding clauses (a) and (b) as would not reasonably be expected to result in a Material Adverse Effect.
1.22ITC Matters.. Neither the Borrower nor any other Obligor shall assume obligations or liabilities in respect of any ITCs associated with a Project, including obligations or liabilities associated with the sale or transfer of ITCs pursuant to Section 6418 of the Code, unless Opal Fuels and GFL execute and deliver an agreement in form and substance reasonably acceptable to the Required Lenders indemnifying the Borrower and the other Obligors in respect of such obligations and liabilities (an “ITC Support Agreement”), together with such other documents reasonably requested by the Administrative Agent in respect of the ITC Support Agreement.
1.23Construction Budget Contingency; Change Orders.
(a)Changes to Construction Budget. The Borrower shall not, and shall not permit any Subsidiary to, amend or modify the Construction Budget for any Project, except for such changes as (i) expressly incorporate change orders approved or otherwise permitted pursuant to Section 6.23(b) or (ii) do not otherwise result, taking into account all prior amendments and modifications to the initial Construction Budget for such Project as previously approved pursuant to Section 4.1(a)(xii) (with respect to any Initial Project) or Section 4.4(a)(iii) (with respect to any Incremental Project), in a cumulative increase in the Project Costs for such Project reflected in such initial Construction Budget of greater than fifteen percent (15.0%) (provided that any such cumulative increase in the Project Costs for such Project shall be funded by additional equity contributions made to the Borrower or the applicable Subsidiary by or on behalf of Opal Fuels and GFL, and Borrower shall deliver to Administrative Agent such updated Construction Budget and have such changes reflected in the Base Case Projections for such Project), in each case without the prior consent of Required Lenders (in consultation with the Independent Engineer), such consent not to be unreasonably withheld.
(b)Change Orders. The Borrower shall not, and shall not permit any Obligor or Project Company to, accept, approve or otherwise enter into any change order (or similar amendment) under any EPC Contract without the prior written consent of the Administrative Agent (in consultation with the Independent Engineer), such consent not to be unreasonably withheld; provided that such consent shall not be required if: (i) such change order is (A) funded within the Construction Budget for such Project initially approved pursuant to Section 4.1(a)(xii) (with respect to any Initial Project) or Section 4.4(a)(iii) (with respect to any Incremental Project), as amended and modified to date in accordance with Section 6.23(a) (without taking into account the requested change order) including any contingency or reserve within the Construction Budget, (B) immaterial, of a technical nature and without monetary impact or the monetary impact is less than $1,000,000 or (C) funded by additional equity contributions made to the Borrower or the applicable Subsidiary by or on behalf of Opal Fuels or GFL; (ii) the Borrower is in compliance with Section 5.3(j); and provided, further that any change order (or similar amendment) that (1) extends or postpones the date of or amends the definition of “Substantial Completion” or “Guaranteed Substantial Completion Date” (in each case, as defined in each of the EPC Contracts, as applicable), or any related concepts under the EPC Contracts, in each case past the Date Certain, (2) extends the deadline for payment of any liquidated damages under the EPC Contracts, (3) modifies any performance guarantee to reduce in any material respect the level of such guaranteed performance thereunder, (4) modifies any defined term for liquidated damages or any related concept under the EPC Contracts, or reduces any liquidated damage amount under the EPC Contracts, (5) changes the definition of, procedures for or results of the Performance Tests, (6) modifies the limitations of liability, warranty, event of default or force majeure provisions of the EPC Contracts, (7) increases the fees or costs payable to Opal Parent or GFL Parent or any of their respective Affiliates under any construction management agreements or administrative management agreements, or (8) amends or modifies the Gas Supply Agreements or Gas Interconnection Agreements in any way, in the case of each of the preceding clauses (1) through (8), other than ministerial or administrative amendments, modifications, consents and approvals and, with respect to the preceding clauses (4), (5) and (6) only, such amendments, modifications, waivers, consents and approvals as would not reasonably be expected to be materially adverse to the rights or the interests of any of the Credit Parties under the Loan Documents or in the Collateral), or (9) could otherwise reasonably be expected to have a Material Adverse Effect, shall in each case require the consent of the Required Lenders (in consultation with the Independent Engineer), such consent not to be unreasonably withheld. In each case where consent is not required pursuant to the terms of this Section 6.23(b), the Borrower shall deliver notice of such change order (or similar amendment) not later than thirty (30) days after the execution thereof, to the Administrative Agent in a manner provided for in Section 10.1.
1.24Performance Tests; Substantial Completion. The Borrower shall not, and shall not permit any other Obligor to, materially revise any procedures in respect of the Performance Tests or accept the results of any Performance Test or any notice of Substantial Completion or Final Completion under the EPC Contracts without the prior consent of the Administrative Agent (in consultation with the Independent Engineer), such consent not to be unreasonably withheld.
1.25Energy Regulatory Status.
(a)The Borrower shall not, and shall cause each other Obligor not to, take any action or fail to act in any manner that would cause any Credit Party or any Affiliate of any Credit Party to become, solely as a result of the operation of a Project or the delivery or performance of any Loan Document or any transaction contemplated therein, subject to regulation under the NGA by FERC or under any state laws or any regulations applicable to a State Commission. The Borrower shall not, and shall cause each other Obligor or other Project not to, take any action or fail to act in any manner that would subject it to or cause it to not otherwise be exempt from, regulation by FERC as a “natural gas company” under the NGA or by a State Commission with respect to the transportation or sale of natural gas ; provided, however, that (A) a Project Company may be subject to regulation by FERC as a “natural gas company” solely with respect to wholesale sales of natural gas eligible for the Blanket Marketing Certificate, and (B) the Borrower shall not, and shall cause each other Obligor not to, take any action or fail to act in any manner that would cause any such Project Company to fail to comply with the requirements of the Blanket Marketing Certificate.
1.26Equity Commitment Letters.    The Borrower shall not, and shall not permit any other Obligor to, amend, supplement, waive, terminate (except as a result of a termination in accordance with its terms upon Final Completion or repayment in full of the Obligations) or otherwise modify, without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, any Equity Commitment Letter.
Article 7
EVENTS OF DEFAULT
1.1Events of Default. The occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder; provided that prior to the initial

Borrowing Date for Sapphire Project no Event of Default under Section 7.1(g), (h) or (k) shall apply with respect to the Sapphire Project or Sapphire Project Company:
(a)Payments. Any Obligor shall default (i) in the payment when due of any interest on any Loan or any LC Reimbursement Obligation, LC Fees or any Commitment Fee, or any fees or other amounts payable by it hereunder, under any Note or under any other Loan Document, and such default shall continue unremedied for a period of five (5) days or (ii) in the payment when due of any principal of any Loan or any LC Reimbursement Obligation; or
(b)Defaults Without Cure. Any Obligor shall default in the due observance or performance of any term, covenant or agreement contained in any of Sections 5.1(a), 5.4(a), 5.7, 5.10 or Article 6 on its part to be observed or performed; or
(c)Other Defaults. Any Obligor or (to the extent applicable) any Pledgor shall default in the due observance or performance of any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be observed or performed and such default shall continue unremedied for a period of thirty (30) days after written notice of such default shall have been given to the Borrower by the Administrative Agent specifying such default and requiring it to be remedied (provided and so long as such default is reasonably capable of being cured, such thirty (30) day cure period shall be extended to sixty (60) days so long as the Obligors are diligently pursuing such cure); or
(d)Breach of Representations and Warranties. Any representation or warranty made by any Obligor or (to the extent applicable) any Pledgor herein or in any other Loan Document, or any statement or representation made in any certificate, report or opinion delivered by any Obligor or (to the extent applicable) any Pledgor, or any officer of an Obligor or a Pledgor, pursuant to this Agreement or any other Loan Document shall prove to have been incorrect or misleading in any material respect when made; or
(e)Change of Control. A Change of Control shall occur; or
(f)Cross-Default. The Borrower or any other Obligor shall fail to make any payment when due (after giving effect to any applicable grace periods) on Indebtedness (including any Hedge Termination Payment) aggregating at least $3,000,000 (“Material Indebtedness”); or any Material Indebtedness shall be accelerated or shall be required to be paid prior to the stated maturity thereof or prior to any regularly scheduled dates of payment, or shall be required to be purchased by the Borrower or any Subsidiary prior to its stated maturity or regularly scheduled date of payment; or the Borrower or any Subsidiary shall default in the payment or performance when due of any term contained in, or any event or condition shall exist under, any agreement or instrument pursuant to which it has outstanding any Indebtedness if the effect of such default, event or condition is to cause, or permit holder(s) of such Indebtedness to cause (i) Material Indebtedness to become due and payable prior to its stated maturity or regularly scheduled dates of payment or (ii) the Borrower or any Subsidiary to be required to purchase or otherwise acquire Material Indebtedness; or
(g)Bankruptcy; Insolvency; Suspension. Any Subject Party shall be insolvent or shall generally cease paying, or be unable to pay, its debts as they become due or shall make any admission in writing to the foregoing effect; or a substantial part of the operations or business of any Subject Party shall be suspended and such suspension shall, in the opinion of the Administrative Agent, have a material adverse effect on the condition (financial or otherwise) or operations of the Obligors (taken as a whole) or on the ability of the Obligors (taken as a whole) to repay the Obligations; or any Subject Party shall make an assignment for the benefit of creditors, or shall commence (as debtor) a case under the Debtor Relief Laws, or shall commence any proceeding with respect to itself, or a substantial portion of its properties or assets, under any other insolvency, bankruptcy, arrangement, reorganization, liquidation, dissolution or similar law of the United States or any other jurisdiction, or shall apply for a trustee, receiver or custodian (however named) for all or a substantial portion of its properties or assets for the purpose of general administration of such properties or assets for the benefit of creditors or for any other purpose or shall take any action to authorize any of the foregoing actions; or a court or competent jurisdiction in the premises shall enter an order for relief against any Subject Party as a debtor in a case or proceeding under the Debtor Relief Laws; or any case or proceeding under the Debtor Relief Laws shall be commenced against any Subject Party and such case or proceeding shall remain undismissed, undischarged or unbonded for sixty (60) days or any Subject Party shall consent to or admit in writing the material allegations against it in any such case or proceeding; or any trustee, receiver or similar officer, however named, shall be appointed for all or a substantial part of the property of any Subject Party and such Subject Party shall consent thereto or such trusteeship or receivership shall continue for a period of sixty (60) days; or
(h)Judgments. One or more judgment or judgments for the payment of money the uninsured portion of which exceeds $3,000,000 in the aggregate for the Borrower and all Obligors and other Project Companies shall be rendered against the Borrower or any other Obligor and shall not be stayed, released, discharged or fully bonded within sixty (60) days after the issuance thereof; or
(i)ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the insolvency (within the meaning of Section 4245 of ERISA) or Reorganization of, a Multiemployer Plan, or (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in the Borrower’s or any Commonly Controlled Entity’s becoming responsible for any liability in respect of a Former Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could result in liability which could reasonably be expected to have a Material Adverse Effect; or
(j)Unenforceability. Any material portion of any Security Document or any other Loan Document shall cease to be in full force and effect, any Security Document shall cease to be effective to grant to the Administrative Agent a perfected security interest in the Collateral described therein, with the priority purported to be created thereby (subject to Permitted Liens), or any Pledgor or any Obligor shall assert, or institute any proceedings seeking to establish, that any provision of any Loan Document is invalid, not binding or unenforceable; or
(k)Abandonment. (i) any Obligor shall announce that it is abandoning any Initial Project or any other Funded Project, or (ii) the construction or operation of any Initial Project or any other Funded Project shall be abandoned for a period of more than ninety (90) consecutive days for any reason (other than force majeure, but only so long as any such Obligor is diligently attempting to end any outage resulting therefrom). For the avoidance of doubt, none of (A) scheduled maintenance of any Project, (B) repairs to any Project, whether or not scheduled, (C) a forced outage or scheduled outage of any Project, (D) a Casualty Event, (E) an Event of Eminent Domain or (F) any other event that is not caused by or due to the fault of any Obligor, shall constitute abandonment of such Project, so long as the Borrower is diligently attempting to end any outage resulting therefrom; or
(l)Project Document Defaults.
(i)Obligor Breach. Any Obligor shall be in breach in any material respect of, or in default in any material respect under, a Material Project Document and such breach or default shall continue unremedied for the period of time under such Material Project Document which any Obligor has available to it in which to remedy such breach or default; or
(ii)Third Party Breach and Bankruptcy.
(A)Selected Material Project Documents. Any counterparty to a Material Project Document shall be in breach of, or in default under, any Real Property Agreement, EPC Contract, Offtake Agreement, Gas Supply Agreement or Gas Interconnection Agreement; provided that no Event of Default shall occur as a result of any such breach or default if (i) in the case of any breach or default not involving bankruptcy, insolvency or similar proceedings of such counterparty to a Material Project Document, (A) such breach or default is cured within ninety (90) days from the time the Borrower obtains knowledge of such breach or default or (B) the applicable Obligor or Project Company enters into a Replacement Project Document with a Replacement Obligor within such ninety (90) day period or (ii) in the case of a breach or default involving bankruptcy, insolvency or similar proceedings of such counterparty to a Material Project Document, (A) the applicable counterparty to a Material Project Document is substantially performing its remaining obligations with respect to the Material Project Documents to which it is a party, if any, and has affirmed, within the time prescribed by law (not to exceed thirty (30) days), any Real Property Agreement, EPC Contract, Offtake Agreement, Gas Supply Agreement or Gas Interconnection Agreement to which it is a party, as applicable, or (B) the applicable Obligor or Project Company enters into a Replacement Project Document with a Replacement Obligor within such thirty (30) day period; or
(B)Other Material Project Documents. Any counterparty to a Material Project Document shall be in breach of, or in default under, any other Material Project Document (for avoidance of doubt, not covered under clause (A) above) and such breach or default could reasonably be expected to have a Material Adverse Effect; provided that no Event of Default shall occur as a result of any such breach or default if (i) in the case of any breach or default not involving bankruptcy, insolvency or similar proceedings of such counterparty to a Material Project Document (A) such breach or default is cured within ninety (90) days from the time Borrower obtains knowledge of such breach or default or (B) the applicable Obligor or Project Company enters into a Replacement Project Document with a Replacement Obligor within such ninety (90) day period or (ii) in the case of a breach or default involving bankruptcy, insolvency or similar proceedings of such counterparty to a Material Project Document, (A) the applicable counterparty to a Material Project Document is substantially performing its remaining obligations with respect to the Material Project Documents to which it is a party, if any, and has affirmed, within the time prescribed by law (not to exceed thirty (30) days), the Material Project Documents to which it is a party or (B) the applicable Obligor or Project Company enters into a Replacement Project Document with a Replacement Obligor within such thirty (30) day period; or
(C)Termination of Material Project Documents. (A) (x) Any Material Project Document shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Material Project Document) or (y) any provision of any Material Project Document shall for any reason cease to be valid and binding on any party thereto (other than the applicable Obligor or Project Company party thereto), other than any such failure to be valid and binding which could not reasonably be expected to have a Material Adverse Effect and except, in the case of the foregoing clause (A)(x) or (y), to the extent that (1) such provision is restored or replaced by a replacement provision in form and substance (I) with respect to any EPC Contract, Offtake Agreement, Gas Supply Agreement or Gas Interconnection Agreement, reasonably acceptable to the Required Lenders within a thirty (30) day period thereafter or (II) with respect to any other Material Project Document, reasonably acceptable to the Administrative Agent within a ninety (90) day period thereafter, or (2) the applicable Obligor or Project Company enters into a Replacement Project Document with a Replacement Obligor within (I) with respect to any EPC Contract, Offtake Agreement, Gas Supply Agreement or Gas Interconnection Agreement, thirty (30) days thereafter or (II) with respect to any other Material Project Document, ninety (90) days thereafter; or
(m)Material Permits. Any material Permit shall have been revoked and (i) such material Permit has not been reinstated or replaced or (ii) such revocation has not otherwise been cured within ninety (90) days thereof; or
(n)Date Certain. The Term Conversion Date has not occurred by the Date Certain; or
(o)Equity Commitment Letters. (i) each Equity Commitment Letter shall cease to be in full force and effect (except as a result of a termination in accordance with its terms upon Final Completion or repayment in full of the Obligations), or Opal Fuels or GFL, as applicable, shall assert, or institute any proceedings seeking to establish, that any provision of such Equity Commitment Letter is invalid, not binding or unenforceable; (ii) upon the occurrence and during the continuation of a “Cost Overrun” (as defined in each Equity Commitment Letter), Opal Fuels or GFL, as applicable, shall fail to make a “Contingent Incremental Equity Commitment Demand” (as defined in each Equity Commitment Letter) and such failure continues for five (5) Business Days; (iii) Opal Fuels or GFL, as applicable, shall default in the payment when due of any amount payable by it under such Equity Commitment Letter, and such default shall continue unremedied for a period of ten (10) Business Days; or (iv) any Pledgor shall default in the due observance of performance of any term, covenant or agreement contained in Section 6(k) of the Non-Recourse Pledge Agreement on its part to be observed or performed.
1.2Waivers. The Borrower hereby waives, to the extent permitted by applicable law, (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or of any other Loan Document), protests, notices of protest, notices of intent to accelerate and notices of dishonor in connection with the Notes and the Term Loans and (b) any requirement of diligence or promptness on the part of the Administrative Agent or any Lender in the enforcement of its rights under the provisions of this Agreement or any other Loan Document.
1.3Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement or any other Loan Document to the contrary, and subject to all applicable Requirements of Law, after the exercise of remedies provided for in Section 7.4 (or after the Term Loans have automatically become immediately due and payable and the Commitments have been automatically terminated as set forth in the proviso to Section 7.4), any amounts received on account of the Obligations (including all amounts collected or received by Administrative Agent on account of the Obligations or in respect of the Collateral) shall, subject to the provisions of Section 2.11.2, be applied by the Administrative Agent in the following order:

(a)FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents in connection with enforcing its rights and the rights of Lenders under this Agreement and any other Loan Document, and any protective advances funded by Administrative Agent with respect to the Collateral under or pursuant to the terms of this Agreement or any other Loan Document;
(b)SECOND, to payment of any fees owed to the Agents pursuant to the Loan Documents;
(c)THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement or any other Loan Document;
(d)FOURTH, to the payment of all Obligations arising under this Agreement or any other Loan Document consisting of accrued fees and Interest Expense or ordinary course settlement payments (including Secured Hedge Obligations);
(e)FIFTH, to the payment of the outstanding principal amount or termination payments of the Obligations (including Secured Hedge Obligations) arising under this Agreement or any other Loan Document and to Cash Collateralize the LC Exposure under this Agreement;
(f)SIXTH, to all other Obligations arising under this Agreement, the other Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
(g)SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders (so long as it is not a Defaulting Lender) shall receive (so long as it is not a Defaulting Lender) an amount equal to its Proportionate Share of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.
Notwithstanding the foregoing, Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof. Each holder of Secured Hedge Obligations that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 8 for itself and its Affiliates as if a “Lender” party hereto.
1.4Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take or direct the Collateral Agent to take any or all of the following actions:
(a)declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated, or of each LC Issuer to issue, renew or extend any Letter of Credit;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)Apply or execute upon any amounts on deposit in any Depositary Account or Local Account, or any proceeds or any other moneys of the Borrower on deposit with Administrative Agent, Collateral Agent, Depositary Agent or any other Credit Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; or draw upon any DSR Letter of Credit held by Administrative Agent, Collateral Agent or Depositary Agent as security;
(d)require that the Borrower Cash Collateralize the LC Exposure in an amount equal to 102.5% of the outstanding amount thereof;
(e)without any obligation to do so, make disbursements or Loans to or on behalf of the Borrower or disburse amounts from any Depositary Account or Local Account to cure (i) any Default or Event of Default hereunder or (ii) any default and render any performance under any Project Document as the Required Lenders in their sole discretion may consider necessary or appropriate, to preserve or protect the Collateral or for any other reason. All amounts so expended, together with interest thereon at the Default Rate, shall be repaid by Borrower to the Administrative Agent or the Collateral Agent on demand and shall be secured by the Loan Documents, notwithstanding that such expenditures, together with the Loans, may exceed the aggregate Commitments; and
(f)exercise on behalf of itself and the Lenders and other Credit Parties, or direct the Collateral Agent to so exercise, any and all rights and remedies available to it, the Collateral Agent or the Lenders under the Loan Documents;
provided that upon the occurrence of an event described in Section 7.1(g), the Commitment of each Lender to make Loans and each LC Issuer to issue, renew or extend any Letter of Credit, shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent, any Lender or any LC Issuer.
1.5Determination of an Event of Default. Notwithstanding anything to the contrary set forth in this Article 7, and to the extent an event or circumstance solely related to a Project Company or a particular Project (including with respect to any actions taken or required to be taken hereunder by a Project Company or any Obligor in respect of such Project or such Project Company), other than in respect of an Initial Project, has occurred under any of Sections 7.1(c), (d), (g), (h), (k), (l) and (m) that would, but for this Section 7.5, trigger an Event of Default, such event or circumstance, at the Borrower’s written request to the Administrative Agent, which request shall be exercisable only once under this Agreement, shall not be, and shall not be deemed to have caused or result in, an Event of Default, Default, breach, default or other violation of this Agreement, for a period of time not to exceed (x) five (5) Business Days after the end of the applicable cure period specified in Sections 7.1(c), (g), (h), (k), (l)(ii) or (m) or (y) twenty (20) Business Days after the end of the applicable cure period specified in Sections 7.1(d) or (l)(i) (the “Specified Calculation Period”), if:
(a)the Base Case Projections Re-run performed after the occurrence of the relevant event or circumstance and before the end of the Specified Calculation Period results in the maximum aggregate amount of Term Loans meeting the Debt Service Sizing Parameters being equal to or greater than the then-outstanding or Term Loans; or
(b)the Borrower makes a prepayment of the outstanding principal amount of the Obligations in accordance with Section 2.1.7(c)(v) and, taking into account the making of such prepayment of the Obligations, the Base Case Projections Re-run performed after the occurrence of the relevant event or circumstance and before the end of the Specified Calculation Period results in the maximum aggregate amount of Term Loans meeting the Debt Service Sizing Parameters being equal to or greater than the then outstanding Term Loans; provided that (i) to the extent that the aggregate amount of such prepayment is equal to or less than $500,000, the Borrower may make such prepayment of the Obligations with and to the extent of amounts on deposit in the Revenue Account and the Distribution Suspense Account on the each Repayment Date that are available pursuant to priority ninth of Section 3.3(b) of the Depositary Agreement and Section 3.12(b) of the Depositary Agreement until such prepayment of the Obligations is made in full and (ii) the Borrower shall otherwise make such prepayment of the Obligations with additional equity contributions to the Borrower no later than ten (10) Business Days after the Independent Engineer has approved such Base Case Projections Re-run. Notwithstanding the above, if amounts on deposit in the Revenue Account are not sufficient to make such prepayment of the Obligations from funds available at priority ninth of Section 3.3(b) of the Depositary Agreement and Section 3.12(b) of the Depositary Agreement, in no event shall (A) additional equity contributions be required to be made to the Borrower to make such prepayment of the Obligations in part or full or (B) any failure by the Borrower to make such prepayment of the Obligations be in itself an additional Event of Default under this Agreement. So long as the Borrower timely makes the prepayment of the Obligations required by this Section 7.5(b), in no event shall there be an Event of Default, Default, breach, default or other violation of this Agreement arising from or otherwise attributable to such specific event or circumstance. If Base Case Projections Re-run is not performed by the end of the Specified Calculation Period or a mandatory prepayment is not timely made as required by this Section 7.5(b), and the relevant event or circumstance remains uncured, the event of circumstance shall constitute an Event of Default.
Article 8
GUARANTY
1.1Guaranty of the Obligations. Subject to the provisions of Section 8.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
1.2Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 8.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 8.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2.
1.3Payment by Guarantors. Subject to Section 8.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Lenders as aforesaid.
1.4Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent and indemnification obligations for which no claim has been asserted). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability;
(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and the Administrative Agent or any Lender with respect to the existence of such Event of Default;
(d)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; provided that, without limiting the generality of the foregoing, if any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(f)the Administrative Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent or any Lender may have against any such security, in each case as the Administrative Agent in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one (1) or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(g)this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent and indemnification obligations for which no claim has been asserted)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Administrative Agent’s or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Pledgor, any Obligor or any Subsidiary of an Obligor to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against the Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
1.5Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of the Administrative Agent and Lenders: (a) any right to require the Administrative Agent or any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the any Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Administrative Agent’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
1.6Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent or any Lender. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against the Borrower, to all right, title and interest a Lender may have in any such collateral or security, and to any right the Administrative Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and paid in full (other than contingent and indemnification obligations for which no claim has been asserted) in cash, such amount shall be held in trust for the Administrative Agent and shall forthwith be paid over to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
1.7Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent and Lenders and shall forthwith be paid over to the Administrative Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
1.8Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent and indemnification obligations for which no claim has been asserted). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
1.9Authority of Guarantors or the Borrower. It is not necessary for the Administrative Agent to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
1.10Financial Condition of Borrower. Neither the Administrative Agent nor any Lender shall have an obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by the Administrative Agent or any Lender.
1.11Bankruptcy, Etc.
(a)So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors, the Administrative Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
1.12Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Administrative Agent or any other Person effective as of the time of such sale.
1.13Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor that is not an “eligible contract participant” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act (determined prior to giving effect to this Section 8.13) for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Hedge Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Article 9
AGENT
1.1Appointment and Authorization.
(a)Each Lender (including in each case in its capacity as, or on behalf of its Affiliate that is, a holder of Secured Hedge Obligations) and LC Issuer hereby irrevocably appoints Bank of Montreal, Chicago Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof or are reasonably incidental thereto, as determined by the Administrative Agent. The provisions of this Article 9 are for the benefit of the Agents and the Lenders and LC Issuers, and no Pledgor nor any Obligor shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)Wilmington Trust, National Association shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in each case in its capacity as, or on behalf of its Affiliate that is, a holder of Secured Hedge Obligations, and any other Permitted Hedge Counterparties) and LC Issuers hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender or LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Obligors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Wilmington Trust, National Association, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.2(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
1.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (or if applicable LC Issuer) as any other Lender (or if applicable LC Issuer) and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” or “LC Issuers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or LC Issuers.
1.3Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing or Section 9.1, each Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders and LC Issuers as shall be expressly provided for herein or in the other Loan Documents), provided that the an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose an Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or LC Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Pledgors or the Obligors or any of their Affiliates, that is communicated to, obtained by or in the possession of, an Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders or LC Issuers by an Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders or LC Issuers as shall be necessary, or as an Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.3 and 7.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. An Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to an Agent (in the case of the Collateral Agent and the Depositary Agent, to a Trust Officer) by the Borrower or a Lender or an LC Issuer; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to an Agent.
1.4Reliance by the Agents. An Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement,

instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. An Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, an Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless an Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Term Loan. An Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
1.5Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. An Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of an Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. An Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
1.6Resignation of Administrative Agent or Collateral Agent.
(a)The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, LC Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent may (but shall not be obligated to) on behalf of the Lenders and LC Issuers, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above, provided that in no event shall any such successor Administrative or Collateral Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by any Requirement of Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent or Collateral Agent, as applicable,

shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent (other than as provided in Section 2.7.4(e) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, respectively, and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders or LC Issuers and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent or Collateral Agent.
Any corporation or national association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any resulting from any such conversion, sale, merger, consolidation or transfer to which the Collateral Agent is a party, will be and become the successor Collateral Agent under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
1.7Non-Reliance on the Administrative Agent and the Other Lenders. Each Lender and LC Issuer expressly acknowledges that no Agent has made any representation or warranty to it, and that no act by an Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Opal Parent, GFL Parent any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender or LC Issuer as to any matter, including whether the Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender and LC Issuer represents to each of the Agents that it has, independently and without reliance upon the Agent, any other Lender or LC Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Pledgors, the Obligors and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon the Agents, any other Lender or LC Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Opal Fuels, GFL or the Obligors. Each Lender and LC Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or LC Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or LC Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and LC Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and LC Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or LC Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
1.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers or any other agent or similar title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender or LC Issuer hereunder.
1.9Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Opal Parent, GFL Parent or any Obligor, the Administrative Agent or the Collateral Agent (at the written direction of the Administrative Agent) (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, LC Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, LC Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, LC Issuers and the Agents under Sections 2.99 and 10.2) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to an Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and LC Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.9 and 10.2.
Nothing contained herein shall be deemed to authorize an Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or LC Issuer to authorize an Agent to vote in respect of the claim of any Lender or LC Issuer in any such proceeding.
The Lenders and LC Issuers (including any Affiliate providing Secured Hedge Agreements) hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Requirements of Law in any other jurisdictions to which a Pledgor or an Obligor is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Requirements of Law. In connection with any such credit bid and purchase, the Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (k) of Section 10.3), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata, as a result of which each of the Lenders and LC Issuers shall be deemed to have received a pro rata portion of any Equity Interests or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender, LC Issuer or other holder of Obligations or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders and LC Issuers pro rata and the Equity Interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender, LC Issuer or other holder of Obligations or any acquisition vehicle to take any further action.
1.10Collateral and Guaranty Matters. Without limiting the provisions of Section 9.9, each Lender and LC Issuer (including in its capacity as a potential provider Secured Hedge Agreements) irrevocably authorizes the Collateral Agent (at the written direction of the Administrative Agent):
(a)to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable provider of such products shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not an Obligor, (iii) that constitutes an “Excluded Asset” (as such term is defined in the Security Agreement), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.3; and
(b)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Collateral Agent at any time, the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Grantor such documents as such Grantor may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Collateral Agent shall not be responsible for the validity, sufficiency, value, genuineness, ownership or transferability of, or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Pledgor or any Obligor in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or LC Issuers for any failure to monitor or maintain any portion of the Collateral. The Collateral Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to the Loan Documents or (ii) enable the Collateral Agent to exercise and enforce its rights under the Loan Documents with respect to such pledge and security interest. In addition, the Collateral Agent shall have no responsibility or liability (i) in connection with the acts or omissions of the Borrower in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.
In the event that any Collateral shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Collateral, the Collateral Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Collateral Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the other parties hereto or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
1.11Secured Hedge Agreements. No holder of Secured Hedge Obligations that obtains the benefits of Section 7.3, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or LC Issuer and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder thereof, as the case may be.
1.12Certain ERISA Matters.
(a)Each Lender and LC Issuer (x) represents and warrants, as of the date such Person became a Lender or LC Issuer party hereto, to, and (y) covenants, from the date such Person became a Lender or LC Issuer party hereto to the date such Person ceases being a Lender or LC Issuer (as applicable) party hereto, that at least one of the following is and will be true:
(i)such Lender or LC Issuer is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s or LC Issuer’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or LC Issuer’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender or LC Issuer is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or such LC Issuer to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or LC Issuer, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such LC Issuer’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or LC Issuer.
(b)In addition, unless either (1) clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or LC Issuer or (2) a Lender or LC Issuer has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding subsection (a), such Lender LC or Issuer further (x) represents and warrants, as of the date such Person became a Lender or LC Issuer party hereto, to, and (y) covenants, from the date such Person became a Lender or an LC Issuer party hereto to the date such Person ceases being a Lender or LC Issuer (as applicable) party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Pledgors, the Borrower or any other Obligor, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender or LC Issuer involved in such Lender’s or LC Issuer’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
1.13Additional Collateral Agent Exculpatory Provisions.
(a)The Collateral Agent:
(i)shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of a Federal Reserve Bank wire or telex or other wire or communication facility;
(ii)shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder;
(iii)shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the applicable Person pursuant to the provisions of this Agreement unless such Person shall have offered to the Collateral Agent security or indemnity (satisfactory to the Collateral Agent in its sole and absolute discretion) against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction;
(iv)not be responsible or liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action; and
(v)shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Collateral Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Collateral Agent or for any third person or dealing as principal for its own account. The parties hereto acknowledge that the Collateral Agent is not providing investment supervision, recommendations, or advice.
(b)The permissive rights of a Collateral Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Collateral Agent shall not be answerable for other than its gross negligence or willful misconduct.
(c)Notwithstanding anything to the contrary herein, the Collateral Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon, except for the delivery and filing of tax information reporting forms required to be delivered and filed with the Internal Revenue Service.

(d)If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Collateral Agent is in doubt as to the action to be taken hereunder, the Collateral Agent may, at its option, after sending written notice of the same to the Administrative Agent and the Borrower, refuse to act until such time as it (a) receives a final non-appealable order of a court of competent jurisdiction or (b) receives a written instruction, executed by each of the parties involved in such disagreement or dispute, in a form reasonably acceptable to the Collateral Agent. The Collateral Agent will be entitled to act on any such written instruction or final, non-appealable order of a court of competent jurisdiction without further question, inquiry or consent. The Collateral Agent may file an interpleader action in a state or federal court, and upon the filing thereof, the Collateral Agent will be relieved of all liability and will be entitled to recover reasonable and documented out-of-pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.
(e)Neither the Collateral Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of any other party to the Loan Documents, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Collateral Agent may assume performance by all such Persons of their respective obligations. The Collateral Agent shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person. The Collateral Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than the Loan Documents to which it is a not party, whether or not an original or a copy of such agreement has been provided to the Collateral Agent.
Article 10
MISCELLANEOUS
1.1Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, if to the Borrower, any Agent, any Lender or LC Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 3.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other materials and/or information provided by or on behalf of the Borrower to the Credit Parties hereunder (collectively, “Borrower Materials”) may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites), including by posting communications to Debt Domain, IntraLinks, or a substantially similar electronic transmission system (the “Platform”), pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article 2 if such Lender or LC Issuer has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. Any Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, an LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Pledgor’s, the Borrower’s, any other Obligor’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. The Collateral Agent and each other Lender or LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender and LC Issuer agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender or LC Issuer.
(e)Reliance by Agents and Lenders. The Agents and the Lenders and LC Issuers shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Obligors shall indemnify each Agent, each

Lender, each LC Issuer and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with an Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
1.2Expenses, Indemnity.
(a)The Obligors jointly and severally agree to pay, promptly upon demand of any Agent or any Lender or LC Issuer, as applicable, whether or not the transactions contemplated hereby are consummated, the following fees, out-of-pocket disbursements, costs and other expenses, Taxes and charges: (i) the reasonable and documented fees and disbursements of counsel for such Person in connection with the preparation of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, (ii) the reasonable fees and disbursements of counsel for such Person in connection with any amendment, supplement or modification of this Agreement or any other Loan Document, and any consent or waiver hereunder or thereunder (or any such instrument which is proposed but not executed and delivered); (iii) all reasonable costs and expenses incurred by such Person in connection with due diligence, (iv) all inspection, appraisal, environmental and technical fees, survey charges, title premiums and any other charges and fees incurred in connection with perfecting the Collateral Agent’s security interests in the Collateral; and other reasonable expenses incurred by any Agent or any Lender or LC Issuer in connection with the Loan, (v) all expenses and administrative fees incurred by such Person in connection with the performance of any inspections, field examinations or audits performed by such Person or any of its agents or representatives with respect to any Pledgor, any Obligor, its books and records, or any of its assets (including the inspections, examinations and audits referred to in Article 5 and the preparation of reports with respect thereto as set forth herein, provided that prior to the occurrence of an Event of Default, the Obligors shall only pay such fees and expenses for one such inspection, examination or audit in any calendar year), and (vi) all Other Taxes. The Obligors further jointly and severally agree to pay, promptly upon demand by any Agent, all expenses incurred by any Agent or any Lender or LC Issuer, as applicable, in connection with the enforcement or preservation of any rights and remedies with respect to the Obligor or any of its assets hereunder or under any other Loan Document, including all costs of collection, all reasonable fees and disbursements of counsel, and all out-of-pocket expenses of such Person.
(b)The Borrower and each other Obligor shall indemnify each Agent (and any sub-agent thereof), each Lender, each LC Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and out-of-pocket charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Pledgor, the Borrower or any other Obligor) other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any Incremental Term Loan or the use or proposed use of the proceeds therefrom, (iv) any actual or alleged presence or Release of Hazardous Substances at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Projects, the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Pledgor, the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 2.7.4, this Section 10.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)To the extent that the Obligors for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to an Agent (or any sub-agent thereof) or any Related Party thereof, each Lender and LC Issuer severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s or such LC Issuer’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s or LC Issuer’s share of the aggregate unused Commitments and outstanding Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender or LC Issuer), such payment to be made severally among them based on such Lender’s or LC Issuer’s Proportionate Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders and LC Issuers under this subsection (c) are subject to the provisions of Section 2.11.
(d)To the fullest extent permitted by applicable Requirements of Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
(f)The agreements in this Section and the indemnity provisions of Section 10.1(e) shall survive the resignation of any Agent, the replacement of any Lender or LC Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, and shall be in addition to any other obligations or liabilities of the Pledgors or the Obligors to any Agent or any Lender or LC Issuer hereunder, under any other Loan Document, or at common law or otherwise.
1.3Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Pledgors, the

Borrower or any other Obligor therefrom, shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and the Borrower or the applicable other Obligor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Sections 4.1 or 4.2 without the written consent of all Lenders and LC Issuers party hereto;
(b)extend or increase any Commitment of any Lender or LC Issuer without the written consent of such Lender or LC Issuer;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders or LC Issuers (or any of them) hereunder or under any other Loan Document without the written consent of each Lender and LC Issuer directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, the Loans or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender and LC Issuer directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest or any fee payable hereunder;
(e)change the definition of the term Proportionate Share without the written consent of each Lender and LC Issuer;
(f)change any provision of Section 7.3, this Section or the definition of “Lenders”, “LC Issuers” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders or LC Issuers required to amend, waive, consent or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder, without the written consent of each Lender or LC Issuer, as applicable;
(g)change the pro rata treatment of payment under the Loan Documents, including any provision of Section 2.8 or Section 7.3, without the written consent of each Lender and LC Issuer;
(h)release any Guarantor from its Guarantee Obligations hereunder or under the Guaranties or release the Liens under any of the Security Documents on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender and LC Issuer;
(i)amend, waive or modify the definitions of “Acceptable Credit Provider” or “Eligible Bank”, without the written consent of each Lender;
(j)change any definitions or any other provision in a manner that would alter the nature of the secured position of the Lenders or LC Issuers or a Lender’s or LC Issuer’s entitlement to a pro rata allocation of the Collateral securing the Obligations upon a termination or acceleration of the Obligations, without the prior written consent of each Lender and LC Issuer;

(k)extend the stated expiration date of a Letter of Credit beyond the Term Conversion Date or the Maturity Date, as applicable, without the prior written consent of each Lender directly affected thereby and the applicable LC Issuer;
(l)change the order of priority of payments set forth in Sections 3.1(b) and 3.3(b) of the Depositary Agreement, without the prior written consent of each Lender and LC Issuer adversely affected thereby;
(m)amend, modify or otherwise affect the rights, powers, immunities, privileges or duties of an Agent or an LC Issuer without the prior written consent of such Agent or such LC Issuer, as applicable; or
(n)extend or otherwise amend the definitions of “DSR Availability Period”, “Term Loan Availability Period” or “Term Loan Availability Period Termination Date”, without the prior written consent of each Lender and LC Issuer adversely affected thereby;
(o)except as expressly provided herein, change the definition of “Target Debt Balance” or “Required Target Debt Balance Amortization Payment” or amend Section 3.3(b)(vii) of the Depositary Agreement, without the written consent of each Lender;
(p)without the prior written consent of each Lender and LC Issuer directly affected thereby, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, including by subordination of the Liens on any material portion of the Collateral under the Loan Documents;
(q)modify or waive Section 10.7(a) in any manner that would permit an assignment by Borrower of its rights or obligations under this Agreement except as expressly permitted hereunder; or
(r)extend the Date Certain (or amend the definition of “Substantial Completion Date” in a way that allows for it to occur after the Date Certain or of “Term Conversion” in a way that allows for it to occur after the Date Certain) or the Maturity Date or reduce the principal amount of any outstanding Loans or Notes or reduce the rate or change the time of payment of interest due on any Loan; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” (but not to a rate less than zero) or to waive any obligation of Borrower to pay interest at the Default Rate;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders and LC Issuers required above, affect the rights, powers, immunities, privileges or duties of such Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Commitment of such Lender or LC Issuer may be increased or extended without the consent of such Lender or LC Issuer and the principal amount owing to any Defaulting Lender shall not be reduced without its consent, and (ii) at the discretion of any Lender or LC Issuer, such Lender or LC Issuer may purchase the interest of any Defaulting Lender hereunder at par and obtain an assignment of one hundred percent such Lender’s or such LC Issuer’s right, title and interest under this Agreement and the other Loan Documents. Notwithstanding the fact that the consent of all the Lenders and LC Issuers is required in certain circumstances as set forth above, (A) each Lender and LC Issuer is entitled to vote as such Lender or LC Issuer sees fit on any reorganization plan that affects the Loans or LC Exposure, and each Lender and LC Issuer acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (B) the Required Lenders may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.
1.4No Waiver; Cumulative Remedies. No failure by any Lender or LC Issuer or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
1.5ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
1.6Survival. All covenants, agreements, representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate or other document delivered pursuant hereto or such other Loan Documents or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loan hereunder, and unless specified otherwise, shall continue in full force and effect until the Term Loans, Incremental Term Loans, if applicable, and all other Obligations shall have been indefeasibly paid in full and all Commitments have terminated. All such representations and warranties have been or will be relied upon by the Agents and each Lender and LC Issuer, regardless of any investigation made by any Agent or any Lender or LC Issuer or on their behalf and notwithstanding that any Agent or any Lender or LC Issuer may have had notice or knowledge of any Default at the time of any Loan.
1.7Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of any Pledgor, the Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.7(b), (ii) by way of participation in accordance with the provisions of Section 10.7(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.7(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.7(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender or LC Issuer may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and LC Reimbursement Obligations at the time owing to it); provided that with respect to any DSR Lender which sells, assigns, transfers, negotiates or otherwise disposes of a portion of one or more of its DSR Loan

Commitments (including, for purposes of this Section 10.7(b), LC Loans made hereunder and LC Reimbursement Obligations), the consent of any LC Issuers shall be required (such consent not to be unreasonably withheld); and provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount (if any) of the assigning Lender’s or LC Issuer’s Commitments and all Loans or LC Reimbursement Obligations under any Facility at the time owing to it or in the case of an assignment to a Lender or LC Issuer, an Affiliate of a Lender or LC Issuer or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in subparagraph (i)(1) of this Section 10.7(b), the aggregate amount of the Commitments and principal outstanding balance of the Loan of a particular Facility of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)Required Consents. No consent of the Borrower or Administrative Agent shall be required for any assignment nor shall any other consent be required except: (1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) will be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment, or (B) such assignment is to a Lender or LC Issuer, an Affiliate of a Lender or LC Issuer or an Approved Fund; provided that the Borrower will be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and (2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender or LC Issuer, an Affiliate of a Lender or LC Issuer or an Approved Fund.
(iii)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided, that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender or LC Issuer). The assignee, if it is not a Lender or LC Issuer, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iv)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender or LC Issuer hereunder, would constitute any of the foregoing Persons described in this clause (B).
(v)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
(vi)Proportionate Amounts. Each partial assignment with respect to any Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s or LC Issuer’s rights and obligations under this Agreement with respect to the Class of Loans and Commitment assigned under such Facility.

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans of the applicable Facility previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans under the applicable Facility in accordance with its Proportionate Share with respect to such Facility. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.7(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.9 and Section 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.7(d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments to each Facility of, and principal amounts (and stated interest) of the Loans of each Facility owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, Administrative Agent or any LC Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans or LC Reimbursement Obligations owing to it under either Facility); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the LC Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.2(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 10.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to Section 10.7(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7(b). To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.1 as though it were a Lender. Each Lender that sells a participation will, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender will have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as Administrative Agent) will have no responsibility for maintaining a Participant Register.
(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.7.4 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.7.5 as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

1.8Set-off. In addition to any rights and remedies of the Agents and Lenders provided by applicable law, each Agent, each Lender and each LC Issuer shall have the right, with the express consent of the Administrative Agent and without prior notice to any Pledgor or any Obligor, any such notice being expressly waived by each Pledgor and each Obligor, to the extent permitted by applicable law, upon the occurrence of an Event of Default to set off and appropriate and apply against any amount then due and payable by any Pledgor or any Obligor to any Agent, any Lender and any LC Issuer hereunder or under any other Loan Document, any and all deposits (general or special, time or demand, provisional or final), and any other credits, indebtedness or claims, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, any Lender or LC Issuer or any branch or agency thereof to or for the credit or the account of such Pledgor or such Obligor.
1.9GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
1.10JUDICIAL PROCEEDINGS.
(a)EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY LC ISSUER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST PARENT OR ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.
1.11WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.12Further Assurances. At any time and from time to time, upon the request of Administrative Agent, each Pledgor or the Borrower shall, and shall cause each other Obligor to, execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments, and shall take or refrain from taking such other action, as such Person may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loan.
1.13Integration Clause. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Pledgors, the Obligors, the Agents, the LC Issuers and the Lenders and supersede all prior agreements and understandings, whether written or oral, between the parties hereto relating to the subject matter of this Agreement.
1.14Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, without invalidating the remainder hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

1.15Counterparts; Electronic Signatures.
(a)This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Obligor and each Agent and each Lender and LC Issuer agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 10.15(a) may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery or retention. The Agents and each of the Lenders and LC Issuers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agents are not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, each Agent and each of the Lenders and LC Issuers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor or any Lender without further verification and (b) upon the request of any Agent or any Lender or LC Issuer, any Electronic Signature shall be promptly followed by such manually executed counterpart.
(b)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)Each Obligor and each Lender and LC Issuer hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against each Agent, each Lender, each LC Issuer and each Related Party for any liabilities arising solely from the Administrative Agent’s or any Lender’s or LC Issuer’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of any Pledgor or any Obligor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

1.16Acknowledgements. Each Obligor hereby acknowledges that:
(a)it has been represented and advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)neither any Agent nor any Lender nor any LC Issuer has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between such Persons, on one hand, and any Pledgor or such Obligor, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;
(c)no joint venture is created hereby or by the other Loan Document or otherwise exists by virtue of the transactions contemplated hereby between or among any Pledgor, any Obligor, any Agent or any Lender or LC Issuer; and
(d)this Agreement contains a waiver of trial by jury. In waiving trial by jury, each Pledgor and each Obligor hereby knowingly, intentionally, voluntarily, and unconditionally waives any and all rights it has or may have to prior notice and an opportunity for hearing and to trial by jury under the constitutions and laws of the United States and the State of New York.
1.17USA Patriot Act Notice. Each Lender and LC Issuer that is subject to the Patriot Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Pledgor, the Borrower and each other Obligor, which information includes the name and address of Opal Parent, GFL Parent, the Borrower and each other Obligor and other information that will allow such Lender, LC Issuer or such Agent, as applicable, to identify each Pledgor, the Borrower and each other Obligor in accordance with the Patriot Act. The Borrower and each other Obligor shall, promptly following a request by any Agent or any Lender or LC Issuer, provide all documentation and other information that the Agent or such Lender or LC Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, any Anti-Money Laundering Law and Sanctions.
1.18Waiver of Subrogation. Each Obligor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which the Obligor may now or hereafter have against any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Person’s property (including any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
1.19Accord and Satisfaction. The Borrower agrees not to send Administrative Agent or any Lender or LC Issuer payments marked “paid in full,” “without recourse,” or similar language. If the Borrower sends such a payment, the Administrative Agent or such Lender may accept it without losing any of its rights under this Agreement or any Note, and the Borrower will remain obligated to pay any further amounts owed or that may become owed to the Administrative Agent or such Lender or LC Issuer.
1.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
1.21Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event any of the Pledgors, the Borrower or any Subsidiary of Borrower that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.21, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
1.22Payment Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender or LC Issuer, or any Agent or any Lender or LC Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender or LC Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and LC Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.23No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Pledgors, the Obligors and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) Each Pledgor and each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Pledgor and each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Pledgor or any Obligor or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Lender has any obligation to any Pledgor or any Obligor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Pledgors, the Borrower, the other Obligors and their respective Affiliates, and neither any Agent nor any Lender has any obligation to disclose any of such interests to any Pledgor, the Borrower, any other Obligor or any of their respective Affiliates. To the fullest extent permitted by law, each Pledgor and each Obligor hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

1.24Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by any Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
1.25Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to any Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information (including financial information) received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses assets, operations or condition (financial or otherwise), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities laws.
1.26Erroneous Payment.
(a)Each Lender and each LC Issuer hereby agrees that if the Administrative Agent notifies a Lender, LC Issuer or other Credit Party who has received funds on behalf of a Lender, LC Issuer or other Credit Party (any such Lender, LC Issuer or other Credit Party (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent, any of its sub-agents or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, LC Issuer, other Credit Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender, LC Issuer or other Credit Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent (or its sub-agent) the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent (or its sub-agent) in same day funds at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 10.26(a) shall be conclusive, absent manifest error. For avoidance of doubt, for purposes of this Section 10.26, any payments made by the Administrative Agent shall include payments made by its sub-agent (including any paying agent) and payments made from any account of such sub-agent (including any paying agent) in accordance with Section 9.5.
(b)Without limiting immediately preceding Section 10.26(a), each Lender, LC Issuer or other Credit Party (and each of their respective successors and assigns) hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its sub-agents or Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its sub-agents or Affiliates) with respect to such Erroneous Payment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its sub-agents or Affiliates), or (z) that such Lender, LC Issuer or other Credit Party otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case, it acknowledges and agrees that an error and mistake has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender, LC Issuer or other Credit Party shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent (or any of its sub-agents or Affiliates) for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender, LC Issuer or other Credit Party agrees that, in each such case, it shall promptly (and, in all events, within one (1) Business Day of its knowledge (or deemed knowledge) of such error)

notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent or its sub-agent or Affiliate the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender, LC Issuer or other Credit Party to the date such amount is repaid to the Administrative Agent (or its sub-agent or Affiliate) in same day funds at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Obligors hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender, LC Issuer or other Credit Party that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender, LC Issuer or other Credit Party with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Obligors unless, for the avoidance of doubt, such Erroneous Payment (or portion thereof) that is not recovered from such Lender, LC Issuer or other Credit Party is with respect to any funds paid by any Obligor to the Administrative Agent, in which case such Erroneous Payment shall be deemed to be an optional prepayment of the Obligations owed to such Lender, LC Issuer or other Credit Party paid in accordance with this Agreement.
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender or LC Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or LC Issuer at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender or LC Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or LC Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or LC Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning LC Issuer shall cease to be a Lender or LC Issuer, as applicable, hereunder with respect to and to the extent of such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning LC Issuer, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment

Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(i)Subject to Sections 10.7(b)(ii) and (iv), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or LC Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or LC Issuer (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, LC Issuer or other Credit Party, to the rights and interests of such Lender, LC Issuer or Credit Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided that this Section 10.26(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further that, for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent (or its sub-agents or Affiliates) for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)The obligations, agreements and waivers under this Section 10.26 of each of the Administrative Agent (together with its sub-agents and Affiliates), Lenders or LC Issuers shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the

Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
1.27Amendment and Restatement. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated. After the Closing Date, and pursuant to the terms of this Agreement and the Assignment and Assumption (Borrower), all obligations of the Obligors under the Existing Credit Agreement shall become Obligations of the Obligors hereunder as modified hereby, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.3 of the Existing Credit Agreement.
1.28Acknowledgment of Liability. Each of the parties hereto acknowledge that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing of the Borrower under the Loan Documents shall be debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Borrower generally and with respect to each series of the Borrower.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized representatives, as of the day and year first above written.

BORROWER:

PARAGON RNG LLC,
a Delaware limited liability company

By:  /s/ Jonathan Maurer
Name: Jonathan Maurer
Title: Authorized Person

GUARANTORS:

SAPPHIRE RNG LLC,
a Delaware limited liability company

By:  /s/ Jonathan Maurer
Name: Jonathan Maurer
Title: Authorized Person

EMERALD RNG LLC,
a Delaware limited liability company

By:  /s/ Jonathan Maurer
Name: Jonathan Maurer
Title: Authorized Person

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

ADMINISTRATIVE AGENT:

BANK OF MONTREAL, CHICAGO BRANCH,
as Administrative Agent

By:  /s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director
[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:  /s/ Kevin Pennant
Name: Kevin Pennant
Title: AVP, Project Finance

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

LENDERS:

BANK OF MONTREAL, CHICAGO BRANCH,
as a Lender

By:  /s/ Timothy Chin
Name: Timothy Chin
Title: Managing Director

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

INVESTEC BANK PLC,
as a Lender

By:  /s/ Steven Cowland
Name: Steven Cowland
Title: Authorised Signatory

By:  /s/ Shelagh Kirkland
Name: Shelagh Kirkland
Title: Authorised Signatory

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

COMERICA BANK,
as a Lender

By:  /s/ Patrick C Snow
Name: Patrick C Snow
Title: Senior Vice President

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]

Acknowledged and Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Depositary Agent

By:  /s/ Kevin Pennant
Name: Kevin Pennant
Title: AVP Project Finance

[Signature Page to A&R Credit and Guaranty Agreement Paragon RNG LLC]